Exhibit 2
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
WILLBROS GROUP, INC.,
CO MERGER SUB I, INC.,
HO MERGER SUB II, LLC
AND
INFRASTRUX GROUP, INC.
DATED AS OF MARCH 11, 2010

i

v

     The following exhibits and schedules have been omitted, and the Registrant agrees to furnish supplementally a copy of such omitted exhibits and schedules to the Securities and Exchange Commission upon its request.
Exhibits

Exhibit A	Company Shareholder
Exhibit B	Articles of Merger of Merger I
Exhibit C-1	Articles of Merger of Merger II
Exhibit C-2	Certificate of Merger of Merger II
Exhibit D	Earnout Calculation
Exhibit E	Sample EBITDA Calculation
Exhibit F	Form of Escrow Agreement
Exhibit G	Indebtedness to be Paid Off
Exhibit H-1	Tax Representation Letter of Parent and the Merger Subs
Exhibit H-2	Tax Representation Letter of the Company
Exhibit I-1	Officers of Parent
Exhibit I-2	Officers of the Company
Exhibit J	Form of Noncompetition Agreement
Exhibit K	2010 Budget for the Surviving Company and its Subsidiaries
Exhibit L	Parent Preferred Stock Terms

List of Schedules
Company Disclosure Schedule

Section 3.1	Organization and Qualification; Subsidiaries
Section 3.3.2	Convertible Securities
Section 3.3.3	Contractual Obligations Regarding Capital Stock
Section 3.5	No Conflict; Required Filings and Consents
Section 3.6	Permits; Compliance With Law
Section 3.7.1	Financial Statements
Section 3.7.2	Accounts Payable and Hedging Transactions
Section 3.7.3	Undisclosed Liabilities
Section 3.9	Absence of Certain Changes or Events
Section 3.10.1	Company Benefit Plans
Section 3.10.4	Section 409A
Section 3.10.5	Multiemployer Plans
Section 3.10.6	Excess Parachute Payments
Section 3.10.7	Post-Employment Benefits
Section 3.11.1	Labor and Other Employment Matters
Section 3.11.2	Severance and Change in Control Payments
Section 3.12.1	Material Contracts
Section 3.12.2	Validity
Section 3.13	Litigation
Section 3.14	Environmental Matters
Section 3.15	Intellectual Property
Section 3.17.2	Taxes – Statute of Limitations
Section 3.17.4	Taxes – Pending Actions
Section 3.17.7	Taxes – Tax Sharing Agreements
Section 3.17.8	Taxes – Consolidated Tax Returns
Section 3.18	Insurance
Section 3.19	Affiliate Transactions
Section 3.22	Investments
Section 3.23	Indebtedness
Section 3.24	Customers
Section 3.25	FCPA
Section 3.29	Powers of Attorney; Bank Accounts
Section 5.1	Conduct of Business by the Company Pending the Closing
Section 5.20	Tax Refunds

Parent Disclosure Schedule

Section 4.1	Parent Subsidiaries
Section 4.3	Capitalization
Section 4.5	No Conflict; Required Filings and Consents
Section 4.6	Permits; Compliance With Law
Section 4.7	SEC Filings; Financial Statements
Section 4.9	Absence of Certain Changes or Events
Section 4.10	Employee Benefit Plans
Section 4.11	Labor and Other Employment Matters
Section 4.12	Material Contracts
Section 4.13	Litigation
Section 4.14	Environmental Matters
Section 4.15	Intellectual Property
Section 4.17	Taxes
Section 4.18	Insurance
Section 4.19	Affiliate Transactions
Section 4.25	Indebtedness
Section 4.26	Customers and Suppliers
Section 4.29	FCPA
Section 5.2	Conduct of Business by Parent and the Merger Subs Pending the Closing

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of March 11, 2010 (this “Agreement”), is by and among Willbros Group, Inc., a Delaware corporation (“Parent”), Co Merger Sub I, Inc., a newly formed Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Ho Merger Sub II, LLC, a newly formed Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), and InfrastruX Group, Inc., a Washington corporation (the “Company”). Capitalized terms used herein shall have the respective meanings ascribed thereto in Section 10.3 hereof.
RECITALS
     WHEREAS, the respective Boards of Directors (or other comparable governing authority or body) of each of Parent, Merger Sub I, Merger Sub II, and the Company have adopted and approved and declared advisable this Agreement and the Mergers (as defined below) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Washington Business Corporation Act, as amended (the “WBCA”), and the Delaware Limited Liability Company Act, as amended (the “DLLCA”);
     WHEREAS, in order to effectuate the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the WBCA and the DLLCA, as applicable: (i) Merger Sub I will merge with and into the Company with the Company as the surviving corporation (“Merger I”), and (ii) immediately following the effectiveness of Merger I, the Company will merge with and into Merger Sub II, with Merger Sub II as the surviving entity (“Merger II” and, together with Merger I, the “Mergers”);
     WHEREAS, for United States federal income tax purposes, the parties hereto intend that the Mergers qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (the “Treasury Regulations”), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g);
     WHEREAS, as a condition to the willingness of each party hereto to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Parent and the shareholder of the Company set forth in Exhibit A on the date hereof are entering into a Stockholder Agreement (the “Stockholder Agreement”), which Stockholder Agreement shall become effective upon the Effective Time; and
     WHEREAS, the respective Boards of Directors (or other comparable governing authorities or bodies) of Parent, the Company, Merger Sub I, and Merger Sub II have determined that the Mergers are in the best interests of their respective shareholders or members, and the respective Boards of Directors of Parent, the Company, Merger Sub I and Merger Sub II have determined to recommend that the Mergers be approved by their respective shareholders or members.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:
ARTICLE I
THE MERGERS
          Section 1.1 The Mergers. At the Effective Time, upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the WBCA, Merger Sub I shall be merged with and into the Company, and the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation in Merger I (the “Surviving Entity I”). Immediately following the Effective Time, upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the WBCA and the DLLCA, Surviving Entity I will be merged with and into Merger Sub II, and the separate corporate existence of Surviving Entity I shall cease. Merger Sub II shall continue as the surviving entity of Merger II (the “Surviving Company”).
          Section 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 717 Texas Avenue, Houston, Texas 77002 (or such other place as agreed by the parties) on April 30, 2010, or, if later, the second Business Day following the date on which all of the conditions set forth in Article VI are satisfied or, if permissible, waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver thereof), unless the parties hereto agree to another date. The date on which the Closing actually occurs or is deemed to have occurred is hereinafter referred to as the “Closing Date.”
          Section 1.3 Effective Times. Upon the Closing, the parties shall file with the Secretary of State of the State of Washington (the “Washington Secretary of State”) the articles of merger (including the plan of merger for Merger I) substantially in the form set forth as Exhibit B and any other appropriate documents for Merger I (in any such case, the “First Articles of Merger”) executed in accordance with the relevant provisions of the WBCA and shall make any other filings required under the WBCA in connection with Merger I. Merger I shall become effective at such time as the First Articles of Merger are duly filed with the Washington Secretary of State, or at such other time as the parties hereto may agree and specify in the First Articles of Merger (the time Merger I becomes effective being the “Effective Time”). Subject to the provisions of this Agreement, concurrently with or as soon as practicable following the Effective Time, the parties hereto shall duly execute and file: (a) with the Washington Secretary of State the articles of merger (including the plan of merger for Merger II) substantially in the form set forth as Exhibit C-1 and any other appropriate documents for Merger II (the “Second Articles of Merger” and, together with the First Articles of Merger, the “Articles of Merger”) executed in accordance with the relevant provisions of the WBCA, and (b) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger substantially in the form set forth as Exhibit C-2 and any other appropriate documents for Merger II (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DLLCA, and shall make any other filings required under the WBCA and the DLLCA in connection with Merger II. Merger II shall become effective at such time as the Second Articles of Merger are duly filed with the Washington Secretary of State and the Certificate of Merger is

duly filed with the Delaware Secretary of State, or at such later time as the parties may agree and specify in the Second Articles of Merger and the Certificate of Merger (the time Merger II becomes effective being the “Second Effective Time”).
          Section 1.4 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement, in Sections 23B.11.060 and 23B.11.110(2) of the Revised Code of Washington, as amended, Section 18-209 of the DLLCA, and any other applicable provisions of the WBCA and the DLLCA. Without limiting the generality of the foregoing: (a) at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Entity I, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Entity I, and (b) at the Second Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Surviving Entity I shall vest in the Surviving Company, and all debts, liabilities and duties of the Surviving Entity I shall become the debts, liabilities and duties of the Surviving Company.
          Section 1.5 Articles of Incorporation; Certificate of Formation. At the Effective Time, the Company Articles of Incorporation shall be amended in their entirety to read as did the Merger Sub I Articles of Incorporation, as in effect immediately prior to the Effective Time, except that the name of the Company shall remain unchanged, and as so amended the Articles of Incorporation of the Surviving Entity I shall continue in full force and effect until thereafter amended or changed as provided therein or by applicable Law, subject to Section 5.16.1. At the Second Effective Time, the Merger Sub II Certificate of Formation, as in effect immediately prior to the Second Effective Time, shall be the Certificate of Formation of the Surviving Company, except that the Certificate of Formation of the Surviving Company shall be amended to change the name of the Surviving Company to “InfrastruX Group, LLC,” until thereafter amended or changed as provided therein or by applicable Law, subject to Section 5.16.1.
          Section 1.6 Bylaws; Limited Liability Company Agreement. At the Effective Time, the bylaws of the Company shall be amended in their entirety to read as did the bylaws of Merger Sub I, as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Entity I until thereafter amended or changed as provided therein or by applicable Law, subject to Section 5.16.1. At the Second Effective Time, the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Company, until thereafter amended or changed as provided therein or by applicable Law, subject to Section 5.16.1.
          Section 1.7 Directors and Officers. At the Effective Time, the directors of Merger Sub I immediately prior to the Effective Time shall be the directors of the Surviving Entity I, until their respective resignation, removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified or until otherwise provided by Law and the Amended Articles of Incorporation and Amended Bylaws of the Surviving Entity I. At the Effective Time, each of the officers of Merger Sub I immediately prior to the Effective Time shall be the officers of the Surviving Entity I and shall hold the same respective offices each of them held with the Surviving Entity I immediately prior to the Effective Time, until their respective resignation, removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified or until otherwise provided by Law and the Amended Articles of Incorporation and Amended Bylaws of the Surviving Entity I. At the Second Effective Time, the managers and officers of Merger Sub II immediately prior to the Second Effective Time shall be the respective managers and officers of the Surviving Company, until their respective resignation, removal or otherwise ceasing to be a manager or an officer or until their respective successors are duly elected and qualified or until otherwise provided by Law and the Certificate of Formation and the limited liability company agreement of the Surviving Company.
ARTICLE II
Conversion of Securities; Exchange of Certificates
          Section 2.1 Conversion of Company Common Stock. By virtue of the Mergers and without any action on the part of Parent, the Merger Subs, the Company or the holders of any of the following securities:
          Section 2.1.1 Conversion of Company Preferred Stock. Immediately prior to the Effective Time, each share of Company Preferred Stock issued and then outstanding shall have been converted (the “Conversion”) into such number of shares of Company Common Stock as is determined pursuant to the Statement of Rights and Preferences of the 15% Senior Redeemable Convertible Cumulative Preferred Stock of the Company (the “Statement of Rights”). After the Effective Time, all such shares of Company Preferred Stock and all shares of Company Common Stock issued in the Conversion shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate and each Book-Entry Share which, immediately prior to the Effective Time, represented such shares shall thereafter represent only the right to receive the consideration set forth in this Section 2.1 for each share of Company Common Stock received upon the Conversion, subject to Section 2.1.7 and Section 2.7.2.
          Section 2.1.2 Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but after giving effect to the Conversion) (other than (a) any shares of Company Common Stock to be canceled pursuant to Section 2.1.3 and (b) Dissenter Shares) shall be converted into the right to receive the Total Per Share Common Consideration as set forth below, at such time as is provided herein, subject to Section 2.1.7 and Section 2.7.2. After the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate and each Book-Entry Share which immediately prior to the Effective Time represented such shares shall thereafter represent only the right to receive the Total Per Share Common Consideration therefor, at such time as is provided herein, subject to Section 2.1.7 and Section 2.7.2.
     For purposes of this Agreement:
          (i) the “Initial Per Share Cash Consideration” shall be an amount (adjusted to the nearest whole cent) equal to (A) (1) $360,294,663, plus (2) the

Estimated Closing Cash, less (3) the Estimated Closing Date Indebtedness, plus (4) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, less (5) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, less (6) the Company Transaction Expenses (as detailed in the Closing Payment Certificate) (collectively, the “Initial Aggregate Cash Consideration”), divided by (B) the Fully Diluted Common Number. In the event that the Initial Per Share Cash Consideration is less than zero, the amount thereof shall be paid by the Participating Holders to Parent at the Closing in accordance with their Pro Rata Shares.
          (ii) the “Per Share Stock Consideration” shall be 0.1409 shares of common stock, $0.05 par value per share, of Parent (“Parent Common Stock”).
          (iii) the “Aggregate Stock Consideration” means 7,923,308 shares of Parent Common Stock.
          (iv) the “Total Per Share Consideration” shall be an amount equal to (A) (1) (I) the Aggregate Stock Consideration, multiplied by (II) the Parent Average Closing Price at Determination Date, plus (2) (I) the Initial Aggregate Cash Consideration, plus (II) any Final Adjustment Amount to be paid to Participating Holders, minus (III) any Final Adjustment Amount to be paid to Parent, plus (IV) the Earnout Amounts, if any, plus (V) the remaining unused Expense Funds, if any, distributed by the Seller Representative pursuant to Section 9.4 (subsections (1) and (2) (I)-(V), collectively, the “Total Merger Consideration”); divided by (B) the Fully Diluted Common Number.
          (v) the “Total Per Share Common Consideration” shall be (A) shares of Parent Common Stock equal to (1) the Aggregate Stock Consideration, divided by (2) the Common Number; (B) shares of Parent Preferred Stock equal to (1) the number of shares of Parent Preferred Stock issued (if any) pursuant to Section 2.2.5.3 and Section 2.6.3.2, divided by (2) the Common Number; and (C) an amount in cash equal to (1) (I) the Initial Aggregate Cash Consideration, plus (II) any Final Adjustment Amount to be paid to Participating Holders, less any portion of any Final Adjustment Amount paid in shares of Parent Preferred Stock in lieu of cash pursuant to Section 2.6.3.2, minus (III) any Final Adjustment Amount to be paid to Parent, plus (IV) the Earnout Amounts, if any, less any portion of any Earnout Amounts paid in shares of Parent Preferred Stock in lieu of cash pursuant to Section 2.2.5.3, plus (V) the remaining unused Expense Funds, if any, distributed by the Seller Representative pursuant to Section 9.4, minus (VI) the Aggregate Equity Award Consideration, minus (VII) the Aggregate Cash-Out Consideration, divided by (2) the Common Number.
          (vi) the “Parent Average Closing Price at Determination Date” shall be the average of the daily closing prices of Parent Common Stock on the NYSE (or in the event the Parent Common Stock is not then listed on the NYSE, on any other securities exchange or national quotation system on which Parent Common Stock is then listed or quoted) for the 10 consecutive trading days on the NYSE (or in the event the Parent Common Stock is not then listed on the NYSE, on any other securities exchange or national quotation system on which Parent Common Stock is then listed or quoted) ending at the close of trading on the Determination Date (in the event that on any trading day within such 10 consecutive trading day period there are no trades of Parent Common Stock, then the closing price on any such day shall be deemed to be the closing price of Parent Common Stock on the immediately preceding trading day on which there was any such trade); provided, that, in the event the Parent Common Stock is not then listed or quoted on any securities exchange or national quotation system, the “Parent Average Closing Price at Determination Date” shall mean the Common Fair Market Value of the Parent Common Stock on the Determination Date.
          Section 2.1.3 Cancellation of Certain Company Common Stock and Company Preferred Stock. At the Effective Time, each share of Company Common Stock and Company Preferred Stock held by Parent, the Merger Subs, any direct or indirect wholly owned subsidiary of Parent or either of the Merger Subs, or owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.
          Section 2.1.4 Conversion of Merger Sub I Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Entity I.
          Section 2.1.5 Cancellation of Surviving Entity I Common Stock. At the Second Effective Time, each share of common stock, par value $0.01 per share, of the Surviving Entity I issued and outstanding immediately prior to the Second Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.
          Section 2.1.6 Conversion of Merger Sub II Membership Interests. At the Second Effective Time, each unit of limited liability company membership interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding and shall be unaffected by Merger II and shall be one unit of limited liability company membership interest of the Surviving Company.
          Section 2.1.7 Accredited Investors. Notwithstanding anything to the contrary set forth in this Agreement, only Persons that are Accredited Investors shall receive Parent Common Stock pursuant to Section 2.1 or Parent Preferred Stock pursuant to Section 2.2.5.3 or Section 2.6.3.2. Each share of Company Common Stock held by a Company Shareholder that, but for not being an Accredited Investor, would be entitled to receive Parent Common Stock or Parent Preferred Stock as part of the Total Per Share Common Consideration (“Cash-Out Shares”), will instead, by virtue of Merger I and without any action on the part of the holder thereof, be converted into the right to receive the Total Per Share Consideration in cash.

          Section 2.2 Earnout. The Earnout Amounts payable shall be determined as follows:
          Section 2.2.1 2010 Earnout Amount. If the EBITDA for the period beginning on January 1, 2010, and ending on December 31, 2010 (the “2010 Earnout Period”) is equal to or greater than $69,825,000, then the “2010 Earnout Amount” shall be an amount increasing linearly from $10,000,000 at an EBITDA of $69,825,000 to $40,000,000 at an EBITDA of $80,000,000 or greater. The calculation of the 2010 Earnout Amount shall be in accordance with the foregoing and the table set forth on Exhibit D attached hereto.
          Section 2.2.2 2011 Earnout Amount. If the EBITDA for the period beginning on January 1, 2011, and ending on December 31, 2011 (the “2011 Earnout Period”) is equal to or greater than $80,000,000, then the “2011 Earnout Amount” shall be an amount increasing linearly from $10,000,000 at an EBITDA of $80,000,000 to $60,000,000 at an EBITDA of $95,000,000 or greater. The calculation of the 2011 Earnout Amount shall be in accordance with the foregoing and the table set forth on Exhibit D attached hereto.
          Section 2.2.3 Bonus Earnout Amount. If the EBITDA for the period beginning on January 1, 2010, and ending on December 31, 2011, is equal to or greater than $175,000,000, then the “Bonus Earnout Amount” shall be an amount increasing linearly from $1 at an EBITDA of $175,000,000 to $25,000,000 at an EBITDA of $190,000,000 or greater. The calculation of the Bonus Earnout Amount shall be in accordance with the foregoing and the table set forth on Exhibit D attached hereto.
          Section 2.2.4 Time for Determination. As promptly as possible, but in any event within 30 days after the completion of the audited financial statements of Parent for each of the Earnout Periods, Parent will deliver to the Seller Representative a statement (an “Earnout Statement”) setting forth Parent’s calculation of the EBITDA for the applicable Earnout Period, which shall be prepared in accordance with Exhibit E, together with the audited financial statements for such Earnout Period. After delivery of the Earnout Statement, the Seller Representative and its accountants shall be permitted reasonable access during normal business hours to review Parent’s and the Surviving Company’s books and records and any work papers (including any work papers of Parent’s and the Surviving Company’s accountants) related to the preparation of the Earnout Statement, subject to such confidentiality restrictions as the accountants shall reasonably request. The Seller Representative and its accountants may make inquiries of Parent, the Surviving Company and their respective accountants and employees regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and Parent shall use its, and shall cause the subsidiaries of the Surviving Company to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. If the Seller Representative has any objections to the Earnout Statement, the Seller Representative shall deliver to Parent a statement setting forth in reasonable detail each item in dispute, the amount thereof in dispute and the basis for its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Parent within 30 days after delivery of the Earnout

Statement, the Earnout Statement shall be final, binding and non-appealable by the parties hereto. The Seller Representative and Parent shall negotiate in good faith to resolve any objections set forth in the Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by Parent and the Seller Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement, the Seller Representative and Parent shall submit such dispute to the Independent Auditor. If any dispute is submitted to the Independent Auditor, each party will furnish to the Independent Auditor such work papers and other documents and information relating to the disputed issues as the Independent Auditor may request and are available to that party or its accountants (including information of the Surviving Company and the subsidiaries of the Surviving Company) and each party shall be entitled to present the Independent Auditor material relating to the determination and to discuss, in the presence of any other party, the determination with the Independent Auditor. The Independent Auditor shall resolve only those matters that remain in dispute after the 30-day resolution period. It is the intent of Parent and the Company that the process set forth in this Section 2.2.4 and the activities of the Independent Auditor in connection herewith are not intended to be and, in fact, are not arbitration and that the Independent Auditor shall act as an auditor and not an arbitrator and no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). The Seller Representative and Parent shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all such disagreements as soon as practicable but in no event later than 45 days after submission of the disputed issues to the Independent Auditor. The resolution of the dispute by the Independent Auditor shall be final, binding and non-appealable on the parties hereto; provided, however, that this provision shall not prohibit either party from instituting litigation to enforce any ruling of the Independent Auditor resolving any such dispute. The Earnout Statement shall be modified if necessary to reflect such determination. The fees and expenses of the Independent Auditor (or such other person) shall be borne 50% by Parent, on the one hand, and 50% by the Participating Holders, on the other hand; provided, however, that, if the Independent Auditor determines that one party is wholly and unequivocally correct, then the other party will be solely responsible for such fees and expenses; provided further, that any such fees and expenses to be paid by the Participating Holders may, at the Seller Representative’s option, be paid from the Expense Funds to the extent there are sufficient funds so available.
Section 2.2.5 Payment of Earnout Amounts.
               Section 2.2.5.1 Subject to adjustment pursuant to Section 2.2.5.3, Parent shall pay any Earnout Amount (including any Liquidated Earnout Amount) to each Participating Holder in accordance with its Pro Rata Share in cash within five Business Days following the date that the applicable Earnout Statement for such Earnout Amount becomes binding in accordance with Section 2.2.4, together with interest thereon from the date such payment was required to be made through the date of payment equal to (i) during the first 30 days of such period, the prime rate of Citibank, N.A. in effect on the date such payment was required to be made, and (ii) from and after the 31st day of such period, the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus 500 basis points.

               Section 2.2.5.2 To the extent any portion of the then-applicable Earnout Amount is to be treated as imputed interest in accordance with the Code and the Treasury Regulations, such imputed interest shall be, to the extent possible, allocable to the portion of such Earnout Amount paid in cash pursuant to Section 2.2.5.1. If, and only to the extent, the cash paid pursuant to Section 2.2.5.1 is less than the total amount of such imputed interest, the remaining amount of such imputed interest (after allocating such imputed interest to the cash payment to the extent possible) shall be allocable to certain shares of Parent Preferred Stock paid pursuant to Section 2.2.5.3, by treating the shares paid as comprising two components, a principal component and an interest component, the amounts of which shall be determined as provided in Treasury Regulations Section 1.483-4(b) example (2) using the 3-month test rate of interest provided for in Treasury Regulations Section 1.1274-4(a)(1)(ii) employing the semiannual compounding period. As to each such payment of shares of Parent Preferred Stock to each Company Shareholder, shares representing the principal component (with a value equal to the principal component) and shares representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates.
               Section 2.2.5.3 Notwithstanding anything to the contrary contained in this Section 2.2.5, at the time of determination of the 2010 Earnout Amount, the 2011 Earnout Amount, the Bonus Earnout Amount or the Liquidated Earnout Amount (as applicable), in the event that the sum of (a) the Common Fair Market Value of the Aggregate Stock Consideration (determined as of the trading day immediately preceding the Closing Date), plus (b) the Preferred Fair Market Value of the aggregate shares (other than any shares treated as imputed interest) of Parent Preferred Stock, if any, issued to Participating Holders pursuant to any Final Adjustment Amount (such Preferred Fair Market Value determined as of the date of issuance of such shares), plus (c) the Preferred Fair Market Value of the aggregate shares (other than any shares treated as imputed interest) of Parent Preferred Stock, if any, issued to Participating Holders pursuant to any prior Earnout Amount payment (such Preferred Fair Market Value determined as of the date of issuance of such shares), would otherwise represent less than 42% of the sum of (i) the Initial Aggregate Cash Consideration, plus (ii) the amount of cash (other than any cash treated as imputed interest), if any, paid to Participating Holders pursuant to any Final Adjustment Amount, minus (iii) any Final Adjustment Amount paid to Parent, plus (iv) the aggregate amount of cash (other than any cash treated as imputed interest) paid to Participating Holders pursuant to any prior Earnout Amount payment, plus (v) the aggregate amount of cash (other than any cash treated as imputed interest) to be paid to Participating Holders pursuant to the then-applicable Earnout Amount payment, plus (vi) the aggregate amount of cash paid to Participating Holders in respect of any Tax refunds or credits pursuant to Section 5.20.2.1, Section 5.20.2.3 or Section 5.20.5, plus (vii) the aggregate amount of any cash delivered to Participating Holders as indemnification payments pursuant to Article VIII, minus (viii) the aggregate amount of any cash delivered to Parent Indemnified Persons as indemnification payments pursuant to Article VIII, plus (ix) the aggregate amount of any cash distributed to Participating Holders from the Expense Funds, plus (x) the Common Fair Market Value of the aggregate shares of Parent Common Stock and the Preferred Fair Market Value of the aggregate shares of Parent Preferred Stock referenced in clauses (a) through (c) of this Section 2.2.5.3 (such Common Fair Market Value and Preferred Fair Market Value determined as set forth in such clauses), then, taking into account the effects of Section 2.1.7, the amount of cash to be paid pursuant to Section 2.2.5 to Company Shareholders that are Accredited Investors in respect of the then-applicable Earnout Amount shall be decreased, and in lieu thereof a number of shares of

Parent Preferred Stock with a Preferred Fair Market Value (determined as of the date of issuance of such shares) equal to such decrease in cash shall be issued to such Company Shareholders, with such adjustments to be made in a manner determined jointly by the Seller Representative and Parent so that the sum of (I) the Common Fair Market Value of the aggregate shares of Parent Common Stock and the Preferred Fair Market Value of the aggregate shares of Parent Preferred Stock referenced in clauses (a) through (c) of this Section 2.2.5.3 (such Common Fair Market Value and Preferred Fair Market Value determined as set forth in such clauses) plus (II) the Preferred Fair Market Value of the aggregate shares (other than any shares treated as imputed interest) of Parent Preferred Stock issued in lieu of cash pursuant to the then-applicable Earnout Amount payment (such Preferred Fair Market Value determined as of the date of issuance of such shares) equals 42% of the sum of (1) the Initial Aggregate Cash Consideration, plus (2) the amount of cash (other than any cash treated as imputed interest), if any, paid to Participating Holders pursuant to any Final Adjustment Amount, minus (3) any Final Adjustment Amount paid to Parent, plus (4) the aggregate amount of cash (other than any cash treated as imputed interest) paid to Participating Holders pursuant to any prior Earnout Amount payment, plus (5) the aggregate amount of cash (other than any cash treated as imputed interest) to be paid to Participating Holders pursuant to the then-applicable Earnout Amount payment, plus (6) the aggregate amount of cash paid to Participating Holders in respect of any Tax refunds or credits pursuant to Section 5.20.2.1, Section 5.20.2.3 or Section 5.20.5, plus (7) the aggregate amount of any cash delivered to Participating Holders as indemnification payments pursuant to Article VIII, minus (8) the aggregate amount of any cash delivered to Parent Indemnified Persons as indemnification payments pursuant to Article VIII, plus (9) the aggregate amount of any cash distributed to Participating Holders from the Expense Funds, plus (10) the Common Fair Market Value of the aggregate shares of Parent Common Stock and the Preferred Fair Market Value of the aggregate shares of Parent Preferred Stock referenced in clauses (I) and (II) of this Section 2.2.5.3 (such Common Fair Market Value and Preferred Fair Market Value determined as set forth in such clauses).
          Section 2.2.6 Operation and Management of the Surviving Company. The Parties hereto acknowledge that the payment of any Earnout Amount is contingent upon the future operations of the Surviving Company. Accordingly, Parent will act in good faith to operate and manage the Surviving Company in a manner consistent with its ordinary course of business (except as otherwise contemplated by this Agreement) and during the Earnout Periods shall:
          (i) maintain the Surviving Company as a separate entity with the Company Subsidiaries as subsidiaries thereof and operate the Surviving Company and its subsidiaries as a distinct division, with separate books and records, including annual financial statements, provided that the Company’s B&H Maintenance and Construction, Inc. subsidiary may be merged with or into a Parent subsidiary;
          (ii) permit the day-to-day management of the Surviving Company and its subsidiaries to be conducted by the executive officers of the Surviving Company under the general oversight of the Parent’s executive leadership team (on which Michael Lennon or his successor shall sit) and in accordance with the Budgets and business plans (it being understood that no director of the Surviving Company shall sign any contract on behalf of and with the effect of binding the Surviving Company, except in his/her capacity as an officer of the Surviving Company); provided, however, that the Surviving Company shall at all times be subject to all of Parent’s policies and procedures;
          (iii) not take funds from the Surviving Company or its subsidiaries so that they have inadequate capital to conduct their business, other than in a manner consistent with the treatment of the Parent’s other subsidiaries with similar performance and prospects;
          (iv) provide, or cause to be provided, to the Surviving Company and its subsidiaries cash and bonding capacity as may be required from time to time by the Surviving Company or its subsidiaries in the ordinary course of business, as required or contemplated by the Budgets and in a manner consistent with the treatment of the Parent’s other subsidiaries with similar performance and prospects as the Surviving Company;
          (v) notify the Seller Representative within a reasonable period of time prior to the implementation of all Budgets for the Surviving Company Business and make representatives of Parent reasonably requested by the Seller Representative available to discuss such Budgets;
          (vi) only permit the use by a business unit of Parent or any of its affiliates (excluding the Surviving Company and its subsidiaries) of any:
          (A) employee of the Surviving Company or its subsidiaries during any Earnout Period on any project where the revenue therefrom would not otherwise be included in the Surviving Company’s EBITDA if the time charges of all such employees, at a rate to be agreed upon by Parent and the Seller Representative for all time devoted to any such project(s), is accounted for as net income to the Surviving Company and included in the determination of EBITDA for the relevant period, and
          (B) tangible asset of the Surviving Company or its subsidiaries during any Earnout Period on any project where the revenue therefrom would not otherwise be included in the Surviving Company’s EBITDA if rental or use charge of all such tangible assets, at a rate to be agreed upon by Parent and the Seller Representative for all time utilized on any such project(s), is accounted for as net income to the Surviving Company and included in the determination of EBITDA for the relevant period;
          (vii) permit the use by the Surviving Company or one of its subsidiaries of any:
          (A) employee of Parent or any of its affiliates (excluding the Surviving Company and its subsidiaries) during any Earnout Period on any project where the revenue therefrom would otherwise be included in the Surviving Company’s EBITDA if the time charges of all such employees, at a rate to be agreed upon by Parent and the Seller

Representative for all time devoted to any such project(s), is deducted from net income of the Surviving Company and not included in the determination of EBITDA for the relevant period, and
          (B) tangible asset of Parent or any of its affiliates (excluding the Surviving Company and its subsidiaries) during any Earnout Period on any project where the revenue therefrom would otherwise be included in the Surviving Company’s EBITDA if rental or use charge of all such tangible assets, at a rate to be agreed upon by Parent and the Seller Representative for all time utilized on any such project(s), is deducted from net income of the Surviving Company and not included in the determination of EBITDA for the relevant period;
          (viii) not consummate, cause to occur, or allow any Surviving Company Change in Control;
          (ix) provide capital for the Surviving Company to make, and not take any action that would prevent the Surviving Company from making, capital expenditures of not less than (A) $21,000,000 during calendar-year 2010, and (B) approximately $30,000,000 during calendar-year 2011, unless in the case of clause (B), Parent and the Seller Representative mutually determine in good faith that there has been a material change from the forecast EBITDA of approximately $123,000,000 for calendar-year 2011, and in such event, Parent shall provide capital for the Surviving Company to make capital expenditures in a manner consistent with the treatment of the Parent’s other subsidiaries with similar performance and prospects as the Surviving Company;
          (x) not conduct any business or provide any good or service that directly competes with the Surviving Company Noncompete Business; and
          (xi) not approve, direct or authorize without the consent of the Seller Representative (A) Budgets (or modifications thereto or material deviations therefrom) for calendar-year 2010 and calendar-year 2011, (B) Surviving Company business plans or transactions that contemplate or involve any material deviation from business lines of the Surviving Company existing as of the date of this Agreement (or any extensions thereof that are reasonably related to such existing business lines), or (C) acquisitions or dispositions of securities, businesses or other assets (whether by way of stock purchase, merger, consolidation or otherwise) by the Surviving Company or any of its subsidiaries, other than acquisitions or dispositions of assets in the ordinary course of business, in each case in a manner consistent with the manner and basis on which Parent undertakes such actions for its other subsidiaries with similar performance and prospects as the Surviving Company.
               Section 2.2.6.1 The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Section 2.2.6 were not performed in accordance with their specific terms or were otherwise breached and that the parties to this Agreement and the third-party beneficiaries of this Agreement may not have an adequate remedy at law. It is accordingly agreed that the parties to this Agreement (on behalf of themselves and the third-party beneficiaries of this Agreement) shall be entitled to injunctive or other equitable relief to prevent breaches of this Section 2.2.6 and to enforce the terms of this Section 2.2.6; and that the parties to this Agreement shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Except as specifically set forth in this Section 2.2.6, Parent shall have no implied or express obligation with respect to the operation of the Surviving Company during the Earnout Periods.
          Section 2.2.7 Acceleration. Notwithstanding the foregoing, upon an Acceleration Event (and, in the event of an Acceleration Event described in clause (i) of the definition of “Acceleration Event,” prior to such Acceleration Event), Parent shall pay the Participating Holders the Liquidated Earnout Amount.
          For purposes of this Section 2.2.7, each of the following terms shall have the meaning set forth below:
“Acceleration Event” means the occurrence of any of the following events: (i) a Parent Change in Control occurring on or prior to the date of final determination of the 2011 Earnout Amount and the Bonus Earnout Amount by the Seller Representative and Parent pursuant to this Section 2.2, if Michael T. Lennon has been terminated without “Cause” or if Michael T. Lennon has resigned for “Good Reason”, in each case as defined in the Employment Agreement, in connection with such Parent Change in Control, or (ii) a Surviving Company Change in Control occurring prior to January 1, 2012, if Michael T. Lennon has been terminated without “Cause” or if Michael T. Lennon has resigned for “Good Reason”, in each case as defined in the Employment Agreement, in connection with such Surviving Company Change in Control.
“Parent Change in Control” means the occurrence of any of the following: (i) a merger or consolidation in which Parent is not the surviving entity, except for a transaction the principal purpose of which is to change the state of Parent’s incorporation or a transaction in which 50% or more of the surviving entity’s outstanding voting stock following the transaction is held by holders who held 50% or more of Parent’s outstanding voting stock prior to such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the assets of Parent; (iii) any reverse merger in which Parent is the surviving entity, but in which 50% or more of Parent’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; (iv) the acquisition by any person or persons acting in concert (whether pursuant to a written agreement or otherwise) directly or indirectly of 50% or more of the combined voting power of the outstanding shares of Parent Common Stock; or (v) individuals who constitute the Board of Directors of Parent at the date of this Agreement cease for any reason to constitute a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Parent’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Board of Directors of Parent on the date hereof (the “Incumbent Board”) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Parent.
“Liquidated Earnout Amount” means (A) for an Acceleration Event resulting from a Surviving Company Change in Control occurring in 2010, an amount equal to $125,000,000; (B) for an Acceleration Event resulting from a Parent Change in Control occurring on or prior to the date of final determination of the 2010 Earnout Amount pursuant to this Section 2.2, an amount equal to $125,000,000; (C) for an Acceleration Event resulting from a Surviving Company Change in Control occurring in 2011, an amount equal to $85,000,000; and (D) for an Acceleration Event resulting from a Parent Change in Control occurring on or prior to the date of final determination of the 2011 Earnout Amount pursuant to this Section 2.2, an amount equal to $85,000,000.
“Surviving Company Change in Control” means the occurrence of any of the following: (i) a merger or consolidation in which the Surviving Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Surviving Company’s organization or a transaction in which 50% or more of the surviving entity’s outstanding membership interests following the transaction is held by holders who held 50% or more of the Surviving Company’s outstanding membership interests prior to such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Surviving Company; (iii) any reverse merger in which the Surviving Company is the surviving entity, but in which 50% or more of the Surviving Company’s outstanding membership interests is transferred to holders different from those who held the membership interests immediately prior to such merger; or (iv) the acquisition by any person or persons acting in concert (whether pursuant to a written agreement or otherwise) directly or indirectly of 50% or more of the combined voting power of the membership interests of the Surviving Company; provided, however, the transfer by Parent of the membership interests of the Surviving Company to a wholly owned subsidiary of Parent shall not constitute a Surviving Company Change in Control.
          Section 2.3 Company SARs. Immediately prior to, and effective upon the occurrence of, the Effective Time, each unexpired and unexercised Stock Appreciation Right or similar right with respect to Company Common Stock (the “Company SARs”) then outstanding under any Company Stock Plan, shall either vest, taking into account the effects of Merger I, and be exercisable in accordance with its terms or be forfeited and cancelled in accordance with its terms. As of the Effective Time, each such vested Company SAR shall be cancelled and, in exchange therefor, each SAR Holder of such vested, cancelled Company SAR shall be entitled to receive, in consideration of the cancellation of such Company SAR and in settlement therefor, a payment of an amount in cash equal to the product of (a) the total number of shares of Company Common Stock previously subject to such Company SAR and (b) the Per Company SAR

Amount (such amounts payable hereunder being referred to as the “SAR Consideration”), subject to Section 2.7.2.
          Section 2.4 Restricted Stock Units. Immediately prior to the Effective Time, each Restricted Stock Unit issued under the Company Stock Plan (“Company RSU”) which was not previously vested shall either vest, in accordance with the terms of the Restricted Stock Unit agreement, taking into account the effects of Merger I, or shall be forfeited and cancelled. As of the Effective Time, each vested Company RSU shall be cancelled and, in exchange therefor, each RSU Holder of such vested, cancelled Company RSU shall be entitled to receive, in consideration of the cancellation of such Company RSU and in settlement therefor, a payment of an amount in cash equal to the product of (a) the total number of shares of Company Common Stock previously subject to such Company RSU and (b) the Total Per Share Consideration (such amounts payable hereunder being referred to as the “RSU Consideration”), subject to Section 2.7.2.
          Section 2.5 Closing Payment Certificate. At least two Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate (the “Closing Payment Certificate”) setting forth (i) its good faith estimate of Closing Cash (such estimate is referred to as the “Estimated Closing Cash”), (ii) its good faith estimate of the Net Working Capital Amount (such estimate is referred to as the “Estimated Net Working Capital Amount”), (iii) its good faith estimate of the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (iv) the aggregate amount of Company Transaction Expenses, (v) the number of outstanding shares equal to the Fully Diluted Common Number, and (vi) the amount of funds to be delivered to, and wire instructions for the accounts to which funds are to be wired to, the Company, each Company Shareholder (which shall indicate the allocable portion of the Working Capital Escrow Fund for each such person) of the Company and each party to whom Indebtedness and the Company Transaction Expenses are to be paid.
          Section 2.6 Final Closing Cash, Net Working Capital and Indebtedness Calculations.
          Section 2.6.1 Determination. As promptly as possible, but in any event within 60 days after the Closing Date, Parent will deliver to the Seller Representative a consolidated balance sheet of the Company and the Company Subsidiaries as of 11:59 p.m. (New York City time) on the day prior to the Closing Date which shall be prepared in accordance with GAAP applied consistently with the Latest Balance Sheet (the “Closing Balance Sheet”), and a reasonably detailed statement setting forth Parent’s calculations of Closing Cash, the Closing Date Indebtedness and the Net Working Capital Amount (together with the Closing Balance Sheet, the “Closing Statement”). After delivery of the Closing Statement, the Seller Representative and its accountants shall be permitted reasonable access during normal business hours to review the Company’s and the Company Subsidiaries’ books and records and any work papers (including any work papers of Parent’s and the Company’s accountants) related to the preparation of the Closing Statement, subject to such confidentiality restrictions as the accountants shall reasonably request. The Seller Representative and its accountants may make inquiries of Parent, the Company and their respective accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Parent shall use its, and shall cause the Company and the Company Subsidiaries to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. If the Seller Representative has any objections to the Closing Statement, the Seller Representative shall deliver to Parent an Objections Statement. If an Objections Statement is not delivered to Parent within 30 days after delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the parties hereto. The Seller Representative and Parent shall negotiate in good faith to resolve any objections set forth in the Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by Parent and the Seller Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement, the Seller Representative and Parent shall submit such dispute to Deloitte & Touche LLP (the “Independent Auditor”). If any dispute is submitted to the Independent Auditor, each party will furnish to the Independent Auditor such work papers and other documents and information relating to the disputed issues as the Independent Auditor may request and are available to that party or its accountants (including information of the Company and the Company Subsidiaries) and each party shall be entitled to present the Independent Auditor material relating to the determination and to discuss, whether or not in the presence of any other party, the determination with the Independent Auditor. The Independent Auditor shall resolve only those matters that remain in dispute after the 30-day resolution period. It is the intent of Parent and the Company that the process set forth in this Section 2.6.1 and the activities of the Independent Auditor in connection herewith are not intended to be and, in fact, are not arbitration and that the Independent Auditor shall act as an auditor and not an arbitrator and no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). The Seller Representative and Parent shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all such disagreements as soon as practicable but in no event later than 45 days after submission of the disputed issues to the Independent Auditor. The resolution of the dispute by the Independent Auditor shall be final, binding and non-appealable on the parties hereto; provided, however, that this provision shall not prohibit either party from instituting litigation to enforce any ruling of the Independent Auditor resolving any such disputes. The Closing Statement shall be modified if necessary to reflect such determination. The fees and expenses of the Independent Auditor shall be borne 50% by Parent, on the one hand, and 50% by the Participating Holders, on the other hand; provided, however, that, if the Independent Auditor determines that one party is wholly and unequivocally correct, then the other party will be solely responsible for such fees and expenses; provided further, that any such fees and expenses to be paid by the Participating Holders may be paid from the Expense Fund.
          Section 2.6.2 Adjustments.
          (i) Closing Cash Adjustment. If the Closing Cash, as finally determined pursuant to Section 2.6.1, is greater than the Estimated Closing Cash, Parent or the Surviving Company shall pay to each Participating Holder such Participating Holder’s Pro Rata Share in accordance with Section 2.6.3. If the Closing Cash, as finally determined pursuant to Section 2.6.1, is less than the Estimated Closing

Cash, Parent shall be paid from the Working Capital Escrow Fund such shortfall in accordance with Section 2.6.3.
          (ii) Net Working Capital Adjustment. If the Net Working Capital Amount, as finally determined pursuant to Section 2.6.1, is greater than the Estimated Net Working Capital Amount, Parent or the Surviving Company shall pay to each Participating Holder such Participating Holder’s Pro Rata Share in accordance with Section 2.6.3. If the Net Working Capital Amount, as finally determined pursuant to Section 2.6.1, is less than the Estimated Net Working Capital Amount, Parent shall be paid from the Working Capital Escrow Fund such shortfall in accordance with Section 2.6.3.
          (iii) Closing Date Indebtedness Adjustment. If the Closing Date Indebtedness, as finally determined pursuant to Section 2.6.1, is less than the Estimated Closing Date Indebtedness, Parent or the Surviving Company shall pay to each Participating Holder such Participating Holder’s Pro Rata Share in accordance with Section 2.6.3. If the Closing Date Indebtedness, as finally determined pursuant to Section 2.6.1, is greater than the Estimated Closing Date Indebtedness, Parent shall be paid from the Working Capital Escrow Fund such excess in accordance with Section 2.6.3.
       Section 2.6.3 Final Adjustment Amount.
               Section 2.6.3.1 Without duplication, all amounts owed pursuant to Section 2.6.2 shall be aggregated, and the net amount (if any) owed by Parent to the Participating Holders, on the one hand, or from the Working Capital Escrow Fund to Parent, on the other hand, is referred to as the “Final Adjustment Amount,” it being understood and agreed that (i) if the net effect pursuant to this Section 2.6.3 requires a payment by Parent, then Parent shall deliver such payment to each Participating Holder in accordance with its respective Pro Rata Share in cash (subject to adjustment pursuant to Section 2.6.3.2); and (ii) if the net effect pursuant to this Section 2.6.3 requires a payment to Parent, then the Seller Representative shall cause to be paid to Parent from the Working Capital Escrow Fund cash in an aggregate amount equal to the Final Adjustment Amount, and Parent shall cause the Escrow Agent to release the balance of all cash held in the Working Capital Escrow Fund to each Participating Holder in accordance with its respective Pro Rata Share. In the event that the Final Adjustment Amount is greater than the value of the Working Capital Escrow Fund, the Participating Holders shall pay the excess to Parent in cash in accordance with their Pro Rata Shares. Payment of the Final Adjustment Amount shall be made within five Business Days after the date of final determination.
               Section 2.6.3.2 Notwithstanding anything to the contrary contained in this Section 2.6.3, if the net effect pursuant to Section 2.6.3.1 requires a payment by Parent, then, at the time of determination of the Final Adjustment Amount, in the event that the Common Fair Market Value of the Aggregate Stock Consideration (determined as of the trading day immediately preceding the Closing Date) would otherwise represent less than 42% of the sum of (i) the Initial Aggregate Cash Consideration, plus (ii) the aggregate amount of cash, if any, to be paid to Participating Holders pursuant to the Final Adjustment Amount, plus (iii) the aggregate amount of cash paid to Participating Holders in respect of any Tax refunds or credits pursuant to Section 5.20.2.1, Section 5.20.2.3 or Section 5.20.5, plus (iv) the aggregate amount of any cash delivered to Participating Holders as indemnification payments pursuant to Article VIII, minus (v) the aggregate amount of any cash delivered to Parent Indemnified Persons as indemnification payments pursuant to Article VIII, plus (vi) the aggregate amount of any cash distributed to Participating Holders from the Expense Funds, plus (vii) the Common Fair Market Value of the Aggregate Stock Consideration (determined as of the trading day immediately preceding the Closing Date), then, taking into account the effects of Section 2.1.7, the amount of cash to be paid pursuant to Section 2.6.3.1 to Company Shareholders that are Accredited Investors in respect of the Final Adjustment Amount shall be decreased, and in lieu thereof a number of shares of Parent Preferred Stock with a Preferred Fair Market Value (determined as of the date of issuance of such shares) equal to such decrease in cash shall be issued to such Company Shareholders, with such adjustments to be made in a manner to be determined jointly by the Seller Representative and Parent so that the sum of (I) the Common Fair Market Value of the Aggregate Stock Consideration (determined as of the trading day immediately preceding the Closing Date) plus (II) the Preferred Fair Market Value of the aggregate shares (other than any shares treated as imputed interest) of Parent Preferred Stock issued in lieu of cash pursuant to the Final Adjustment Amount (such Preferred Fair Market Value determined as of the date of issuance of such shares) equals 42% of the sum of (1) the Initial Aggregate Cash Consideration, plus (2) the aggregate amount of cash, if any, to be paid to Participating Holders pursuant to the Final Adjustment Amount, plus (3) the aggregate amount of cash paid to Participating Holders in respect of any Tax refunds or credits pursuant to Section 5.20.2.1, Section 5.20.2.3 or Section 5.20.5, plus (4) the aggregate amount of any cash delivered to Participating Holders as indemnification payments pursuant to Article VIII, minus (5) the aggregate amount of any cash delivered to Parent Indemnified Persons as indemnification payments pursuant to Article VIII, plus (6) the aggregate amount of any cash distributed to Participating Holders from the Expense Funds, plus (7) the Common Fair Market Value of the aggregate shares of Parent Common Stock and the Preferred Fair Market Value of the aggregate shares of Parent Preferred Stock referenced in clauses (I) and (II) of this Section 2.6.3.2 (such Common Fair Market Value and Preferred Fair Market Value determined as set forth in such clauses).
          Section 2.7 Payment of Shares and Exchange of Certificates; Other Payments.
          Section 2.7.1 Exchange Agent. Prior to the Effective Time, Parent shall select Mellon Investor Services LLC or another bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for payment of the consideration set forth in Section 2.1 upon surrender of Certificates or Book-Entry Shares representing Company Common Stock. The Exchange Agent shall also act as the agent for the Company Shareholders for the purpose of receiving and holding their Certificates and shall obtain no rights or interests in such shares. Prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the Company Shareholders, the RSU Holders and the SAR Holders, for exchange in accordance with this Section 2.7, through the Exchange Agent (i) certificates representing the number of shares of Parent Common Stock issuable and (ii) the amount of cash consideration payable (less the Company Shareholders’, the RSU Holders’ and the SAR Holders’ aggregate allocable portion of the Working Capital Escrow Fund Amount), in each case pursuant to Section 2.1, Section 2.3 or Section 2.4, in exchange for outstanding shares of Company Common Stock,

Company RSUs and Company SARs (such shares of Parent Common Stock and/or cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.8.2. The Exchange Agent shall, pursuant to irrevocable instructions, deliver Parent Common Stock and cash as contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund may not be used for any other purpose.
          Section 2.7.2 Working Capital Escrow Fund. Prior to the Effective Time, Parent shall deposit the Working Capital Escrow Fund Amount with Wells Fargo Bank, N.A. (the “Escrow Agent”) to hold in accordance with the terms of the escrow agreement (the “Working Capital Escrow Fund”) to be executed at Closing by Parent, the Escrow Agent and the Seller Representative substantially in the form attached hereto as Exhibit F (the “Escrow Agreement”). For purposes of allocating the Working Capital Escrow Fund Amount, the Working Capital Escrow Fund Amount shall be deducted from the Initial Per Share Cash Consideration to be paid to each Participating Holder in accordance with its Pro Rata Share, it being understood that the total amount allocated among all such holders shall equal the Working Capital Escrow Fund Amount.
          Section 2.7.3 Exchange Procedures. No later than four Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) or Book-Entry Shares that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the consideration set forth in Section 2.1 and any consideration that may become payable to such person pursuant to Section 2.2 or Section 2.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, shall be in such form and have such other provisions as Parent may reasonably specify and shall include a consent to the appointment of the Seller Representative) (a “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the consideration set forth in Section 2.1 and the right to receive any consideration that may become payable to such person pursuant to Section 2.2 or Section 2.6. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the Letter of Transmittal, together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the amount of cash and the number of whole shares of Parent Common Stock into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to Section 2.1 and the right to receive any consideration that may become payable to such person pursuant to Section 2.2 or Section 2.6, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. Thereafter, such holder shall be treated as a holder of Parent Common Stock for purposes of voting or quorum for any meeting of the stockholders of Parent. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the Letter of Transmittal) and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or such Book-Entry Share or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.7, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration as set forth in this Article II into which the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares have been converted pursuant to Section 2.1. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Shares.
          Section 2.7.4 SAR Consideration Procedures. No later than four Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each SAR Holder whose Company SARs were converted into the right to receive the consideration set forth in Section 2.3, a form having such provisions as Parent may reasonably specify for use in acknowledging the cancellation of Company SARs in exchange for the consideration set forth in Section 2.3, consenting to the appointment of the Seller Representative. Upon return of such form to the Exchange Agent or to such other agent or agents as may be appointed by Parent, and such other documents as may reasonably be required by the Exchange Agent, the SAR Holder shall be entitled to receive in exchange therefor the SAR Consideration (less its allocable portion of the Working Capital Escrow Fund Amount, and applicable income and employment Taxes withheld pursuant to Section 2.7.12). No interest shall be paid or accrue on the cash payable upon cancellation of any Company SAR.
          Section 2.7.5 RSU Holder Procedures. No later than four Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each RSU Holder whose Company RSUs were converted into the right to receive the consideration set forth in Section 2.4, a form having such provisions as Parent may reasonably specify for use in acknowledging the cancellation of Company RSUs in exchange for the consideration set forth in Section 2.4, and consenting to the appointment of the Seller Representative. Upon return of such form to the Exchange Agent or to such other agent or agents as may be appointed by Parent, and such other documents as may reasonably be required by the Exchange Agent, the RSU Holder shall be entitled to receive in exchange therefor the RSU Consideration (less its allocable portion of the Working Capital Escrow Fund Amount, and applicable income and employment Taxes withheld pursuant to Section 2.7.12). No interest shall be paid or accrue on the cash payable to a RSU Holder.
          Section 2.7.6 Payment of Closing Date Indebtedness. Simultaneously with the Closing, Parent shall repay, or cause to be repaid, on behalf of the Company, the Closing Date Indebtedness set forth on Exhibit G immediately prior to the Closing in accordance with the terms thereof (and any payoff letters with respect thereto), by wire transfer of immediately available funds.
          Section 2.7.7 Payment of Company Transaction Expenses. Immediately prior to the Effective Time, Parent shall pay, or cause to be paid, on behalf of the shareholders of the Company and the Company, the Company Transaction Expenses by wire transfer of immediately available funds to accounts specified by the Company prior to the Closing in the Closing Statement, or by checks for amounts less than $10,000.
          Section 2.7.8 Other Deliveries. Parent, the Merger Subs and the Company shall make such other deliveries as are required by and in accordance with Article VI.
          Section 2.7.9 Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any Certificate or Book-Entry Shares formerly representing Company Common Stock with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.8, until the surrender of such Certificate or Book-Entry Shares in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate or Book-Entry Shares, there shall be paid to the holder of the Certificate or Book-Entry Shares representing whole shares of Parent Common Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.8 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.
          Section 2.7.10 No Further Ownership Rights in Company Common Stock. The consideration paid and/or issued in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid and/or issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Entity I’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Entity I of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates and any Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Entity I or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          Section 2.7.11 Clawback. Notwithstanding the foregoing, any amounts distributed to a Participating Holder pursuant to this Article II shall be subject to a clawback to the extent that, at any point following the Effective Time, such Participating Holder has received distributions in an aggregate amount that exceeds the amount that would be otherwise distributable to such Participating Holder on account of such Participating Holder’s Pro Rata Share as of such time. Each Participating Holder shall promptly remit to Parent or the Surviving Company the portion of such clawed back amount allocable to such Participating Holder’s Pro Rata Share, and Parent or the Surviving Company shall cause such clawed back amounts to be distributed to those Participating Holders who have received less than the Pro Rata Share applicable to such Participating Holder. Any out-of-pocket costs incurred by Parent or the Surviving Company in connection with a clawback under this Section 2.7.11 shall be borne by the Participating Holders subject to such clawback pro rata among such Participating Holders based on the dollar amount clawed back from each such holder.
          Section 2.7.12 Withholding on Payments. Notwithstanding anything in this Agreement to the contrary, all payments pursuant to this Agreement shall be subject to and less any required withholdings for Taxes as Parent or the Surviving Company is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. Parent or the Surviving Company shall direct the Exchange Agent as to the amount of Taxes to be withheld pursuant to this Section 2.7.12 and the Exchange Agent shall pay over the amount of such withheld Taxes to the Surviving Company in order for the Surviving Company to pay over such Taxes to the applicable Governmental Authority. To the extent that amounts are so withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Company Shareholders, SAR Holders or RSU Holders in respect of which such deduction and withholding is made.
          Section 2.8 No Fractional Shares.
          Section 2.8.1 No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.1, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.8.1, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.
          Section 2.8.2 Cash In Lieu of Fractional Shares. In lieu of any such fractional shares, each Company Shareholder who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under this Article II (or would be entitled but for this Section 2.8.2), multiplied by (B) the Common Fair Market Value (determined as of the trading day immediately preceding the Closing Date).

          Section 2.8.3 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Company Shareholders, RSU Holders and SAR Holders for one year after the Effective Time shall be delivered to Parent, upon demand, and any Company Shareholder, RSU Holder or SAR Holder who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Company for payment of its claim for consideration (including any cash in lieu of fractional shares of Parent Common Stock) to which they are entitled pursuant to Section 2.8.2 and any applicable dividends or distributions with respect to any Parent Common Stock constituting consideration as provided in this Article II, in each case, without any interest thereon.
          Section 2.8.4 No Liability. None of Parent, the Merger Subs, the Company, the Surviving Company or the Exchange Agent shall be liable to any person in respect of any cash or any shares of Parent Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Shares has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which consideration in respect of such Certificate or Book-Entry Shares would otherwise escheat to or become the property of any Governmental Authority), any such cash, shares, dividends or distributions in respect of such Certificate or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.
          Section 2.8.5 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, in direct obligations of the U.S. Treasury on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.
          Section 2.9 Dissenter Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Dissenter Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment for such Dissenter Shares pursuant to, and who complies in all respects with, Chapter 23B.13 of the WBCA (the “Dissenter Rights”) shall not be converted into the right to receive the consideration set forth in Section 2.1, but rather the holders of Dissenter Shares shall be entitled to payment for such Dissenter Shares in accordance with the Dissenter Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment under the Dissenter Rights, then the right of such holder to be paid in accordance with the Dissenter Rights shall cease and such Dissenter Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the consideration as provided in Section 2.1.

ARTICLE III
Representations and Warranties of the Company
     Subject to such exceptions as are disclosed in the applicable section of the disclosure schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and the Merger Subs as follows:
          Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and (to the extent applicable under Washington Law) in good standing under the Laws of the State of Washington. Each Company Subsidiary has been duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the subsidiaries of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”).
          Section 3.2 Articles of Incorporation and Bylaws. The copies of the Company’s Amended Articles of Incorporation (the “Company Articles of Incorporation”) and Amended and Restated Bylaws (the “Company Bylaws”), which were previously furnished or made available to Parent, are complete and correct. The Company has made available to Parent a complete and correct copy of the charter and bylaws (or equivalent organizational documents), and all amendments thereto, of each of the Company Subsidiaries. Neither the Company nor any Company Subsidiary is in violation of its organizational or governing documents.
          Section 3.3 Capitalization.
          Section 3.3.1 The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 200,000,000 shares of preferred stock, par value $0.01 per share, of which 20,000 shares are designated Company Preferred Stock. As of March 3, 2010: (a) 49,021,653 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights, (b) 20,000 shares of Company Preferred Stock were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights, (c) 4,618,084 shares of Company Common Stock were reserved for issuance upon conversion of Company Preferred Stock, (d) 309,800 Company RSUs were outstanding, and (e) 3,784,300 Company SARs were outstanding.

          Section 3.3.2 As of March 3, 2010, except as set forth in Section 3.3.2 of the Company Disclosure Schedule with respect to the Company SARs and the Company RSUs issued pursuant to the related Stock Appreciation Rights and Restricted Stock Unit agreements and except for Company Preferred Stock convertible into not more than 1,510,275 shares of Company Common Stock, there are no options, warrants or other rights to acquire capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company. Since March 3, 2010, and through the date of this Agreement, the Company has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company. Section 3.3.2 of the Company Disclosure Schedule also sets forth the “base price” per share of all Company SARs outstanding as of March 3, 2010.
          Section 3.3.3 Except as set forth in Section 3.3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary (a) restricting the transfer of, (b) affecting the voting rights of, (c) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (d) requiring the registration for sale of, or (e) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 3.3.3 of the Company Disclosure Schedule, each outstanding share of capital stock or unit of Equity Interest of each Company Subsidiary is validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, in each case, other than Permitted Company Liens.
          Section 3.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement and the Mergers by the Required Company Shareholders, to consummate the transactions contemplated by this Agreement to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of Merger I and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no votes of the shareholders of the Company are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, except the approval of this Agreement and the Mergers by the Required Company Shareholders and the filing of the Articles of Merger with the Washington Secretary of State in accordance with the WBCA and the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DLLCA. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement is a legally valid and binding obligation of Parent and the Merger Subs, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought.
          Section 3.5 No Conflict; Required Filings and Consents.
          Section 3.5.1 The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by the Company will not: (a) assuming the Required Company Shareholders approve this Agreement, conflict with or violate any provision of the Company Articles of Incorporation or the Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained prior to the Effective Time and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound; or (c) except as set forth in Section 3.5.1 of the Company Disclosure Schedule, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance (except for Permitted Company Liens) on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit or other legally binding obligation to which the Company or any Company Subsidiary is a party, except, as to clauses (b) and (c), respectively, for any such conflicts, violations, breaches, defaults, rights of termination, acceleration or cancellation, lien or encumbrance, creation or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          Section 3.5.2 The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require the Company to obtain any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (a) as may be required under the Securities Act or the Exchange Act, any applicable state securities, takeover or “blue sky” Laws, the HSR Act or any other Antitrust Laws or other regulatory Laws, the filing of the Articles of Merger as required by the WBCA and the Certificate of Merger as required by the DLLCA, and (b) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (i) prevent or materially delay or impede performance by the Company of any material obligations under this Agreement or (ii) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          Section 3.6 Permits; Compliance With Law. Except for employee benefit plans, labor and other employment matters (which are the subjects solely of Section 3.10 and

Section 3.11, respectively), for environmental matters (which are the subject solely of Section 3.14) and for Tax matters (which are the subject solely of Section 3.17), each of the Company and each Company Subsidiary is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date of this Agreement (the “Company Permits”), and all such Company Permits are, in all material respects, valid and in full force and effect. Neither the Company nor any Company Subsidiary is, in any material respect, in conflict with, or in default or violation of (except for Laws or Company Permits with respect to matters that are the subject of Sections 3.10, 3.11, 3.14 and 3.17, which matters are the subject solely of such respective sections), any material Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or any Company Permits, including any applicable material United States export, trade control, strategic goods, embargo, antiboycott or asset control laws or regulations.
          Section 3.7 Financial Statements.
          Section 3.7.1 Section 3.7.1 of the Company Disclosure Schedule sets forth: (i) the unaudited consolidated balance sheet as of December 31, 2009 (the “Unaudited Balance Sheet”), and the related consolidated statements of operations, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the 12-month period then ended (the “Unaudited Financial Statements”), and (ii) the audited consolidated balance sheet as of December 31, 2008 (the “Latest Balance Sheet”), December 31, 2007, and December 31, 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the fiscal years ended December 31, 2008, December 31, 2007, and December 31, 2006 (the “Audited Financial Statements” and, together with the Unaudited Financial Statements, the “Company Financial Statements”). Each of the Company Financial Statements was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, subject to normal year-end audit adjustments, absence of footnotes and other presentation items) on a consistent basis throughout the periods indicated, and each of the Company Financial Statements presented fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and the consolidated results of operations, shareholders’ equity and cash flows of the Company and the consolidated Company Subsidiaries for the respective periods indicated therein (subject, in the case of Unaudited Financial Statements, to normal year-end audit adjustments, absence of footnotes and other presentation items). This representation and warranty shall not be deemed to be breached as a result of any change in GAAP or Law after the date of this Agreement.
          Section 3.7.2 Except as set forth in Section 3.7.2 of the Company Disclosure Schedule, as of the date hereof: (a) all accounts payable of the Company and the Company Subsidiaries are current, and (b) neither the Company nor any Company Subsidiary has engaged in any hedging transactions.

          Section 3.7.3 Except as and to the extent (a) disclosed or reserved against in the Company Financial Statements or (b) set forth in Section 3.7.3 of the Company Disclosure Schedule, none of the Company or any consolidated Company Subsidiary has, as of the date of this Agreement, any liabilities or obligations that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (i) contemplated by or under this Agreement or incurred in connection with the transactions contemplated hereby, (ii) incurred since the date of the Unaudited Balance Sheet in the ordinary course of business and in a manner consistent with past practice, or (iii) that individually or in the aggregate do not exceed $500,000.
          Section 3.8 Intentionally Omitted.
          Section 3.9 Absence of Certain Changes or Events. From the date of the Latest Balance Sheet through the date of this Agreement, except as (i) contemplated by, or as disclosed pursuant to, this Agreement or (ii) set forth in Section 3.9 of the Company Disclosure Schedule, there has not been any Company Material Adverse Effect, the Company and the Company Subsidiaries have, in all material respects, conducted their businesses substantially in the ordinary course consistent with past practice, and neither the Company nor any of the Company Subsidiaries has done any of the following:
       (a) amended its articles of incorporation, bylaws or other governing documents;
       (b) sold, leased, transferred, assigned or otherwise disposed of any assets that, individually or in the aggregate, had a value at the time of such lease, transfer, assignment or disposition of $500,000 or more, other than products sold, leased, transferred, assigned or otherwise disposed of in the ordinary course of business and consistent with past practices;
       (c) made any investment in or contribution, advance or loan to any person (other than (i) intracompany transactions or (ii) investments, contributions or advances (or commitments with respect thereto) of less than $100,000 in the aggregate);
       (d) made any material change in any of the accounting principles followed by the Company or any Company Subsidiary;
       (e) increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plans or arrangements or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to any officers, directors, partners or employees of the Company or any Company Subsidiary, other than, in each case, in the ordinary course of business consistent with past practice;
       (f) suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers or other favorable business relationships which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect; or

     (g) agreed, whether in writing or otherwise, to do any of the foregoing.
       Section 3.10 Employee Benefit Plans.
          Section 3.10.1 Section 3.10.1 of the Company Disclosure Schedule sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former employee (or to any dependent or beneficiary thereof of the Company), other than individual employment, severance, change in control or similar contracts or agreements, which are maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has any material obligation or liability, including all incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs (each a “Company Benefit Plan”).
          Section 3.10.2 Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.
          Section 3.10.3 Except as set forth in Section 3.10.3 of the Company Disclosure Schedule: (a) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company’s knowledge, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan, (b) to the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in material liability to the Company, and (c) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).
          Section 3.10.4 Except as set forth in Section 3.10.4 of the Company Disclosure Schedule, each Company Benefit Plan and any other agreement, plan or arrangement that is or is intended to be a “nonqualified deferred compensation” arrangement under Section 409A of the Code is in and has been operated in compliance with Section 409A of the Code, and no service provider is entitled to a tax gross-up or similar payment for any tax or interest that may be due as a result of violation of Section 409A of the Code.
          Section 3.10.5 Except as disclosed in Section 3.10.5 of the Company Disclosure Schedule, no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA). Neither the Company, any Company Subsidiary nor

any of their Company ERISA Affiliates has incurred (a) a partial or complete withdrawal from a multiemployer plan (within the meaning of Section 3(37) of ERISA) or (b) any withdrawal liability with respect to a multiemployer plan. No Company Benefit Plan is subject to Title IV of ERISA. Except for potential withdrawal liability with respect to and contributions to the multiemployer plans set forth in Section 3.10.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any material liability under Title IV of ERISA, and no condition exists that presents a material risk to the Company or any Company Subsidiary of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder.
          Section 3.10.6 Except as set forth in Section 3.10.6 of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
          Section 3.10.7 Except as set forth in Section 3.10.7 of the Company Disclosure Schedule and as required by Law, no Company Benefit Plan provides any post-employment medical or life insurance benefits. The Company and each Company Subsidiary are in material compliance with the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state law.
          Section 3.10.8 Each Company Benefit Plan that qualifies as a “health plan” or other “covered entity” as defined under the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 (“HIPAA”), and the related regulations under 45 CFR Parts 160, 162 and 164 (“HIPAA Regulations”), has timely complied in all material respects with all obligations required pursuant to and in connection with HIPAA and the HIPAA Regulations.
          Section 3.10.9 This Section 3.10 contains the sole representations and warranties of the Company with respect to the Company Benefit Plans.
       Section 3.11 Labor and Other Employment Matters.
          Section 3.11.1 The Company and each Company Subsidiary is in material compliance with all applicable material Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Except as set forth in Section 3.11.1 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened work stoppage, slowdown or labor strike against the Company or any Company Subsidiary.

          Section 3.11.2 Except as set forth in Section 3.11.2 of the Company Disclosure Schedule, there are no (a) severance or employment agreements with employees of the Company or any Company Subsidiary; (b) severance programs of the Company or any Company Subsidiary with or relating to its employees; or (c) plans, programs or other agreements of the Company or any Company Subsidiary with or relating to its directors, officers or employees which contain change in control provisions that could reasonably be expected to trigger payments to such individuals as a result of the transactions contemplated by this Agreement.
          Section 3.11.3 This Section 3.11 contains the sole representations and warranties of the Company with respect to labor and other employment matters.
          Section 3.12 Material Contracts.
          Section 3.12.1 Except for contracts set forth in Section 3.12.1 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or expressly bound by any contract or agreement:
          (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
          (ii) with respect to any joint venture or partnership arrangements;
          (iii) pursuant to which any indebtedness for borrowed money of the Company or any Company Subsidiary in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, other than any contract between or among the Company and/or wholly owned Company Subsidiaries;
          (iv) relating to a guarantee by the Company or any Company Subsidiary of indebtedness of any person other than the Company or any Company Subsidiary in excess of $250,000;
          (v) relating to any pending or, if continuing obligations on the part of the Company or any Company Subsidiary exist, completed acquisition or disposition by the Company or any Company Subsidiary of properties or assets, except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business;
          (vi) relating to any lease, license, permit, franchise or other contract concerning or relating to real property, or any lease of personal property, in each case with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $250,000 per annum or $1,000,000 in the aggregate;
          (vii) relating to any employment, consulting, agency, collective bargaining or other similar contract, agreement, instrument or arrangement relating to or for the benefit of current, future or former employees, officers, directors, partners, sales representatives, distributors, dealers, agents, independent contractors or consultants, with respect to which the aggregate amount that could reasonably be expected to be paid thereunder in the future exceeds $500,000 per annum, other than Company Benefit Plans set forth on Section 3.10.1 of the Company Disclosure Schedule or insurance policies set forth on Section 3.18 of the Company Disclosure Schedule;
          (viii) relating to any license, licensing arrangement or other contract providing in whole or in part for the use of, or limiting the use of, any material Intellectual Property right or providing the exclusive right to use any Intellectual Property right, other than contracts for commercially available, off-the-shelf software that has been purchased or licensed from a third party in the form of a “shrink-wrap,” “click-through” or other standard form license agreement, that is generally available to the public;
          (ix) relating to any order or other contract (A) obligating the Company or the Company Subsidiaries to purchase products or services (other than for resale) that could reasonably be expected to involve aggregate payments in excess of $1,000,000 per annum or (B) for the resale of products or services that involves aggregate payments that could reasonably be expected to be in excess of $5,000,000 per annum;
          (x) relating to any sales agency or marketing agreement;
          (xi) relating to any contract, agreement or arrangement with respect to the representation of the Company or any Company Subsidiary in one or more foreign countries other than any contracts, agreements or arrangements with employees of the Company or any Company Subsidiary; or
          (xii) which contains any covenant materially limiting the ability of the Company or any Company Subsidiary to engage in any of its principal lines of business, or to compete with any person or operate at any geographic location with respect to any of its principal lines of business, in each case that could, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, except for any lease of real property.
Each contract of the type described in this Section 3.12.1 is referred to herein as a “Company Material Contract.”
          Section 3.12.2 Except as set forth in Section 3.12.2 of the Company Disclosure Schedule and without regard to any noncompetition or nonsolicitation provision or agreement contained in any Company Material Contract, each Company Material Contract is legally valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought. The Company and each Company Subsidiary have performed, in all material respects, all obligations required to be performed by them prior to the date of this Agreement under each Company Material Contract. To the Company’s knowledge, each other party to each Company Material Contract has performed, in all material respects, all obligations required to be performed by it under each such Company Material Contract prior to the date of this Agreement. None of the Company or any Company Subsidiary has received written notice of any material violation or material default under (or any condition which with the passage of time or the giving of notice would cause such a material violation of or material default under) any Company Material Contract. The Company has made available to Parent copies of all Company Material Contracts.
          Section 3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule, as of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is there any investigation pending, in each case, against the Company or any Company Subsidiary where the amount in controversy is in excess of $100,000, and none of the Company or any Company Subsidiary is subject to any outstanding judgment, order, writ, stipulation, injunction or decree (“Order”).
          Section 3.14 Environmental Matters
          Section 3.14.1 Each of the Company and each Company Subsidiary is in compliance, in all material respects, with all applicable Environmental Laws, holds or has applied for all Environmental Permits necessary to conduct its current operations and is in compliance, in all material respects, with its respective Environmental Permits.
          Section 3.14.2 From January 1, 2008 until the date of this Agreement, neither the Company nor any Company Subsidiary has received any written claim or notice of violation from any Governmental Authority or third party alleging that the Company or any Company Subsidiary is in material violation of, or liable in any material respect under, any Environmental Law.
          Section 3.14.3 From January 1, 2008 until the date of this Agreement, neither the Company, any of the Company Subsidiaries nor, to the knowledge of the Company, any other person has filed any notice under any federal, state or local law indicating that (i) the Company or any Company Subsidiary is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Substance, or (ii) any Hazardous Substance is or has been improperly stored or disposed of upon any property owned, leased or operated or formerly owned, leased or operated by the Company or any Company Subsidiary.
          Section 3.14.4 As of the date of this Agreement, neither the Company nor any Company Subsidiary has any material contingent liability in connection with the release into the environment or the storage or disposal of any Hazardous Substance (i) relating to or in connection with the operation of the business or any of the assets of the Company or any Company Subsidiary; (ii) on any property owned, leased or operated by the Company or any Company Subsidiary; or (iii) on any property formerly owned, leased or operated by the Company or any Company Subsidiary.
          Section 3.14.5 To the knowledge of the Company, no property now or previously owned, leased or operated by the Company or any Company Subsidiary is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as a site requiring investigation or cleanup.
          Section 3.14.6 There are no sites, locations or operations at which the Company or any Company Subsidiary is currently undertaking, or since January 1, 2008 has completed, any material removal, remedial or response action relating to any disposal or release, as required by Environmental Laws.
          Section 3.14.7 From January 1, 2008 until the date of this Agreement, neither the Company nor any Company Subsidiary is transporting, has transported, is arranging for the transportation of or has arranged for the transportation of any Hazardous Substance to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that could reasonably be expected to lead to material claims against the Company or any Company Subsidiary for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA.
          Section 3.14.8 Neither the Company nor any Company Subsidiary owns or operates, or since January 1, 2008 has owned or operated, any underground storage tank, treatment, storage or disposal facility under RCRA, or any solid waste disposal facility.
          Section 3.14.9 As of the date of this Agreement: (i) neither the Company nor any Company Subsidiary has entered into or agreed to any Order or, to the knowledge of the Company, is subject to any material Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, and (ii) to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto.
          Section 3.14.10 This Section 3.14 contains the sole representations and warranties of the Company with respect to environmental matters.
          Section 3.15 Intellectual Property. Section 3.15 of the Company Disclosure Schedule sets forth a complete and accurate list of all issued patents, patent applications, registered trademarks or service marks, applications to register trademarks or service marks, domain names, and registered copyrights owned by the Company or any Company Subsidiary. Each of the Company and each of the Company Subsidiaries owns or possesses valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as that business is conducted as of the date of this Agreement. From January 1, 2008 until the date of this Agreement, the Company has not received any written complaint, demand or notice alleging that the Company or any Company Subsidiary has infringed upon or misappropriated any material Intellectual Property right of any third party in any material respect in connection with the operation of its business. To the Company’s knowledge, as of the date of this Agreement, no third party is infringing or misappropriating Intellectual Property rights owned by the Company or any Company Subsidiary. To the Company’s knowledge, there are no Intellectual Property rights that are necessary for the operation or continued operation of the business of the Company or any of the Company Subsidiaries, as their businesses are conducted as of the date of this Agreement, for which the Company or any of the Company Subsidiaries does not hold valid and continuing authority in connection with the use thereof. To the Company’s knowledge, no employee of the Company or any Company Subsidiary is subject to any agreement with a prior employer or other person that in any way adversely affects or will adversely affect the business of the Company and the Company Subsidiaries or the performance of the employee’s duties as an employee. This Section 3.15 and Sections 3.12.1(vi) and 3.12.1(viii) contain the sole representations and warranties of the Company with respect to Intellectual Property.
          Section 3.16 Assets and Properties. Each of the Company and the Company Subsidiaries has fee simple title to all of its material owned real property and has a valid leasehold interest in all of its material leased real property (including all rights and privileges pertaining or relating thereto), in each case, assuming the timely discharge of all obligations owing under or related to such owned real property and leased real property, free and clear of any and all liens, except for Permitted Company Liens. Each of the Company and each of the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all material personal property used in its business free and clear of any and all liens, except for Permitted Company Liens. Such personal property and owned or leased real property are, in all material respects, in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted.
          Section 3.17 Taxes.
          Section 3.17.1 Each of the Company and each Company Subsidiary has timely filed or caused to be timely filed with the appropriate Taxing Authority all material Tax Returns that it was required to file under applicable Law, taking into account any properly obtained extensions of time within which to file such Tax Returns. All such Tax Returns were complete and correct in all material respects. All Taxes that are shown as due and payable on such filed Tax Returns have been paid. No claim has ever been made by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction in respect of material Taxes that would be covered by or be the subject of such Tax Return.
          Section 3.17.2 Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency known to the Company, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of the Company or any Company Subsidiary to act on behalf of the Company or such Company Subsidiary) with respect to any material Taxes of the Company or such Company Subsidiary has been filed or executed with any Taxing Authority.

          Section 3.17.3 There are no material encumbrances for Taxes (other than Permitted Company Liens) upon any of the assets of the Company or any Company Subsidiary.
          Section 3.17.4 No material deficiencies for Taxes with respect to the Company or any Company Subsidiary have been claimed, proposed or assessed by any Taxing Authority (in writing). There are no pending (or, to the Company’s knowledge, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary. There are no matters under discussion with any Taxing Authority or within the knowledge of the Company with respect to Taxes that are likely to result in an additional material Liability for Taxes with respect to the Company or such Company Subsidiary. No issues relating to Taxes of the Company or any Company Subsidiary were raised by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.
          Section 3.17.5 Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          Section 3.17.6 The Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person.
          Section 3.17.7 Neither the Company nor any Company Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the ordinary course of business with vendors, customers and landlords.
          Section 3.17.8 Neither the Company nor any Company Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) for federal, state, local or foreign Tax purposes. Neither the Company nor any Company Subsidiary has any liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
          Section 3.17.9 Neither the Company nor any Company Subsidiary is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.
          Section 3.17.10 In the past five years, neither the Company nor any Company Subsidiary (nor any of their predecessors by merger or consolidation) has been a party to any transaction intended to qualify under Section 355 of the Code.

          Section 3.17.11 Neither the Company nor any Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2).
          Section 3.17.12 Neither the Company nor any Company Subsidiary has taken any action, nor has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Mergers, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          Section 3.17.13 This Section 3.17 contains the sole representations and warranties of the Company with respect to Tax matters, other than those in Section 3.10 (Employee Benefit Plans) and those in the Tax Representation Letter delivered by the Company pursuant to Section 5.20.9, in each case to the extent related to Tax matters.
          Section 3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a complete and accurate list of all material insurance policies maintained by or for the Company and the Company Subsidiaries, along with an indication of which entity maintains each policy. All material insurance policies of the Company and the Company Subsidiaries (a) are in full force and effect, and (b) neither the Company nor any Company Subsidiary is in material breach of or default under any such insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any such insurance policies.
          Section 3.19 Affiliate Transactions. Except as set forth in Section 3.19 of the Company Disclosure Schedule, no executive officer or director of the Company or any Company Subsidiary, or any person who beneficially owns five percent or more of the Company Common Stock, is a party to any contract with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets, has any material interest in any material property owned by the Company or any of the Company Subsidiaries, or has engaged in any material transaction with any of the foregoing within the 12-month period preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
          Section 3.20 Vote Required. The affirmative vote of the holders of (i) two-thirds of the outstanding shares of Company Common Stock, voting as a separate voting group, and (ii) two-thirds of the outstanding shares of Company Preferred Stock, voting as a separate voting group, and (iii) two-thirds of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a separate voting group (the “Required Company Shareholders”), is necessary to approve this Agreement and the Mergers. The affirmative vote of the Required Company Shareholders is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve this Agreement and the Mergers and to consummate the transactions contemplated hereby.
          Section 3.21 Brokers. No broker, finder or investment banker (other than UBS Securities LLC and Credit Suisse Securities (USA) LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
          Section 3.22 Investments. Neither the Company nor any Company Subsidiary owns any Equity Interest in any other corporation, general or limited partnership, joint venture, limited liability company or other business entity outside of the Company and the Company Subsidiaries.
          Section 3.23 Indebtedness. Except as set forth in Section 3.23 of the Company Disclosure Schedule and excluding intracompany accounts and indebtedness between the Company and any Company Subsidiary, as of the date of this Agreement, there are no notes, mortgages, indentures, security agreements or other obligations or instruments for or related to any borrowing effected by the Company or any Company Subsidiary or which have been assumed or guaranteed by the Company or any Company Subsidiary. A complete list of all of the performance guarantees or bonds, sureties and/or similar obligations issued by or on behalf of the Company or any of the Company Subsidiaries that are outstanding as of the date of this Agreement is set forth on Section 3.23 of the Company Disclosure Schedule.
          Section 3.24 Customers and Suppliers. Section 3.24 of the Company Disclosure Schedule contains a complete and accurate list of (a) the 10 largest clients or customers of the Company and the Company Subsidiaries (based on 2009 sales), together with the revenues received from such clients or customers during 2009 and (b) the 20 largest suppliers to the Company and the Company Subsidiaries (based on 2009 purchases), together with the volume of the purchases made from such suppliers during 2009. To the Company’s knowledge, as of the date of this Agreement, no such customer has indicated to the Company or any Company Subsidiary that it intends to stop, or materially decrease the rate of, buying materials, products or services from the Company or any of the Company Subsidiaries, and (ii) no such supplier has indicated to the Company or any Company Subsidiary that it intends to stop, or materially decrease the rate of, supplying materials, products or services to the Company or any of the Company Subsidiaries.
          Section 3.25 FCPA. Except as set forth in Section 3.25 of the Company Disclosure Schedule:
          Section 3.25.1 Neither the Company nor any Company Subsidiary is in violation of the FCPA.
          Section 3.25.2 As of the date of this Agreement, to the knowledge of the Company, neither the Company nor any Company Subsidiary employs or retains any employee, agent, consultant or other third-party representative who holds any foreign government position or serves on any board of directors of any foreign government-owned entity or would be considered a Foreign Official.
          Section 3.25.3 From January 1, 2008, until the date of this Agreement, to the knowledge of the Company, neither the Company nor any Company Subsidiary has engaged or attempted to engage a Foreign Official to provide services to or for the Company or any Company Subsidiary.

          Section 3.26 Accounts Receivable. All of the accounts, notes and loans receivable that have been recorded on the books of the Company and the Company Subsidiaries as of the date of this Agreement are bona fide and represent accounts receivable validly due for services rendered, subject to allowances for uncollectibility recorded on the Unaudited Balance Sheet.
          Section 3.27 Absence of Certain Business Practices. To the knowledge of the Company, neither the Company nor any Company Subsidiary, nor any of their partners, officers, directors, managers, employees or agents, nor any other person acting on any of their behalf, has, directly or indirectly, given or agreed to give any material gift or similar material benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company or any Company Subsidiary (or assist the Company or any Company Subsidiary in connection with any actual or proposed transaction) which would reasonably be expected to subject the Company or any Company Subsidiary to any material damage or material penalty in any civil, criminal or governmental litigation or proceeding or which, if not continued in the future, would have a Company Material Adverse Effect.
          Section 3.28 Books and Records. The minute books and other similar records of the Company and the Company Subsidiaries contain complete and accurate records of all actions taken at any meetings of their respective stockholders, board of directors, managers or partners, as the case may be, or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.
          Section 3.29 Powers of Attorney; Bank Accounts. Section 3.29 of the Company Disclosure Schedule lists (a) the names and addresses of all persons holding powers of attorney on behalf of the Company or any Company Subsidiary; and (b) the names of all banks and other financial institutions in which the Company or any Company Subsidiary currently has an account, deposit or safe deposit box, along with the account numbers.
          Section 3.30 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, each of Parent and the Merger Subs acknowledges that neither the Company nor any other person on behalf of the Company has made or will make any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or their respective businesses, or with respect to any other information provided to Parent, the Merger Subs or any Parent Representative, and the Company hereby disclaims any other representations or warranties made by the Company, any Company Subsidiary or any Company Representative with respect to the execution and delivery of this Agreement or the Mergers or the other transactions contemplated hereby. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, the Merger Subs or any other person resulting from the distribution to, or use by, Parent, the Merger Subs or any Parent Representative of any information provided to Parent, the Merger Subs or any Parent Representative by the Company, any Company Subsidiary or any Company Representative, including any information, documents, projections, forecasts, business plans or other material made available in the “virtual data room,” any confidential information memoranda or any management presentations in expectation of the transactions contemplated by this Agreement.

          Section 3.31 Access to Information; Disclaimer. The Company acknowledges and agrees that it (a) has had an opportunity to discuss the business of Parent and the Parent Subsidiaries with the management of Parent, (b) has had reasonable access to personnel, properties, premises and books and records of Parent and the Parent Subsidiaries, (c) has been afforded the opportunity to ask questions of and receive answers from the management of Parent and the Parent Subsidiaries, (d) has conducted its own independent investigation and analysis of Parent and the Parent Subsidiaries, their respective businesses and the Mergers and the other transactions contemplated hereby, and the Company has not been induced by or relied on any representation, warranty or other statement by any person on behalf of Parent or any Parent Subsidiary, other than the representations and warranties of Parent and the Parent Subsidiaries expressly contained in Article IV, and (e) specifically disclaims any and all representations and warranties made by or on behalf of Parent, any Parent Subsidiary or any Parent Representative, other than the representations and warranties of Parent and the Parent Subsidiaries expressly contained in Article IV.
ARTICLE IV
Representations and Warranties of Parent and the Merger Subs
     Subject to (a) any information contained or incorporated by reference in any Parent SEC Filing (other than (i) any disclosures contained or referenced therein under the captions “Risk Factors”, “Forward-Looking Statements”, “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature, and (ii) any exhibits or other documents appended thereto) and (b) such exceptions as are disclosed in the applicable section of the disclosure schedule delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent and the Merger Subs hereby jointly and severally represent and warrant to the Company as follows:
          Section 4.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub I is a corporation duly organized, validly existing and (to the extent applicable under Washington Law) in good standing under the Laws of the State of Washington, and Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Parent Subsidiary has been duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Parent Subsidiary to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, each Parent Subsidiary and each Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent, each Parent Subsidiary and each Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Section 4.1 of the Parent Disclosure Schedule sets forth a true and complete list of all of the subsidiaries of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”).
          Section 4.2 Organizational Documents. Copies of (i) Parent’s Certificate of Incorporation (the “Parent Certificate of Incorporation”) and Bylaws (the “Parent Bylaws”), (ii) copies of Merger Sub I’s Articles of Incorporation (the “Merger Sub I Articles of Incorporation”) and Bylaws (the “Merger Sub I Bylaws”), and (iii) copies of Merger Sub II’s Certificate of Formation (the “Merger Sub II Certificate of Formation”) and limited liability company agreement (the “Merger Sub II LLC Agreement”), which were previously furnished or made available to the Company, are complete and correct. Neither Parent nor any Parent Subsidiary is in violation of its organizational or governing documents.
          Section 4.3 Capitalization.
          Section 4.3.1 The authorized capital stock of Parent consists of 70,000,000 shares of Parent Common Stock, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of March 5, 2010: (a) 39,636,360 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights, (b) 257,750 shares of Parent Common Stock were reserved for issuance upon exercise of Parent Options granted under the Parent Stock Option Plans, and (c) no shares of preferred stock were issued and outstanding.
          Section 4.3.2 As of March 5, 2010, except as set forth in Section 4.3.2 of the Parent Disclosure Schedule and except for Parent Options to purchase not more than 257,750 shares of Parent Common Stock, there are no options, warrants or other rights to acquire capital stock or other Equity Interests of Parent, or securities convertible into or exchangeable for capital stock or other Equity Interests of Parent. Except as set forth in Section 4.3.2 of the Parent Disclosure Schedule, since January 1, 2010, and through the date of this Agreement, Parent has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests of Parent.
          Section 4.3.3 Except as set forth in Section 4.3.3 of the Parent Disclosure Schedule, and with respect to Parent Options and Parent Restricted Stock pursuant to the Parent Stock Option Plans and the related stock option or restricted stock agreements, there are no outstanding contractual obligations of Parent or any Parent Subsidiary (a) restricting the transfer of, (b) affecting the voting rights of, (c) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (d) requiring the registration for sale of, or (e) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of, or other Equity Interests in, Parent or any Parent Subsidiary. Except as set forth in Section 4.3.3 of the Parent Disclosure Schedule, each outstanding share of capital stock or unit of Equity Interest of each Parent Subsidiary is validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Parent or another Parent Subsidiary free and clear of all security interests, liens, pledges, options, rights of first refusal, agreements, limitations on Parent’s or such other Parent Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, in each case, other than Permitted Parent Liens.
          Section 4.4 Authority. Each of Parent and each Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by each of Parent and the Merger Subs, and the consummation by Parent and the Merger Subs of the Mergers and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and the Merger Subs, and no other corporate proceedings on the part of Parent or the Merger Subs, no further vote or consent of Parent or a subsidiary of Parent that is the sole shareholder or member of each of the Merger Subs, and no votes of the stockholders of Parent are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, except the filing of the Articles of Merger with the Washington Secretary of State in accordance with the WBCA and the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DLLCA. This Agreement has been duly executed and delivered by Parent and the Merger Subs and, assuming this Agreement is a legally valid and binding obligation of the Company, constitutes a legally valid and binding obligation of Parent and the Merger Subs, enforceable against Parent and the Merger Subs in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought.
          Section 4.5 No Conflict; Required Filings and Consents.
          Section 4.5.1 The execution and delivery of this Agreement by Parent and the Merger Subs do not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by Parent and the Merger Subs will not, (a) conflict with or violate any provision of the Parent Certificate of Incorporation, the Parent Bylaws, the Merger Sub I Articles of Incorporation, the Merger Sub I Bylaws, the Merger Sub II Certificate of Formation or the Merger Sub II LLC Agreement, (b) assuming that all consents, approvals, authorizations and permits described in Section 4.5.2 have been obtained prior to the Effective Time and all filings and notifications described in Section 4.5.2 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to Parent or the Merger Subs or any other Parent Subsidiary or by which any property or asset of Parent, the Merger Subs or any Parent Subsidiary is bound or (c) except as set forth in Section 4.5.1 of the Parent Disclosure Schedule, require any consent or approval under, result in any breach of, or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance (except for Permitted Parent Liens) on any property or asset of Parent, the Merger Subs or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture (including the indentures governing the Parent Convertible Notes), contract, agreement, lease, license, Parent Permit or other legally binding obligation to which Parent, the Merger Subs or any Parent Subsidiary is a party, except, as to clauses (b) and (c), respectively, for any such conflicts, violations, breaches, defaults, rights of termination, acceleration or cancellation, lien or encumbrance creation or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
          Section 4.5.2 The execution and delivery of this Agreement by Parent and the Merger Subs do not, and the performance of this Agreement by Parent and the Merger Subs will not, require Parent or the Merger Subs to obtain any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (a) as may be required under the Securities Act or the Exchange Act, any applicable state securities, takeover or “blue sky” Laws, the rules and regulations of any securities exchange on which Parent’s securities are listed or traded, the HSR Act or any other Antitrust Laws or other regulatory Laws, the filing of the Articles of Merger as required by the WBCA and the Certificate of Merger as required by the DLLCA, and (b) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (i) prevent or materially delay or impede the performance by Parent or the Merger Subs of any material obligations under this Agreement or (ii) individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
          Section 4.6 Permits; Compliance With Law. Except for employee benefit plans, labor and other employment matters (which are the subjects solely of Section 4.10 and Section 4.11, respectively), for environmental matters (which are the subject solely of Section 4.14) and for Tax matters (which are the subject solely of Section 4.17), each of Parent and each Parent Subsidiary is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for Parent and each Parent Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date of this Agreement (the “Parent Permits”), and all such Parent Permits are, in all material respects, valid and in full force and effect. Neither Parent nor any Parent Subsidiary is, in any material respect, in conflict with, or in default or violation of (except for Laws or Parent Permits with respect to matters that are the subject of Sections 4.10, 4.11, 4.14 and 4.17, which matters are the subject solely of such respective sections), any material Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or any Parent Permits, including any applicable material United States export, trade control, strategic goods, embargo, antiboycott or asset control laws or regulations.
          Section 4.7 SEC Filings; Financial Statements.
          Section 4.7.1 Except as set forth in Section 4.7.1 of the Parent Disclosure Schedule, Parent has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2008, until the date of this Agreement (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented, if applicable: (a) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed, and (b) did not, at the time it was filed (or became effective in the case of registration statements), or, if subsequently amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.
          Section 4.7.2 Each of the consolidated financial statements (including, in each case, any notes thereto) of Parent and the consolidated Parent Subsidiaries contained in the Parent SEC Filings, as amended, supplemented or restated, if applicable (collectively, the “Parent Financial Statements”), was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the Parent SEC Filings), and each of the Parent Financial Statements presented fairly, in all material respects, the consolidated financial position of Parent and the consolidated Parent Subsidiaries as of the respective dates thereof and the consolidated results of operations, stockholders’ equity and cash flows of Parent and the consolidated Parent Subsidiaries for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal period-end adjustments which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect). This representation and warranty shall not be deemed to be breached as a result of any change in GAAP or Law after the date of this Agreement. Except as set forth in Section 4.7.2 of the Parent Disclosure Schedule, as of the date hereof: (a) all accounts payable of Parent and Parent Subsidiaries are current, and (b) neither Parent nor any Parent Subsidiary has engaged in any hedging transactions.
          Section 4.7.3 Except as and to the extent (a) disclosed or reserved against in the Parent Financial Statements or (b) set forth in Section 4.7.3 of the Parent Disclosure Schedule, none of Parent or any consolidated Parent Subsidiary has, as of the date of this Agreement, any liabilities or obligations that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (i) contemplated by or under this Agreement or incurred in connection with the transactions contemplated hereby, (ii) incurred since December 31, 2009 in the ordinary course of business and in a manner consistent with past practice, or (iii) that individually or in the aggregate do not exceed $1,000,000.
          Section 4.8 Intentionally Omitted.
          Section 4.9 Absence of Certain Changes or Events. From December 31, 2008 through the date of this Agreement, except as (i) disclosed in the Parent SEC Filings filed after such date, (ii) contemplated by, or as disclosed pursuant to, this Agreement or (iii) set forth in Section 4.9 of the Parent Disclosure Schedule, there has not been any Parent Material Adverse

Effect, Parent and Parent Subsidiaries have, in all material respects, conducted their businesses substantially in the ordinary course consistent with past practice, and neither Parent nor any of the Parent Subsidiaries has done any of the following:
     (a) amended the certificate of incorporation or bylaws of Parent;
     (b) sold, leased, transferred, assigned or otherwise disposed of any assets that, individually or in the aggregate, had a value at the time of such lease, transfer, assignment or disposition of $1,000,000 or more, other than products sold, leased, transferred, assigned or otherwise disposed of in the ordinary course of business and consistent with past practices;
     (c) made any investment in or contribution, advance or loan to any person (other than (i) intracompany transactions or (ii) investments, contributions or advances (or commitments with respect thereto) of less than $200,000 in the aggregate);
     (d) made any material change in any of the accounting principles followed by Parent or any Parent Subsidiary;
     (e) increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plans or arrangements or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to any officers, directors, partners or employees of Parent or any Parent Subsidiary, other than, in each case, in the ordinary course of business consistent with past practice;
     (f) suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers or other favorable business relationships which, individually or in the aggregate, would reasonably be expected to result in a Parent Material Adverse Effect; or
     (g) agreed, whether in writing or otherwise, to do any of the foregoing.
       Section 4.10 Employee Benefit Plans.
          Section 4.10.1 Section 4.10.1 of the Parent Disclosure Schedule sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA, and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former employee (or to any dependent or beneficiary thereof of Parent, other than individual employment, severance, change in control or similar contracts or agreements), which are maintained, sponsored or contributed to by Parent, any Parent Subsidiary or any of their Parent ERISA Affiliates, or under which Parent or any Parent Subsidiary has any material obligation or liability, including, all incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs (each a “Parent Benefit Plan”).

          Section 4.10.2 Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.
          Section 4.10.3 Except as set forth in Section 4.10.3 of the Parent Disclosure Schedule: (a) each Parent Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to Parent’s knowledge, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan, (b) to Parent’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Parent Benefit Plan that could result in material liability to Parent, and (c) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Parent, is threatened against or with respect to any such Parent Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).
          Section 4.10.4 Each Parent Benefit Plan and any other agreement, plan or arrangement that is or is intended to be a “nonqualified deferred compensation” arrangement under Section 409A of the Code is in and has been operated in compliance with Section 409A of the Code, and no service provider is entitled to a tax gross-up or similar payment for any tax or interest that may be due as a result of violation of Section 409A of the Code.
          Section 4.10.5 Except as disclosed in Section 4.10.5 of the Parent Disclosure Schedule, no Parent Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA). Neither Parent, any Parent Subsidiary nor any of their Parent ERISA Affiliates has incurred (a) a partial or complete withdrawal from a multiemployer plan (within the meaning of Section 3(37) of ERISA) or (b) any withdrawal liability with respect to a multiemployer plan. No Parent Benefit Plan is subject to Title IV of ERISA. Neither Parent nor any of its Subsidiaries has any material liability under Title IV of ERISA, and no condition exists that presents a material risk to Parent of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder.
          Section 4.10.6 Except as set forth in Section 4.10.6 of the Parent Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of Parent who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Parent Benefit Plan could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
          Section 4.10.7 Except as set forth in Section 4.10.6 of the Parent Disclosure Schedule and as required by Law, no Parent Benefit Plan provides any post-employment medical or life insurance benefits. Parent and each Parent Subsidiary are in material compliance with the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state law.
          Section 4.10.8 Each Parent Benefit Plan that qualifies as a “health plan” or other “covered entity” as defined under HIPAA and the HIPAA Regulations has timely complied in all material respects with all obligations required pursuant to and in connection with HIPAA and the HIPAA Regulations.
          Section 4.10.9 This Section 4.10 contains the sole representations and warranties of Parent with respect to the Parent Benefit Plans.
          Section 4.11 Labor and Other Employment Matters.
          Section 4.11.1 Parent and each Parent Subsidiary is in material compliance with all applicable material Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Except as set forth in Section 4.11.1 of the Parent Disclosure Schedule, as of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to a collective bargaining agreement. As of the date of this Agreement, there is no pending or, to the knowledge of Parent, threatened work stoppage, slowdown or labor strike against Parent or any Parent Subsidiary.
          Section 4.11.2 Except as set forth in Section 4.11.2 of the Parent Disclosure Schedule, there are no (a) severance or employment agreements with employees of Parent or any Parent Subsidiary, (b) severance programs of Parent or any Parent Subsidiary with or relating to its employees, or (c) plans, programs or other agreements of Parent or any Parent Subsidiary with or relating to its directors, officers or employees which contain change in control provisions that could reasonably be expected to trigger payments to such individuals as a result of the transactions contemplated by this Agreement.
          Section 4.11.3 This Section 4.11 contains the sole representations and warranties of Parent with respect to labor and other employment matters.
          Section 4.12 Material Contracts.
          Section 4.12.1 Except for contracts set forth in the “Exhibit Index” of any Parent SEC Filing and contracts set forth in Section 4.12.1 of the Parent Disclosure Schedule, as of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to or expressly bound by any contract or agreement:
          (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
          (ii) with respect to any joint venture or partnership arrangements;
        (iii) pursuant to which any indebtedness for borrowed money of Parent or any Parent Subsidiary in an aggregate principal amount in excess of $1,000,000 is outstanding or may be incurred, other than any contract between or among Parent and/or wholly owned Parent Subsidiaries;
          (iv) relating to a guarantee by Parent or any Parent Subsidiary of indebtedness of any person other than Parent or any Parent Subsidiary in excess of $500,000;
          (v) relating to any pending or, if continuing obligations on the part of Parent or any Parent Subsidiary exist, completed acquisition or disposition by Parent or any Parent Subsidiary of properties or assets, except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business;
          (vi) relating to any lease, license, permit, franchise or other contract concerning or relating to real property, or any lease of personal property, in each case with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $500,000 per annum or $2,000,000 in the aggregate;
          (vii) relating to any employment, consulting, agency, collective bargaining or other similar contract, agreement, instrument or arrangement relating to or for the benefit of current, future or former employees, officers, directors, partners, sales representatives, distributors, dealers, agents, independent contractors or consultants, with respect to which the aggregate amount that could reasonably be expected to be paid thereunder in the future exceeds $500,000 per annum, other than Parent Benefit Plans set forth on Section 4.10.1 of the Parent Disclosure Schedule or insurance policies set forth on Section 4.18 of the Parent Disclosure Schedule;
          (viii) relating to any license, licensing arrangement or other contract providing in whole or in part for the use of, or limiting the use of, any material Intellectual Property right or providing the exclusive right to use any Intellectual Property right, other than contracts for commercially available, off-the-shelf software that has been purchased or licensed from a third party in the form of a “shrink-wrap,” “click-through” or other standard form license agreement, that is generally available to the public;
          (ix) relating to any order or other contract (A) obligating Parent or the Parent Subsidiaries to purchase products or services (other than for resale) that could reasonably be expected to involve aggregate payments in excess of $2,000,000 per annum or (B) for the sale of products or services that involves aggregate payments that could reasonably be expected to be in excess of $10,000,000 per annum;
          (x) relating to any sales agency or marketing agreement;
          (xi) relating to any contract, agreement or arrangement with respect to the representation of Parent or any Parent Subsidiary in one or more foreign countries other than any contracts, agreements or arrangements with employees of Parent or any Parent Subsidiary; or

          (xii) which contains any covenant materially limiting the ability of Parent or any Parent Subsidiary to engage in any of its principal lines of business, or to compete with any person or operate at any geographic location with respect to any of its principal lines of business, in each case that could, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, except for any lease of real property.
Each contract of the type described in this Section 4.12 is referred to herein as a “Parent Material Contract.”
          Section 4.12.2 Except as set forth in Section 4.12.2 of the Parent Disclosure Schedule and without regard to any noncompetition or nonsolicitation provision or agreement contained in any Parent Material Contract, each Parent Material Contract is legally valid and binding on Parent and each Parent Subsidiary party thereto and, to Parent’s knowledge, each other party thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought. Parent and each Parent Subsidiary have performed, in all material respects, all obligations required to be performed by them prior to the date of this Agreement under each Parent Material Contract. To Parent’s knowledge, each other party to each Parent Material Contract has performed, in all material respects, all obligations required to be performed by it under each such Parent Material Contract prior to the date of this Agreement. None of Parent or any Parent Subsidiary has received written notice of any material violation or material default under (or any condition which with the passage of time or the giving of notice would cause such a material violation of or material default under) any Parent Material Contract. Parent has made available to the Company copies of all Parent Material Contracts.
          Section 4.13 Litigation. Except as disclosed in the Parent SEC Filings, as of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, is there any investigation pending, in each case, against Parent or any Parent Subsidiary where the amount in controversy is in excess of $100,000, and none of Parent or any Parent Subsidiary is subject to any outstanding Order.
          Section 4.14 Environmental Matters
          Section 4.14.1 Each of Parent and each Parent Subsidiary is in compliance, in all material respects, with all applicable Environmental Laws, holds or has applied for all Environmental Permits necessary to conduct its current operations and is in compliance, in all material respects, with its respective Environmental Permits.
          Section 4.14.2 From January 1, 2008 until the date of this Agreement, neither Parent nor any Parent Subsidiary has received any written claim or notice of violation from any Governmental Authority or third party alleging that Parent or any Parent

Subsidiary is in material violation of, or liable in any material respect under, any Environmental Law.
          Section 4.14.3 From January 1, 2008 until the date of this Agreement, neither Parent, any of Parent Subsidiaries nor, to the knowledge of Parent, any other person has filed any notice under any federal, state or local law indicating that (i) Parent or any Parent Subsidiary is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Substance, or (ii) any Hazardous Substance is or has been improperly stored or disposed of upon any property owned, leased or operated or formerly owned, leased or operated by Parent or any Parent Subsidiary.
          Section 4.14.4 As of the date of this Agreement, neither Parent nor any Parent Subsidiary has any material contingent liability in connection with the release into the environment or the storage or disposal of any Hazardous Substance (i) relating to or in connection with the operation of the business or any of the assets of Parent or any Parent Subsidiary; (ii) on any property owned, leased or operated by Parent or any Parent Subsidiary; or (iii) on any property formerly owned, leased or operated by Parent or any Parent Subsidiary.
          Section 4.14.5 To the knowledge of Parent, no property now or previously owned, leased or operated by Parent or any Parent Subsidiary is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as a site requiring investigation or cleanup.
          Section 4.14.6 There are no sites, locations or operations at which Parent or any Parent Subsidiary is currently undertaking, or since January 1, 2008 has completed, any material removal, remedial or response action relating to any disposal or release, as required by Environmental Laws.
          Section 4.14.7 From January 1, 2008 until the date of this Agreement, neither Parent nor any Parent Subsidiary is transporting, has transported, is arranging for the transportation of or has arranged for the transportation of any Hazardous Substance to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that could reasonably be expected to lead to material claims against Parent or any Parent Subsidiary for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA.
          Section 4.14.8 Neither Parent nor any Parent Subsidiary owns or operates, or since January 1, 2008 has owned or operated, any underground storage tank, treatment, storage or disposal facility under RCRA, or any solid waste disposal facility.
          Section 4.14.9 As of the date of this Agreement: (i) neither Parent nor any Parent Subsidiary has entered into or agreed to any Order or, to the knowledge of Parent, is subject to any material Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, and (ii) to the knowledge of Parent, no investigation, litigation or other proceeding is pending or threatened with respect thereto.
          Section 4.14.10 This Section 4.14 contains the sole representations and warranties of Parent with respect to environmental matters.
          Section 4.15 Intellectual Property. Section 4.15 of the Parent Disclosure Schedule sets forth a complete and accurate list of all issued patents, patent applications, registered trademarks or service marks, applications to register trademarks or service marks, domain names, and registered copyrights owned by Parent or any Parent Subsidiary. Each of Parent and each of Parent Subsidiaries owns or possesses valid rights to use all Intellectual Property necessary to conduct the business of Parent and Parent Subsidiaries as that business is conducted as of the date of this Agreement. From January 1, 2008 until the date of this Agreement, Parent has not received any written complaint, demand or notice alleging that Parent or any Parent Subsidiary has infringed upon or misappropriated any material Intellectual Property right of any third party in any material respect in connection with the operation of its business. To Parent’s knowledge, as of the date of this Agreement, no third party is infringing or misappropriating Intellectual Property rights owned by Parent or any Parent Subsidiary. To Parent’s knowledge, there are no Intellectual Property rights that are necessary for the operation or continued operation of the business of Parent or any Parent Subsidiary, as their businesses are conducted as of the date of this Agreement, for which Parent or any Parent Subsidiary does not hold valid and continuing authority in connection with the use thereof. To Parent’s knowledge, no employee of Parent or any Parent Subsidiary is subject to any agreement with a prior employer or other person that in any way adversely affects or will adversely affect the business of Parent and Parent Subsidiaries or the performance of the employee’s duties as an employee. This Section 4.15 and Sections 4.12.1(vi) and 4.12.1(viii) contain the sole representations and warranties of Parent with respect to Intellectual Property.
          Section 4.16 Assets and Properties. Each of Parent and the Parent Subsidiaries has fee simple title to all of its material owned real property and has a valid leasehold interest in all of its material leased real property (including all rights and privileges pertaining or relating thereto), in each case, assuming the timely discharge of all obligations owing under or related to such owned real property and leased real property, free and clear of any and all liens, except for Permitted Parent Liens. Each of Parent and each of the Parent Subsidiaries has title to, or a valid leasehold interest in, as applicable, all material personal property used in its business free and clear of any and all liens, except for Permitted Parent Liens. Such personal property and owned or leased real property are, in all material respects, in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted.
          Section 4.17 Taxes.
          Section 4.17.1 Each of Parent and each Parent Subsidiary has timely filed or caused to be timely filed with the appropriate Taxing Authority all material Tax Returns that it was required to file under applicable Law, taking into account any properly obtained extensions of time within which to file such Tax Returns. All such Tax Returns were complete and correct in all material respects. All Taxes that are shown as due and payable on such filed Tax Returns have been paid. No claim has ever been made by an authority in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction in respect of material Taxes that would be covered by or be the subject of such Tax Return.
          Section 4.17.2 Neither Parent nor any Parent Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency known to Parent, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of Parent or any Parent Subsidiary to act on behalf of Parent or such Parent Subsidiary) with respect to any material Taxes of Parent or such Parent Subsidiary has been filed or executed with any Taxing Authority.
          Section 4.17.3 There are no material encumbrances for Taxes (other than Permitted Parent Liens) upon any of the assets of Parent or any Parent Subsidiary.
          Section 4.17.4 Except as set forth in Section 4.17.4 of the Parent Disclosure Schedule, no material deficiencies for Taxes with respect to Parent or any Parent Subsidiary have been claimed, proposed or assessed by any Taxing Authority (in writing). There are no pending (or, to Parent’s knowledge, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Parent or any Parent Subsidiary. There are no matters under discussion with any Taxing Authority or within the knowledge of Parent with respect to Taxes that are likely to result in an additional material Liability for Taxes with respect to Parent or such Parent Subsidiary. No issues relating to Taxes of Parent or any Parent Subsidiary were raised by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.
          Section 4.17.5 Neither Parent nor any Parent Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          Section 4.17.6 Parent and each Parent Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person.
          Section 4.17.7 Neither Parent nor any Parent Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the ordinary course of business with vendors, customers and landlords.
          Section 4.17.8 Except as set forth in Section 4.17.8 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Parent) for federal, state, local or foreign Tax purposes. Neither Parent nor any Parent Subsidiary has any liability for the Taxes of any person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section

1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
          Section 4.17.9 Neither Parent nor any Parent Subsidiary is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.
          Section 4.17.10 Except as set forth in Section 4.17.10 of the Parent Disclosure Schedule, in the past five years, neither Parent nor any Parent Subsidiary (nor any of their predecessors by merger or consolidation) has been a party to any transaction intended to qualify under Section 355 of the Code.
          Section 4.17.11 Neither Parent nor any Parent Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2).
          Section 4.17.12 Neither Parent nor any Parent Subsidiary has taken any action, nor has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Mergers, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          Section 4.17.13 This Section 4.17 contains the sole representations and warranties of Parent with respect to Tax matters, other than those in Section 4.10 (Employee Benefit Plans) and those in the Tax Representation Letter delivered by Parent pursuant to Section 5.20.9, in each case to the extent related to Tax matters.
          Section 4.18 Insurance. Section 4.18 of the Parent Disclosure Schedule sets forth a complete and accurate list of all material insurance policies maintained by or for Parent and the Parent Subsidiaries, along with an indication of which entity maintains each policy. All material insurance policies of Parent and Parent Subsidiaries (a) are in full force and effect, and (b) neither Parent nor any Parent Subsidiary is in material breach of or default under any such insurance policies, and neither Parent nor any Parent Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any such insurance policies.
          Section 4.19 Affiliate Transactions. Except as set forth in Section 4.19 of the Parent Disclosure Schedule and as disclosed in the Parent SEC Filings, no executive officer or director of Parent or any Parent Subsidiary, or any person who beneficially owns five percent or more of Parent Common Stock, is a party to any contract with or binding upon Parent or any Parent Subsidiary or any of their respective properties or assets, has any material interest in any material property owned by Parent or any of the Parent Subsidiaries, or has engaged in any material transaction with any of the foregoing within the 12-month period preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

          Section 4.20 Ownership of the Merger Subs; No Prior Activities. The Merger Subs were formed solely for the purpose of engaging in the transactions contemplated by this Agreement.
          Section 4.20.1 All of the outstanding capital stock or membership interests, as applicable, of the Merger Subs is owned directly by a subsidiary of Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which the Merger Subs are a party of any character relating to the issued or unissued capital stock of, membership interests of or other Equity Interests in, the Merger Subs or obligating the Merger Subs to grant, issue or sell any shares of the capital stock of, membership interests of or other Equity Interests in, the Merger Subs, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of the Merger Subs to repurchase, redeem or otherwise acquire any shares of the capital stock or membership interests of the Merger Subs.
          Section 4.20.2 Except for obligations or liabilities incurred in connection with their incorporation or organization and the transactions contemplated by this Agreement, the Merger Subs have not and, as of the Effective Time, will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities, engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person.
          Section 4.21 Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent is necessary to approve this Agreement and the Mergers and to consummate the transactions contemplated hereby.
          Section 4.22 Fairness Opinion. The Board of Directors of Parent has received the opinion of Goldman, Sachs & Co., dated as of the date of this Agreement, to the effect that, as of such date, the $360,294,663 in cash, 7,923,308 shares of Parent Common Stock, 2010 Earnout Amount, 2011 Earnout Amount and Bonus Earnout Amount to be paid by Parent in respect of all of the capital stock of the Company pursuant to this Agreement is fair to Parent from a financial point of view.
          Section 4.23 Brokers. No broker, finder or investment banker (other than Goldman Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of Parent or the Merger Subs.
          Section 4.24 Investments. Neither Parent nor any Parent Subsidiary owns any Equity Interest in any other corporation, general or limited partnership, joint venture, limited liability company or other business entity outside of Parent and Parent Subsidiaries.
          Section 4.25 Indebtedness. Except as set forth in Section 4.25 of the Parent Disclosure Schedule and excluding intracompany accounts and indebtedness between Parent and any Parent Subsidiary, as of the date of this Agreement, there are no notes, mortgages, indentures, security agreements or other obligations or instruments for or related to any borrowing effected by Parent or any Parent Subsidiary or which have been assumed or guaranteed by Parent or any Parent Subsidiary. A complete list of all of the performance guarantees or bonds, sureties and/or similar obligations issued by or on behalf of Parent or any of the Parent Subsidiaries that are outstanding as of the date of this Agreement is set forth on Section 4.25 of the Parent Disclosure Schedule.
          Section 4.26 Customers and Suppliers. Section 4.26 of the Parent Disclosure Schedule contains a complete and accurate list of (a) the 10 largest clients or customers of Parent and Parent Subsidiaries (based on 2009 sales), together with the revenues received from such clients or customers during 2009, and (b) the 20 largest suppliers to Parent and the Parent Subsidiaries (based on 2009 purchases), together with the volume of the purchases made from such suppliers during 2009. To Parent’s knowledge, as of the date of this Agreement, (i) no such customer has indicated to Parent or any Parent Subsidiary that it intends to stop, or materially decrease the rate of, buying materials, products or services from Parent or any of Parent Subsidiaries, and (ii) no such supplier has indicated to Parent or any Parent Subsidiary that it intends to stop, or materially decrease the rate of, supplying materials, products or services to Parent or any of Parent Subsidiaries.
          Section 4.27 Accounts Receivable. All of the accounts, notes and loans receivable that have been recorded on the books of Parent and the Parent Subsidiaries as of the date of this Agreement are bona fide and represent accounts receivable validly due for services rendered, subject to allowances for uncollectibility recorded on the Parent Financial Statements.
          Section 4.28 Absence of Certain Business Practices. To the knowledge of Parent, neither Parent nor any Parent Subsidiary, nor any of their partners, officers, directors, managers, employees or agents, nor any other person acting on any of their behalf, has, directly or indirectly, given or agreed to give any material gift or similar material benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Parent or any Parent Subsidiary (or assist Parent or any Parent Subsidiary in connection with any actual or proposed transaction) which would reasonably be expected to subject Parent or any Parent Subsidiary to any material damage or material penalty in any civil, criminal or governmental litigation or proceeding or which, if not continued in the future, would have a Parent Material Adverse Effect.
          Section 4.29 FCPA. Except as set forth in Section 4.29 of the Parent Disclosure Schedule:
          Section 4.29.1 Neither Parent nor any Parent Subsidiary is in violation of the FCPA.
          Section 4.29.2 As of date of this Agreement, to the knowledge of Parent, neither Parent nor any Parent Subsidiary employs or retains any employee, agent, consultant or other third-party representative who holds any foreign government position or serves on any board of directors of any foreign government-owned entity or would be considered a Foreign Official.

          Section 4.29.3 From January 1, 2008, until the date of this Agreement, to the knowledge of Parent, neither Parent nor any Parent Subsidiary has engaged or attempted to engage a Foreign Official to provide services to or for Parent or any Parent Subsidiary.
          Section 4.30 Books and Records. The minute books and other similar records of Parent and the Parent Subsidiaries contain complete and accurate records of all actions taken at any meetings of their respective stockholders, board of directors, managers or partners, as the case may be, or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.
          Section 4.31 Financing. Parent has delivered to the Company a true, correct and complete copy, executed by all applicable parties (including Parent and its subsidiary Willbros United States Holdings, Inc., in each case to the extent required to create a binding agreement), of the commitment letter of Credit Agricole Corporate and Investment Bank, UBS Securities LLC and UBS Loan Finance LLC, dated as of the date hereof, pursuant to which such persons have agreed, subject to the terms and conditions set forth therein, to provide an aggregate of $475,000,000 of financing in connection with the transactions contemplated hereby (the “Financing Letter”). The Financing Letter has not been amended, supplemented or otherwise modified in a manner that would be prohibited by Section 5.21.1. The Financing Letter is in full force and effect as of the date hereof in accordance with its terms. The Financing Letter is subject to no contingencies or conditions (including pursuant to the fee letter(s) executed in connection therewith) other than (a) those set forth in the copy of the fully executed Financing Letter delivered to the Company and (b) any relevant provisions of the accompanying fee letter in the form disclosed to the Company on or prior to the date hereof (collectively, the “Disclosed Financing Letters”) . Parent has fully paid, or caused to be paid, any and all commitment fees and other amounts required by the Financing Letter or the accompanying fee letter(s) to be paid by it or any of its affiliates on or prior to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a default or breach on the part of Parent or any Parent Subsidiary, or, to the knowledge of Parent, any other parties thereto under, or a basis for termination by any party thereto of, the Financing Letter. As of the date hereof, neither Parent nor any Merger Sub has any reason to believe that any of the conditions to the financing contemplated by the Disclosed Financing Letters will not be satisfied or, subject to the Flex provisions, that any portion of the financing contemplated thereunder will not be made available to Parent or the Merger Subs on the Closing Date. Assuming the accuracy of the representations and warranties in Section 3.3 of the Company and compliance in all material respects by the Company and the Company Subsidiaries with the agreements set forth in Section 5.1, the funds in the amounts set forth in the Financing Letter, along with Parent’s cash as of the date of this Agreement, will be sufficient to enable Parent and the Merger Subs to pay all amounts to be paid in cash to Participating Holders under this Agreement, including the cash portion of the Total Merger Consideration, to make all other necessary cash payments by them in connection with the Mergers upon the terms contemplated by this Agreement (including the repayment of certain Closing Date Indebtedness as contemplated by Section 2.7.6) and in connection with the Financing (as defined below) and to pay all of the related fees and expenses, in each case as contemplated by the Financing Letter. The financing referred to in the Financing Letter is herein referred to as the “Financing.”

          Section 4.32 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that neither Parent nor the Merger Subs nor any other person on behalf of Parent or the Merger Subs has made or will make any other express or implied representation or warranty with respect to Parent, the Merger Subs or any Parent Subsidiary or their respective businesses, or with respect to any other information provided to the Company or any Company Representative, and Parent and the Merger Subs hereby disclaim any other representations or warranties made by Parent, the Merger Subs or any Parent Subsidiary or any Parent Representative with respect to the execution and delivery of this Agreement or the Mergers or the other transactions contemplated hereby. Neither Parent, the Merger Subs nor any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to, or use by, the Company, the Company Subsidiaries or any Company Representative of any information provided to the Company, the Company Subsidiaries or any Company Representative by Parent, the Merger Subs, any Parent Subsidiary or any Parent Representative, including any information, documents, projections, forecasts, business plans or other material made available in the “virtual data room,” any confidential information memoranda or any management presentations in expectation of the transactions contemplated by this Agreement.
          Section 4.33 Access to Information; Disclaimer. Each of Parent and the Merger Subs acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and the Company Subsidiaries with the management of the Company, (b) has had reasonable access to personnel, properties, premises and books and records of the Company and the Company Subsidiaries, (c) has been afforded the opportunity to ask questions of and receive answers from the management of the Company, (d) has conducted its own independent investigation and analysis of the Company and the Company Subsidiaries, their respective businesses and the Mergers and the other transactions contemplated hereby, and neither Parent nor the Merger Subs have been induced by or relied on any representation, warranty or other statement by any person on behalf of the Company or any Company Subsidiary, other than the representations and warranties of the Company expressly contained in Article III, and (e) specifically disclaims any and all representations and warranties made by or on behalf of the Company, any Company Subsidiary or any Company Representative, other than the representations and warranties of the Company expressly contained in Article III.
ARTICLE V
Covenants
          Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, as permitted or contemplated by any other provision of this Agreement or as required by applicable Law, or as Parent shall otherwise agree in writing (which shall not be unreasonably conditioned, withheld or delayed), the Company will, and will cause each Company Subsidiary to (it being understood that in no event shall the Company’s participation in the negotiation (including activities related to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein, or any actions taken in compliance herewith (including the impact thereof on the relationships of the Company or the Company Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company or any Company Subsidiary has any relationship), be considered a breach of any of the provisions of this Section 5.1): (a) conduct its operations substantially in the ordinary course of business consistent with past practice and (b) use its commercially reasonable efforts to preserve substantially intact its business organization and goodwill and its relationships with customers and suppliers; provided, that, notwithstanding the foregoing or anything to the contrary in this Section 5.1, prior to the Effective Time the Company and the Company Subsidiaries may use available unrestricted cash to pay dividends to their respective equity holders, to repay any Indebtedness of the Company or any Company Subsidiary, or to pay any Company Transaction Expenses. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as permitted or contemplated by any other provision of this Agreement or as required by applicable Law, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):
          (i) amend its articles of incorporation or bylaws or equivalent organizational documents;
          (ii) issue or authorize the issuance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any Company Subsidiary (other than (a) pursuant to requirements of contracts of the Company or any Company Subsidiary and of the Company Benefit Plans, in each case as in existence on the date of this Agreement, and (b) pursuant to the vesting and/or exercise of Company SARs or the terms of any Restricted Stock Unit agreement, conversion rights (including conversion rights of Company Preferred Stock) and other contractual rights that are (i) in existence on the date on this Agreement or (ii) granted or issued after the date of this Agreement in the ordinary course of business or pursuant to clause (a) of this parenthetical);
          (iii) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or any Company Subsidiary (collectively, “Company Transfers”), other than (a) Company Transfers in the ordinary course of business, and (b) Company Transfers of property and/or assets with a fair market value not greater than $500,000 in the aggregate;
          (iv) other than in the case of Company Subsidiaries and other than exercises of Company SARs, or issuance of shares under Restricted Stock Unit agreements, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;
          (v) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or all or substantially all of the assets of any person, other than acquisitions of an interest in any person or assets for a purchase price not greater than $250,000 in the aggregate;
          (vi) incur any indebtedness for borrowed money, issue any debt securities, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the indebtedness of any person (other than a wholly owned Company Subsidiary) for borrowed money, except for (a) indebtedness incurred under the Company’s existing credit facilities as may be amended from time to time, (b) indebtedness for borrowed money in a principal amount not in excess of $15,000,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole, (c) indebtedness owing by any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary, (d) indebtedness incurred to refinance any existing indebtedness in an amount not to exceed $15,000,000, (e) indebtedness for borrowed money incurred with respect to acquisitions permitted by Section 5.1(v) and (f) ordinary advances to employees for expenses;
          (vii) make any investment in or contribution, advance or loan to any person (other than investments, contributions or advances, or commitments with respect thereto less than $100,000 in the aggregate);
          (viii) make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by changes in GAAP, by applicable Law or by a Governmental Authority;
          (ix) adopt or amend any Company Benefit Plan in any material respect, increase in any material manner the compensation or fringe benefits of any director, officer or employee of the Company or pay any material benefit not provided for by any existing Company Benefit Plan, in each case except (a) as reasonably necessary to comply with applicable Law, (b) in the ordinary course of business (including to address the requirements of written agreements or Company Material Contracts in existence on the date of this Agreement), (c) in connection with entering into any retention agreements or programs determined by the Board of Directors of the Company (or any committee thereof) to be reasonably necessary in order to maintain its business operations prior to, and extending through, the Effective Time; provided, that any payments thereunder shall not exceed $400,000 in the aggregate, (d) general salary increases in the ordinary course of business, (e) the termination or amendment of any Company Benefit Plan that may be subject to Code Section 409A consistent with Code Section 409A and any guidance issued thereunder, or (f) that do not materially increase the cost to the Company or any Company Subsidiary of maintaining the applicable Company Benefit Plan;
          (x) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Mergers or among wholly owned Company Subsidiaries);

          (xi) except as reasonably necessary to comply with applicable labor Law, enter into any collective bargaining agreement with a person that is not set forth on Section 3.11.1 of the Company Disclosure Schedule; or
          (xii) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
          Section 5.2 Conduct of Business by Parent and the Merger Subs Pending the Closing. Each of Parent and the Merger Subs agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Parent Disclosure Schedule, as permitted or contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the NYSE, or as the Company shall otherwise agree in writing (which shall not be unreasonably conditioned, withheld or delayed), each of Parent and the Merger Subs will, and Parent will cause each Parent Subsidiary to (it being understood that in no event shall Parent’s participation in the negotiation (including activities related to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein, or any actions taken in compliance herewith (including the impact thereof on the relationships of Parent or the Parent Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom Parent or any Parent Subsidiary has any relationship), be considered a breach of any of the provisions of this Section 5.2): (a) conduct its operations substantially in the ordinary course of business consistent with past practice and (b) use its commercially reasonable efforts to preserve substantially intact its business organization and goodwill and its relationships with customers and suppliers. Without limiting the foregoing, except as set forth in Section 5.2 of the Parent Disclosure Schedule, as permitted or contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the NYSE, Parent and the Merger Subs shall not, and Parent shall not permit any Parent Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed):
          (i) amend its certificate of incorporation or bylaws or equivalent organizational documents (except to increase the size of its board of directors in accordance with the terms of this Agreement);
          (ii) issue or authorize the issuance of any shares of capital stock of, or other Equity Interests in, Parent or any Parent Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of Parent or any Parent Subsidiary (other than (a) pursuant to requirements of contracts of Parent or any Parent Subsidiary and of the Parent Benefit Plans, in each case as in existence on the date of this Agreement, and (b) pursuant to the vesting and/or exercise of Parent Options, Parent Warrants and other contractual rights that are (i) in existence on the date on this Agreement or (ii) granted or issued after the date of this Agreement in the ordinary course of business or pursuant to clause (a) of this parenthetical);

          (iii) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of Parent or any Parent Subsidiary (collectively, “Parent Transfers”), other than (a) Parent Transfers in the ordinary course of business, and (b) Parent Transfers of property and/or assets with a fair market value not greater than $1,000,000 in the aggregate;
          (iv) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly owned Parent Subsidiary to Parent or to any other wholly owned Parent Subsidiary) or enter into any agreement with respect to the voting of its capital stock;
          (v) other than in the case of Parent Subsidiaries and other than cashless exercises of Parent Options or Parent Warrants, repurchases of Parent Restricted Stock, conversions of Parent Convertible Notes or redemptions of preferred stock, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;
          (vi) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or all or substantially all of the assets of any person, other than acquisitions of an interest in any person or assets for a purchase price not greater than $100,000,000 in the aggregate;
          (vii) incur any indebtedness for borrowed money, issue any debt securities, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the indebtedness of any person (other than a wholly owned Parent Subsidiary) for borrowed money, except for (a) indebtedness incurred under Parent’s existing credit facilities or renewals or any refinancing thereof, (b) indebtedness incurred in respect of the financing in connection with the transactions contemplated by this Agreement, (c) indebtedness for borrowed money in a principal amount not in excess of $20,000,000 in the aggregate for Parent and the Parent Subsidiaries taken as a whole, (d) indebtedness owing by any wholly owned Parent Subsidiary to Parent or any other wholly owned Parent Subsidiary, (e) indebtedness incurred to refinance any existing Indebtedness in an amount not to exceed $20,000,000, (f) indebtedness for borrowed money incurred with respect to acquisitions permitted by Section 5.2(vi) and (g) ordinary advances to employees for expenses;
          (viii) make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by changes in GAAP, by applicable Law or by a Governmental Authority;
          (ix) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any Parent Subsidiary (other than the Mergers or among wholly owned Parent Subsidiaries);

          (x) except as reasonably necessary to comply with applicable labor Law, enter into any collective bargaining agreement with a person that is not set forth on Section 4.11.1 of the Parent Disclosure Schedule; or
          (xi) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
          Section 5.3 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with the consummation of the Mergers, and (b) seeking to obtain any such actions, consents, approvals or waivers or making any such filings required in connection therewith; provided, however, that, except as expressly provided in Article VI, no such actions, consents, approvals, waivers or filings shall constitute conditions to Closing.
          Section 5.4 Intentionally Omitted.
          Section 5.5 Consent of Company Shareholders. The Company shall cause the Company Shareholder Written Consent to be executed and delivered to the Company and Parent concurrently with or immediately after the execution and delivery of this Agreement.
          Section 5.6 Intentionally Omitted.
          Section 5.7 Board of Directors of Parent. Parent shall take all such action as may be necessary to cause the number of directors comprising the Board of Directors of Parent at the Effective Time to be sufficient to permit two directors of the Company, who, as of the date of this Agreement, are directors of the Company and who shall be chosen by the Company, subject to the approval of the Nominating/Corporate Governance Committee of Parent, not to be unreasonably withheld and provided that Parent hereby agrees that the persons set forth on Section 5.7 of the Company Disclosure Schedule are approved, prior to the Effective Time, to serve as directors of Parent, each in a separate class, until the end of each such director’s respective term in such class, subject to the Stockholder Agreement.
          Section 5.8 Intentionally Omitted.
          Section 5.9 Access to Information; Confidentiality.
          Section 5.9.1 Except as limited pursuant to any confidentiality agreement, posted privacy policy, or similar agreement or arrangement to which Parent or any Parent Subsidiary, on the one hand, and the Company or any Company Subsidiary, on the other hand, is a party, and subject to applicable Law, from the date of this Agreement to the Effective Time, each of Parent and the Company shall, and shall cause its respective subsidiaries to: (a) provide to the other party and its respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”), reasonable access during normal business hours to the officers of such party and its subsidiaries and to the books and records thereof, and (b) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, upon reasonable advance notice to such party and in such a manner as not to interfere unreasonably with the operation of any business conducted by such party or any of its subsidiaries; provided further, that neither party shall be required to (or cause any of its subsidiaries to) so afford such access or furnish such information to the extent that doing so would jeopardize the attorney-client privilege of such party or any of its subsidiaries or would contravene any privacy policy applicable to such party’s or any of its subsidiaries’ customer information; provided further, that Parent and the Merger Subs shall, on a joint and several basis, indemnify and hold harmless any directors, officers or employees of the Company as if such person were a director, officer or employee of Parent, as the case may be, against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with their participation in meetings with or presentations to stockholders of Parent, institutional investors, analysts or the media, in each case, arranged by Parent.
          Section 5.9.2 With respect to any information disclosed or provided pursuant to or in accordance with this Agreement, each party shall comply with, and cause its Representatives to comply with, all of their obligations under the confidentiality agreement, dated as of September 23, 2009, entered into by the Company and Willbros, USA, Inc. (as has been or may be amended from time to time, the “Confidentiality Agreement”). The Confidentiality Agreement shall survive the termination of this Agreement.
          Section 5.10 Intentionally Omitted.
          Section 5.11 Company Acquisition Proposals.
          Section 5.11.1 The Company agrees that neither it nor any Company Subsidiary shall, and that it shall cause each Representative retained by it or any Company Subsidiary not to, directly or indirectly: (a) initiate, solicit or knowingly encourage any inquiries with respect to, or the making of, a Company Acquisition Proposal, (b) engage in any negotiations concerning, or provide any non-public information or data to any person relating to a Company Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to any Company Acquisition Proposal, (c) approve or recommend or propose publicly to approve or recommend, any Company Acquisition Proposal, or (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Company Acquisition Proposal or propose publicly or agree to do any of the foregoing relating to any Company Acquisition Proposal.
          Section 5.11.2 The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than the parties hereto) conducted heretofore with respect to any Company Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the Representatives of the Company and its subsidiaries of the obligations undertaken in this Section 5.11.2. Between the date hereof and the Closing Date, the Company shall promptly notify Parent of receipt by the Company or its majority stockholder of any contact with respect to a Company Acquisition Proposal.
          Section 5.11.3 Any breach of this Section 5.11 by any Representative of the Company or its subsidiaries shall be deemed to be a breach of this Agreement by the Company.
          Section 5.12 Further Action; Consents; Filings.
          Section 5.12.1 Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under any applicable Law to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (a) preparing and filing as soon as practicable (but in no event later than five Business Days after the date of this Agreement in respect of any filings required in connection with the HSR Act) all forms, registrations and notices relating to antitrust, competition, trade or other regulatory matters that are required by applicable Law to be filed in order to consummate the Mergers and the other transactions contemplated by this Agreement and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by, or to avoid an action or proceeding by, a Governmental Authority relating to antitrust, competition, trade or other regulatory matters (collectively, “Regulatory Approvals”), including (i) filings pursuant to the HSR Act, with the United States Federal Trade Commission (“FTC”) and with the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and include in each such filing a request for early termination or acceleration of any applicable waiting or review period, to the extent available under the applicable Law, and (ii) preparing and filing, as soon as practicable, any form or report required by any other Governmental Authority relating to any Regulatory Approval; (b) taking all actions necessary to cause all conditions set forth in Article VI, including the prompt termination of any waiting period under the HSR Act (including any extension of the initial 30-day waiting period thereunder), to be satisfied as soon as practicable; (c) defending any lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the Mergers and the other transactions contemplated by this Agreement; (d) coordinating with each other to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated by this Agreement; and (e) executing and delivering any additional instruments necessary to consummate the Mergers and to fully carry out the purposes of this Agreement. All filing fees under the HSR Act and all other filings made pursuant to clause (a) above shall be shared equally between Parent and the Company.
          Section 5.12.2 Each party hereto shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement. Subject to applicable Law, Parent and the

Company shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, all information relating to the other and each of their respective Subsidiaries and affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement.
          Section 5.12.3 Each party hereto shall (a) subject to Section 5.12.4, respond as promptly as reasonably practicable to any inquiries received from the FTC or the Antitrust Division and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with Regulatory Approvals and antitrust matters, (b) not extend any waiting period or agree to refile under the HSR Act (except with the prior written consent of the other parties hereto, which consent shall not be unreasonably conditioned, withheld or delayed), and (c) not enter into any agreement with the FTC or the Antitrust Division agreeing not to consummate the Mergers and the transactions contemplated by this Agreement.
          Section 5.12.4 In connection with and without limiting the foregoing, each party hereto shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Authority: (a) promptly notify the other parties of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority, including regulatory authorities, and permit the other parties to review in advance (and to consider any comments made by the other parties in relation to) any proposed written communication to any of the foregoing, (b) not participate in or agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement, the Mergers or the other transactions contemplated in this Agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat, and (c) furnish the other parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective Representatives on the one hand, and any Governmental Authority, including any regulatory authority, or members or their respective staffs on the other hand, with respect to this Agreement, the Mergers and the other transactions contemplated by this Agreement. In connection with the foregoing, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any Law, each of the Company and Parent shall, and shall cause their respective controlled affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Mergers or other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent shall, and shall cause its controlled affiliates to, cooperate in good faith with all Governmental Authorities and undertake promptly any and all actions required to lawfully complete the Mergers and the other transactions contemplated by this Agreement; provided, however, Parent shall not be required to consent to any governmental Order or requirement to divest, hold separate or otherwise take or commit to any action with respect to any assets or lines of business of Parent or any Parent Subsidiary or of the Company or any Company Subsidiary. The entry by any Governmental Authority in any legal proceeding of an Order requiring any of the assets or lines of business of Parent or any Parent Subsidiary to be divested, held separate, or otherwise be legally or commercially limited thereafter (including the business and assets of the Company and the Company Subsidiaries) shall not be deemed to constitute or result in a breach of any representation, warranty or covenant in this Agreement or a failure of any closing condition to be satisfied.
          Section 5.12.5 Nothing contained in this Agreement shall give Parent or the Merger Subs, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Mergers. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, including Section 5.1, complete unilateral control and supervision over its business operations.
          Section 5.13 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, each party hereto shall promptly notify the other parties of the occurrence, or non-occurrence, of any event that would reasonably be expected to result in any condition to the obligations of any party hereto to effect the Mergers and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not cure any breach of any representation or warranty, breach of covenant or failure to satisfy the conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.
          Section 5.14 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, any press releases or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Mergers. Parent and the Company shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or any listing agreement with or rule of any national securities exchange or association which the securities of Parent or the Company, as applicable, are listed; provided, that Parent and the Company shall coordinate and consult with respect to the timing, basis and scope of such disclosure requirement.
          Section 5.15 Employee Benefit Matters.
          Section 5.15.1 With respect to any Parent Benefit Plan in which any director, officer or employee of the Company or any Company Subsidiary (the “Company Employees”) will participate effective as of or after the Effective Time, Parent and the Surviving Company shall recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, prior to the Effective Time, for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant in any Parent Benefit Plan in which such

Company Employees may be eligible to participate after the Effective Time, other than benefit accruals under a defined benefit pension plan.
          Section 5.15.2 From and after the Effective Time, the Company, the Surviving Company or any Parent Subsidiary, as applicable, shall, and Parent shall cause the Company, the Surviving Company or any Parent Subsidiary, as applicable, to honor, in accordance with their terms, all individual employment, deferred compensation, severance and change of control agreements, plans or policies between the Company or any Company Subsidiary and any current or former director, officer or employee of the Company or any Company Subsidiary, including bonuses, incentives or deferred compensation, in existence on the date of this Agreement. Parent acknowledges that consummation of the Mergers shall constitute a “Change of Control” as defined in such agreements, plans of policies. Nothing herein shall preclude Parent from amending or terminating (or causing the amendment or termination of) any of such agreements, plans or policies after the Closing Date to the extent rights in existence on the Closing Date are not affected.
          Section 5.15.3 From and after the Effective Time, the Company, the Surviving Company or any Parent Subsidiary, as applicable, shall, and Parent shall cause the Company, the Surviving Company or any Parent Subsidiary to, provide or pay when due to any current director, officer or employee of the Company or any Company Subsidiary, all benefits and compensation pursuant to the Company Benefit Plans or any other compensatory programs and arrangements of the Company or any Company Subsidiary in effect on the date of this Agreement earned or accrued through, and to which such individuals are entitled as of, the Effective Time (or such later time as such Company Benefit Plans as in effect at the Effective Time are terminated or canceled by the Surviving Company subject to compliance with this Section 5.15).
          Section 5.15.4 For a period beginning on the Closing Date and ending no earlier than the one-year anniversary of the Closing Date, the Company, the Surviving Company or any Parent Subsidiary, as applicable, shall, and Parent shall cause the Company, the Surviving Company or any Parent Subsidiary, as applicable, to, provide the Company Employees with (i) compensation plans and programs that are comparable in the aggregate to those provided by the Company and Company Subsidiaries in effect on the date hereof and (ii) employee benefit plans and programs that are comparable to those provided by Parent or Parent Subsidiaries to their employees.
          Section 5.15.5 Nothing in this Agreement shall require the continued employment of any person, and, except as set forth in this Section 5.15, no provision of this Agreement shall prevent Parent or the Surviving Company from amending or terminating any Company Benefit Plan.
          Section 5.15.6 All provisions contained in this Agreement with respect to Company Benefit Plans, employee benefit plans or employee compensation, including for this purpose individual employment, severance, change in control or similar contracts or agreements, are included for the sole benefit of the respective parties hereto and shall not create any third-party beneficiary or other right in any other person, including any employee or former employee of the Company or the Surviving Company or any participant or beneficiary in any Company Benefit Plan.
          Section 5.15.7 The Company shall cause each of the defined contribution plans sponsored by the Company or a Company Subsidiary to be amended, immediately prior to the Closing, and terminated or “frozen” so as to preclude any future contributions, participation or benefits on or after the Closing.
          Section 5.16 Indemnification of Directors and Officers.
          Section 5.16.1 The Certificate of Formation and limited liability company agreement of the Surviving Company and the comparable organizational or governing documents of its subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers, employees and agents than are set forth in the Company Articles of Incorporation and the Company Bylaws (or the equivalent organizational or governing documents of the relevant Company Subsidiary) as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such persons; provided, however, that, in the event any claim is asserted against any person entitled to the protections of such provisions within such six-year period, such provisions shall not be modified until the final disposition of any such claim.
          Section 5.16.2 From and after the Effective Time, Parent and the Surviving Company shall jointly and severally indemnify and hold harmless, to the fullest extent permitted under applicable Law, and, without limiting the foregoing, as required pursuant to any indemnity agreements of the Company or any Company Subsidiary, each present and former director, officer, employee and agent of the Company and each Company Subsidiary (collectively, the “D&O Indemnitees”) against any costs or expenses (including attorneys’ fees and expenses), judgments, inquiries, fines, losses, claims, settlements, damages or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (a) the fact that the D&O Indemnitee is or was an officer, director, employee, fiduciary or agent of the Company or any Company Subsidiary and (b) any and all matters pending, existing or occurring at or prior to the Effective Time (including this Agreement, the Mergers and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation: (i) each D&O Indemnitee will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of such claim, action, suit, proceeding or investigation from Parent or, subject to applicable Law, the Surviving Company, within 10 Business Days of receipt by Parent of a written request for such advance; provided, that any person to whom expenses are advanced provides an undertaking, consistent with the practices of the Company prior to the Effective Time, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (ii) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, action, suit, proceeding, or investigation in which indemnification could be sought by such

Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such D&O Indemnitee from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents to such settlement or compromise or the entry of such judgment, and (iii) the Surviving Company shall cooperate in the defense of any such matter with any D&O Indemnitee affected thereby and their respective Representatives (including their attorneys).
          Section 5.16.3 At or prior to the Effective Time, the Company shall purchase a six-year prepaid (or “tail”) insurance policy that is no less favorable in terms of amount, terms and conditions of coverage than those contained in the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries and in effect on the date of this Agreement.
          Section 5.16.4 Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any D&O Indemnitees, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.16 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
          Section 5.16.5 Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.16 in connection with their enforcement of their rights provided in this Section 5.16.
          Section 5.16.6 If Parent or the Surviving Company or any of their respective successors or assigns shall (a) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfer all or substantially all of its properties and assets to any person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company (or acquirer of such assets), as the case may be, shall expressly assume all of the obligations of Parent or the Surviving Company set forth in this Section 5.16.
          Section 5.16.7 The rights of each Indemnified Party under this Section 5.16 shall be in addition to any right such person might have under the Company Articles of Incorporation and the Company Bylaws, the articles of incorporation and the bylaws of the Surviving Company or any comparable organizational or governing documents of their respective subsidiaries, or under any agreement of any Indemnified Party with the Company, the Surviving Company or any of their respective subsidiaries. The provisions of this Section 5.16 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnitees and their respective heirs and representatives.
          Section 5.17 Section 16 Matters. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of

Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          Section 5.18 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
          Section 5.19 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with Merger I to be listed on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event, prior to the Closing Date.
          Section 5.20 Certain Tax Matters; Plan of Reorganization.
               Section 5.20.1 The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company or any Company Subsidiary that are required to be filed (taking into account any extension) on or before the Closing Date.
          Section 5.20.2 Preclosing Tax Returns Filed After Closing Date.
                           Section 5.20.2.1 Parent or the Surviving Company shall prepare or cause to be prepared in accordance with the past practice of the Company and the Company Subsidiaries and timely file or cause to be timely filed all Tax Returns in respect of the Company or any of the Company Subsidiaries that relate to taxable periods ending on or prior to the Closing Date but that are required to be filed after the Closing Date. At least 15 Business Days prior to the due date (taking into account any extension) for the filing of each such Tax Return, Parent or the Surviving Company shall deliver such Tax Return to the Seller Representative for the Seller Representative’s review and approval, which approval may not be unreasonably withheld, and shall make such revisions to such Tax Return as are reasonably requested by the Seller Representative; provided, however, that such approval may be withheld if such Tax Return has not been prepared in accordance with past practice and the filing of such Tax Return is reasonably expected by the Seller Representative to adversely affect the Tax liability, the amount received under this Agreement or the indemnification obligation, in each case, of the Participating Holders; provided, further, that on the federal and state income Tax Returns of the Company and the Company Subsidiaries for taxable year 2009, there shall be requested a refund of all overpayments of Tax in respect of such year. For the avoidance of doubt, the amounts of such Tax refunds are agreed to be as set forth on Section 5.20 of the Company Disclosure Schedule. Parent or the Surviving Company shall pay over such Tax refunds in cash to each Participating Holder, in accordance with such Participating Holder’s respective Pro Rata Share, within 15 Business Days after receipt thereof.

               Section 5.20.2.2 Parent or the Surviving Company shall prepare or cause to be prepared in accordance with the past practice of the Company and the Company Subsidiaries and timely file or cause to be timely filed all Tax Returns in respect of the Company or any of the Company Subsidiaries that relate to taxable periods beginning before or on and ending after the Closing Date. At least 15 Business Days prior to the due date (taking into account any extension) for the filing of each such Tax Return, Parent or the Surviving Company shall deliver such Tax Return to the Seller Representative for the Seller Representative’s review, and shall make such revisions to such Tax Return as are reasonably requested by the Seller Representative.
               Section 5.20.2.3 Parent or the Surviving Company shall prepare or cause to be prepared in accordance with the past practice of the Company and the Company Subsidiaries and file or cause to be filed amended federal income Tax Returns of the Company and the Company Subsidiaries for taxable years 2006 and 2008, on which (a) the Company’s and the Company Subsidiaries’ net operating loss for taxable year 2009 shall be carried back and utilized in the manner provided and to the maximum extent permitted under the Code and the Treasury Regulations and (b) there shall be requested a refund of all overpayments of Tax as shown on such Tax Returns as so amended. For the avoidance of doubt, the aggregate amount of such Tax refunds is agreed to be as set forth on Section 5.20 of the Company Disclosure Schedule. Such amended Tax Returns shall be filed substantially concurrently with the federal income Tax Return of the Company and the Company Subsidiaries for taxable year 2009. At least 15 Business Days prior to the filing of each such amended Tax Return, Parent or the Surviving Company shall deliver such amended Tax Return to the Seller Representative for the Seller Representative’s review and approval, and shall make such revisions to such amended Tax Return as are reasonably requested by the Seller Representative. Parent or the Surviving Company shall pay over such Tax refunds in cash to each Participating Holder, in accordance with such Participating Holder’s respective Pro Rata Share, within 15 Business Days after receipt thereof.
               Section 5.20.2.4 The expenses incurred by Parent or the Surviving Company in preparing and filing (or causing to be prepared and filed) federal and state income Tax Returns (including amended federal and state income Tax Returns) of the Company and the Company Subsidiaries for taxable periods ending prior to the Closing Date shall be borne by the Company and shall be paid by the Shareholder Representative from the Expense Funds. Such payments shall be made to Parent or the Surviving Company for actual expenses as and when incurred by such party, up to an aggregate of $125,000, upon presentation to the Shareholder Representative of reasonable documentation evidencing that such expenses have been incurred.
          Section 5.20.3 Parent (which for purposes of this Section 5.20.3 shall include the Surviving Company and any of its subsidiaries) and the Seller Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.20 and any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Seller Representative agree (a) to retain all books and records with respect to Tax matters pertinent to the Company and the Company Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Seller Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent or the Seller Representative, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense.
          Section 5.20.4 If, subsequent to the Closing, Parent or the Surviving Company or any of their subsidiaries receives notice of a Tax Contest with respect to any Tax Return for a taxable period or portion thereof ending on or before the Closing Date, then within 15 Business Days after receipt of such notice, Parent shall notify the Seller Representative of such notice. The Seller Representative shall have the right to control the conduct and resolution of such Tax Contest; provided, however, that, if the Seller Representative elects in writing not to do so, then Parent shall have the right to control the conduct and resolution of such Tax Contest; provided, further, that Parent shall keep the Seller Representative informed of all developments on a timely basis and Parent shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on the Participating Holders’ indemnification obligations under this Agreement without the Seller Representative’s prior written consent, which consent shall not be unreasonably withheld. In the event of any conflict or overlap between the provisions of this Section 5.20.4 (Tax Contests) and Section 8.4 (Defense of Third Party Indemnification Claims), the provisions of this Section 5.20.4 shall control.
          Section 5.20.5 To the extent not taken into account in computing the Net Working Capital Amount and the Final Adjustment Amount, any Tax refunds that are received by Parent or the Surviving Company or any of their subsidiaries, and any amounts credited against Tax to which Parent or the Surviving Company or any of their subsidiaries become entitled, that relate to taxable periods (or portions thereof) of the Company or any Company Subsidiary which end on or before the Closing Date shall be for the account of the Participating Holders, and Parent or the Surviving Company shall pay over in cash to each Participating Holder, in accordance with such Participating Holder’s respective Pro Rata Share, any such refund or the amount of any such credit within 15 Business Days after receipt or entitlement thereto. Tax refunds to which this Section 5.20.5 shall apply shall include, without limitation, any refunds of state income Taxes of the Company or any Company Subsidiary to the extent such Tax refunds were filed for but not received prior to the Closing Date (for the avoidance of doubt, the aggregate amount of such Tax refunds is agreed to be as set forth on Section 5.20 of the Company Disclosure Schedule).
          Section 5.20.6 The parties hereto shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes (collectively, “Transfer Taxes”) which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. The Surviving Company shall pay all such Transfer Taxes.

          Section 5.20.7 The parties hereto shall use their respective reasonable best efforts to cause the Mergers to qualify, and shall use their respective reasonable best efforts not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken which would prevent the Mergers from qualifying, as a “reorganization” under Section 368(a) of the Code. Each party agrees to report the Mergers consistently therewith, including complying with the reporting and record keeping requirements of Treasury Regulations Section 1.368-3.
          Section 5.20.8 This Agreement is intended to constitute, and the parties hereto adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Parent, the Merger Subs, the Company and the Surviving Company shall treat the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code for United States federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
          Section 5.20.9 The parties hereto shall cooperate and use their respective reasonable best efforts in order for the Company to obtain the opinion of Latham & Watkins LLP, in form and substance reasonably acceptable to the Company, dated as of the Closing (the “Latham Opinion”), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for United States federal income tax purposes, the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code. As a condition precedent to the rendering of such opinion, Parent (and the Merger Subs) and the Company shall, as of the Closing Date, execute and deliver to Latham & Watkins LLP tax representation letters, dated and executed as of the dates of such opinion, in substantially the forms attached to this agreement as Exhibits H-1 and H-2, respectively (the “Tax Representation Letters”). In rendering such opinion, Latham & Watkins LLP shall be entitled to rely on customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in the Tax Representation Letters.
          Section 5.21 Financing.
          Section 5.21.1 Parent shall, and shall cause each of its Representatives and affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, and close concurrently with the Closing, debt financing on terms and conditions described in the Financing Letter, any Bond Financing and/or any Alternative Financing (including: obtaining ratings from the rating agencies if required by the Financing Letter, any Bond Financing and/or any Alternative Financing; maintaining in effect and complying with its obligations under the Financing Letter and the related fee letter(s) (or the similar agreements for any Bond Financing and/or any Alternative Financing) in accordance with the terms set forth and contemplated therein; satisfying (or causing its affiliates to satisfy) on a timely basis all conditions applicable to Parent or any of its affiliates to obtaining the financing contemplated by the Financing Letter (or the similar agreements for any Bond Financing and/or any Alternative Financing) within their respective control; negotiating and entering into definitive agreements contemplated by the Financing Letter (or the similar agreements for any Bond Financing and/or any Alternative Financing) on terms and conditions no more conditional or restrictive of the borrower and its affiliates than those contained in the Financing Letter (as such terms are required to be altered pursuant to any “flex” provisions in the Financing Letter or any related document, including a fee letter, in the form disclosed to the Company on or prior to the date hereof (the “Flex”)); complying with its obligations under, and satisfying all conditions to closing and funding applicable to Parent in, such definitive agreements (and in the definitive agreements relating to any Bond Financing and any Alternative Financing) that are within their respective control; and fully enforcing the obligations of the lenders and other persons expected to provide financing in connection with the Financing (or in connection with any Bond Financing and/or any Alternative Financing) to provide, and the rights of Parent to obtain, the financing contemplated thereby, including (at the request of the Company) by filing one or more lawsuits against any party to the Financing Letters (or the similar agreements for any Bond Financing and/or any Alternative Financing) to fully enforce their obligations and the rights of Parent thereunder). Parent shall inform the Company on a reasonably current basis and in reasonable detail of the status of its efforts to comply with the terms of, and satisfy the conditions contemplated by, the Financing Letter (and the similar agreements for any Bond Financing and any Alternative Financing, if applicable) in accordance with this Section 5.21.1 and shall not amend, supplement or otherwise modify the terms of the Financing Letter (or the similar agreements for any Bond Financing and/or any Alternative Financing) (in each case including all exhibits, annexes, schedules, fee letters and other ancillary documents) to increase the conditionality or otherwise change the terms thereof in a manner that would adversely impact the ability of Parent to consummate the transactions provided for herein or the likelihood of the consummation of the Mergers without obtaining the prior written consent of the Company, in each case except as may be contractually required in connection with any Flex provisions. Parent shall give the Company prompt written notice, but in any event within three Business Days after Parent becomes aware thereof, of any material breach by any party to the Financing Letter (or the similar agreements for any Bond Financing or any Alternative Financing), any termination of any of the Financing Letter (or the similar agreements for any Bond Financing or any Alternative Financing), any exercise by the applicable parties of any of their Flex rights, or any other circumstance, event or condition that would reasonably be likely to prevent, delay or impede the consummation of the financing contemplated by the Financing Letter (or the similar agreements for any Bond Financing or any Alternative Financing). Without limiting the generality of the foregoing, Parent shall not, and shall not permit any of its affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, contract or debt or equity financing, that could reasonably be expected to impair, delay or prevent consummation of the Financing (or, if applicable, of any Bond Financing or any Alternative Financing). In the event that all or any portion of the financing contemplated by the Financing Letter becomes unavailable on the terms and conditions set forth in the Financing Letter (as such terms (other than as to the aggregate amount of financing available at Closing) may be altered in accordance with the Flex), Parent shall use its reasonable best efforts to arrange, as promptly as practicable following the occurrence of such event and after giving the Company prior written notice, alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms that would not reasonably be expected to prevent, delay or impede the consummation of any remaining financing contemplated by the Financing Letter or otherwise adversely impact the ability of Parent to consummate the transactions contemplated by this Agreement or the likelihood of the consummation of the Mergers (the “Alternative Financing”). Notwithstanding the foregoing, Parent shall have the right to substitute a high yield bond financing, on terms taken as a whole no less favorable to Parent and its subsidiaries in all material respects than the Financing, for all or any portion of the Financing, whether such bond financing is with the same or alternative financing sources (a “Bond Financing”), in which case Parent shall not be deemed to be in breach of its agreements set forth herein to arrange and close the Financing concurrently with the Closing if and to the extent the proceeds of such Bond Financing are available to Parent on the Closing Date to consummate the transactions contemplated by this Agreement. Parent shall deliver to the Company true and complete copies of all agreements pursuant to which it has received commitments for the Alternative Financing and/or the Bond Financing or otherwise entered into in connection therewith.
          Section 5.21.2 The Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to, and to cause its and their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the arrangement and syndication of the Financing, the Bond Financing, or the Alternative Financing, as applicable, including (a) providing financial and other information relating to the Company and the Company Subsidiaries and identifying any information relating to the Company and the Company Subsidiaries as either containing or not containing any material non-public information with respect to the Company, its Affiliates and its and their respective securities (“Company MNPI”), (b) participating, upon reasonable prior notice, in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as bookrunners, lead arrangers, lead underwriters, lead initial purchasers or lead placement agents), presentations, road shows, and sessions with the rating agencies, (c) assisting in the preparation of any customary offering documents, bank information memoranda, prospectuses and similar documents, and (d) providing, to the extent required by the Financing Letter (or the similar agreements for any Alternative Financing or Bond Financing, as applicable), (i) audited consolidated financial statements of the Company and the Company Subsidiaries for the fiscal year of the Company most recently ended at least 90 days prior to the Closing Date and the immediately preceding fiscal year and (ii) unaudited interim consolidated financial statements of the Company and the Company Subsidiaries for each quarterly period ended subsequent to the date of the most recent audited balance sheet delivered pursuant to clause (i) above and at least 45 days prior to the Closing Date; provided, however, that, notwithstanding the foregoing: (A) the Company shall not be deemed to be in breach of its agreements set forth herein to cooperate in the arrangement and syndication of any such financing unless such failure would constitute a material breach of, or is the primary cause of the nonsatisfaction of any condition precedent to the availability of the financing under, the Financing Letter (or the similar agreements for any Alternative Financing or Bond Financing, as applicable); and (B) (i) no officer, director or employee of the Company or any of the Company Subsidiaries shall be required to execute any documents, including any pledge or security documents or any other definitive financing documents, on behalf of the Company or otherwise, prior to the Effective Time, (ii) neither the Company nor any of the Company

Subsidiaries shall be required to pay any commitment fee or expenses or any other amount in connection with the financing contemplated by the Financing Letter, any Bond Financing or any Alternative Financing prior to the Effective Time, and (iii) neither the Company nor any of the Company Subsidiaries shall be required to indemnify any person in connection with the financing contemplated by the Financing Letter, any Bond Financing or any Alternative Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs, fees and expenses incurred by the Company or any of the Company Subsidiaries in connection with such cooperation if and to the extent such cooperation was specifically requested by Parent. Parent and the Merger Subs shall, on a joint and several basis, indemnify and hold harmless the Company, each of the Company Subsidiaries, and the Representatives of the Company from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing contemplated by the Financing Letters, any Bond Financing and/or any Alternative Financing and any information utilized in connection therewith, except with respect to information provided by the Company or any Company Subsidiary. All non-public or otherwise confidential information regarding the Company and the Company Subsidiaries obtained by Parent or its Representatives pursuant to this Section 5.21 shall be kept confidential pursuant to the Confidentiality Agreement, except that Parent and its subsidiaries shall be permitted to disclose such information to the actual or prospective financing sources (none of which shall be, or be affiliated with, a competitor of the Company or any of its Subsidiaries) approached in good faith in connection with the syndication of the Financing or the underwriting, arrangement or syndication of any Bond Financing or any Alternative Financing, subject to customary confidentiality undertakings by such actual or prospective financing sources. Notwithstanding anything to the contrary in this Agreement, the covenants, obligations and agreements of the Company in this Section 5.21.2 shall be the only covenants, obligations or agreements by the Company relating to the Financing, any Bond Financing or the Alternative Financing.
ARTICLE VI
Closing Conditions
          Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party hereto to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:
          Section 6.1.1 No court of competent jurisdiction or other Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Mergers; provided, however, that the right to assert that the condition in this Section 6.1.1 has not been satisfied shall not be available to any party who has not used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, such Order or who has not complied in all material respects with its obligations under Section 5.12.

          Section 6.1.2 Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the Antitrust Laws of any other applicable jurisdiction shall have expired or been terminated.
          Section 6.1.3 The shares of Parent Common Stock to be issued in Merger I shall have been approved for listing on the NYSE, subject to official notice of issuance.
          Section 6.1.4 The Stockholder Agreement shall continue to be in full force and effect.
          Section 6.2 Additional Conditions to Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to effect the Mergers are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:
          Section 6.2.1 Each of the representations and warranties of the Company contained in Sections 3.2, 3.3, 3.4, 3.19, 3.20, and 3.21 shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct in all material respects as of such date).
          Section 6.2.2 Each of the representations and warranties of the Company contained in this Agreement, other than those listed in Section 6.2.1, shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 6.2.2 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct, either individually or in the aggregate, has not had a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded). Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.
          Section 6.2.3 The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.
          Section 6.2.4 Since the date of this Agreement, there shall not have occurred and be continuing any changes or events which, individually or in the aggregate, constitute or have resulted in a Company Material Adverse Effect.
          Section 6.2.5 The Company shall have delivered evidence, satisfactory to Parent in its reasonable discretion, of the settlement on or before the Closing Date in cash of any intercompany indebtedness between the Company or any Company Subsidiary and any Company Shareholder or any of its affiliates.
          Section 6.2.6 The representation set forth set forth in Section 3.25.1 shall be true and correct in all respects, as of the Effective Time as though made on and as of the Effective Time, except where the failure of such representation to be true and correct would not reasonably be expected to cause any new material sanctions against or other material adverse effect on Parent and/or any of the Parent Subsidiaries prior to, upon or after consummation of the Closing.
          Section 6.2.7 The Company shall have caused each of the defined contribution plans sponsored by the Company or a Company Subsidiary to be amended, immediately prior to the Closing, and terminated or “frozen” so as to preclude any future contributions, participation or benefits on or after the Closing.
          Section 6.2.8 A noncompetition agreement in the form attached as Exhibit J hereto (the “Noncompetition Agreement”) shall have been executed and delivered to Parent.
          Section 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Mergers are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:
          Section 6.3.1 Each of the representations and warranties of Parent and the Merger Subs contained in Sections 4.2, 4.3, 4.4, 4.19, 4.21, 4.22 and 4.23 shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct in all material respects as of such date).
          Section 6.3.2 Each of the representations and warranties of Parent and the Merger Subs contained in this Agreement, other than those listed in Section 6.3.1, shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 6.3.2 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct, either individually or in the aggregate, has not had a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Parent Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) and would not otherwise prevent or materially delay consummation of the Mergers; provided further, that, notwithstanding the foregoing, Parent and the Merger Subs’ representations and warranties contained in Section 4.31 shall be true and correct on and as of the Effective Time with the same effect as though such representations and warranties were made on and as of the Effective Time.

The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.
          Section 6.3.3 Parent and the Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.
          Section 6.3.4 Since the date of this Agreement, there shall not have occurred and be continuing any changes or events which, individually or in the aggregate, constitute or have resulted in a Parent Material Adverse Effect.
          Section 6.3.5 Parent will make (or cause to be made) the payments required to be made on the Closing Date pursuant to Article II.
          Section 6.3.6 The Company shall have received the Latham Opinion dated as of the Closing Date and addressed to the Company.
          Section   6.4 Frustration of Closing Conditions. None of the Company, Parent or the Merger Subs may rely on the failure of any condition set forth in Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement or use its reasonable best efforts to consummate and make effective the transactions provided for herein.
ARTICLE VII
Termination, Amendment and Waiver
          Section   7.1 Termination. This Agreement may be terminated, and the Mergers contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the board of directors (or any committee thereof) of the terminating party or parties:
          (i) by mutual written consent of Parent and the Company;
          (ii) by either the Company or Parent if the Mergers shall not have been consummated prior to May 31, 2010; provided, that the Company or Parent may extend such date to June 30, 2010, by providing written notice to the other party prior to May 31, 2010, in the event all conditions to effect the Mergers other than those set forth in Section 6.1.1 (to the extent that the Order or ruling relates to a violation or alleged violation of Antitrust Laws) or Section 6.1.2 has been or is capable of being satisfied at the time of such extension (such date, as it may be so extended, the “Outside Date”); provided further, that the right to terminate this Agreement under this Section 7.1(ii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Mergers to occur on or before the Outside Date;

          (iii) by either the Company or Parent if any court of competent jurisdiction or other Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Mergers, and such Order shall have become final and nonappealable; provided, however, that the party terminating this Agreement pursuant to this Section 7.1(iii) shall have used reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Order and shall have complied in all material respects with its obligations under Section 5.12; provided further, that the right to terminate this Agreement pursuant to this Section 7.1(iii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, any such Order;
          (iv) by Parent, if (a) any representation or warranty of the Company set forth in this Agreement shall have become untrue or the Company has breached any covenant or agreement of the Company set forth in this Agreement, (b) such breach or misrepresentation is not capable of being cured prior to the Outside Date or has not been cured within 10 calendar days after the Company’s receipt of written notice thereof from Parent, and (c) such breach or misrepresentation would cause any of the conditions set forth in Sections 6.2.1, 6.2.2 or 6.2.3 not to be satisfied; provided, however, that Parent or the Merger Subs are not also then in material breach of this Agreement;
          (v) by the Company, if (a) (x) any representation or warranty of Parent or the Merger Subs set forth in this Agreement shall have become untrue, (y) such breach or misrepresentation is not capable of being cured prior to the Outside Date or has not been cured within 10 calendar days after Parent’s receipt of written notice thereof from the Company, and (z) such breach or misrepresentation would cause any of the conditions set forth in Sections 6.3.1, 6.3.2 or 6.3.3 not to be satisfied; or (b) (x) Parent or the Merger Subs have breached any covenant or agreement of Parent or the Merger Subs set forth in this Agreement, (y) such breach is not capable of being cured prior to the Outside Date or has not been cured within 10 calendar days after Parent’s receipt of written notice thereof from the Company, and (z) such breach would cause any of the conditions set forth in Sections 6.3.1, 6.3.2 or 6.3.3 not to be satisfied; provided, however, that in either case the Company is not also then in material breach of this Agreement; and
          (vi) by the Company if Parent does not effect the Closing within five Business Days after notice by the Company to Parent that the conditions set forth in Section 6.1 and Section 6.2 are satisfied and all such conditions have in fact been satisfied (or, upon an immediate Closing, are capable of being satisfied as of such Closing), unless the failure of any such conditions to be satisfied is, in substantial part, the result of a breach by Parent or the Merger Subs of their representations, warranties or covenants contained in this Agreement, in which case such conditions shall be deemed to be satisfied for purposes of this Section 7.1(vi).
             Section 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the

Merger Subs or the Company or their respective subsidiaries, officers or directors except (a) with respect to Section 5.9.2, Section 5.14, this Section 7.2, Article X and the second, third and fourth sentences of Section 5.21.2, which shall survive termination, and (b) subject to Section 7.2.1, with respect to any liabilities or damages incurred or suffered by a party (including, in the case of a claim by the Company, damages based on the consideration payable to the Participating Holders) as a result of the willful and material breach by the other party of this Agreement.
          Section 7.2.1 Termination Fee and Expense Reimbursement.
          Section 7.2.1.1 In the event that the Company shall have terminated this Agreement pursuant to Section 7.1(v)(b) or Section 7.1(vi), or the Company or Parent shall have terminated this Agreement pursuant to Section 7.1(ii) at a time when this Agreement could have been terminated by the Company pursuant to Section 7.1(v)(b) or Section 7.1(vi), then Parent shall pay to the Company a termination fee of $25,625,000 (the “Termination Fee”).
          Section 7.2.1.2 The Termination Fee to be paid in accordance with Section 7.2.1.1 shall be paid not later than the second Business Day after the date that this Agreement is terminated, payable by wire transfer of same day funds to an account specified by the Company. If paid, the Termination Fee shall be the sole and exclusive remedy of the Company against Parent and the Merger Subs for any loss or damage suffered as a result of the breach of any representation, warranty or covenant contained in this Agreement by Parent or the Merger Subs and the failure of the Mergers to be consummated and, upon payment of the Termination Fee in accordance with this Section 7.2.1, neither Parent nor either of the Merger Subs shall have further liability or obligation to the Company relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent and the Merger Subs shall also be obligated with respect to Section 5.9.2, Section 5.14, Section 5.21.2 and Article X). For the avoidance of doubt, in no event shall Parent be obligated to pay, or cause to be paid, more than one Termination Fee.
          Section 7.2.1.3 Parent, the Merger Subs and the Company acknowledge that the agreements contained in this Section 7.2.1 are an integral part of the transactions contemplated by this Agreement and that the Termination Fee constitutes liquidated damages and not a penalty, and that, without these agreements, Parent, the Merger Subs and the Company would not enter into this Agreement; accordingly, if a party fails to promptly pay any amount due by such party pursuant to this Section 7.2.1 (the “Defaulting Party”), and, in order to obtain such payment, the other party commences a suit that results in a judgment against the Defaulting Party for the fees set forth in this Section 7.2.1 or any portion of such fees, the Defaulting Party shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fees at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.
       Section 7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Shareholder Written Consent, no amendment may be made without further stockholder approval which by Law requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
          Section 7.4 Waiver. At any time prior to the Effective Time, Parent and the Merger Subs, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE VIII
Indemnification and Third Party Claims
          Section 8.1 Indemnification of Parent. From and after the Effective Time, each of the Participating Holders (together, the “Company Indemnifying Party”), by approval of this Agreement and the Mergers by the Required Company Shareholders, pursuant to the Letter of Transmittal or pursuant to the acknowledgments of appointment executed by the SAR Holders and the RSU Holders before or after the date of this Agreement (the “Acknowledgments”), hereby agrees to severally, but not jointly, indemnify, defend and hold harmless Parent and its directors, officers, employees and controlled and controlling persons and each of their representatives (hereinafter, collectively, “related persons”), from and against all Claims asserted against, imposed upon or incurred by Parent or its related persons (a “Parent Indemnified Person”), to the extent resulting from: (a) the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, or (b) the breach of any covenant of the Company contained in or made pursuant to this Agreement. Each Participating Holder’s indemnification obligations hereunder (including pursuant to Section 8.5) with respect to any Damages shall equal, and in no event exceed, the percentage of such Damages obtained by multiplying such Damages by (i) the amount of the total merger consideration such Participating Holder has actually received pursuant to Section 2.1, Section 2.3 and Section 2.4, divided by (ii) the Total Merger Consideration (a Participating Holder’s “Percentage Share”).
          Section 8.2 Indemnification of Participating Holders. From and after the Effective Time, Parent (the “Parent Indemnifying Party,” and, together with the Company Indemnifying Party, the “Indemnifying Parties” and each an “Indemnifying Party”) hereby agree to jointly and severally indemnify, defend and hold harmless the Participating Holders and their related persons from and against all Claims asserted against, imposed upon or incurred by a Participating Holder or its related persons (a “Company Indemnified Person,” and, together with the Parent Indemnified Persons, the “Indemnified Persons” and each an “Indemnified Person”), to the extent resulting from: (a) the inaccuracy or breach of any representation or warranty of the Parent Indemnifying Party contained in or made pursuant to this Agreement, or (b) the breach of any covenant of the Parent Indemnifying Party contained in or made pursuant to this Agreement.

          Section 8.3 Damages. As used in this Article VIII, the term “Damages” shall include: (a) all debts, liabilities and obligations; (b) all losses, damages, costs and expenses, including pre- and post-judgment interest, penalties, disgorgement of profit, court costs and reasonable attorneys’ fees and expenses; and (c) all demands, claims, actions, costs of investigation, causes of action, proceedings, arbitrations, judgments, settlements and assessments, whether or not ultimately determined to be valid; provided, however, notwithstanding any other provision in this Agreement to the contrary, “Damages” shall not include, and no Indemnifying Party shall be liable to or required to indemnify, defend or hold harmless any Indemnified Person for, any Damages (i) related to any matter that was taken into account in the final determination of Closing Cash, Net Working Capital or Closing Date Indebtedness pursuant to Section 2.6, (ii) relating to any matter arising under one provision of this Agreement to the extent that the Indemnified Person has already recovered Damages with respect to such matter pursuant to another provision of this Agreement, (iii) resulting from or arising out of actions taken by the Indemnified Person or its related persons, (iv) that are punitive, special, consequential, or exemplary or otherwise not actual damages, in the nature of lost profits, or any diminution in value of property or equity (except to the extent any such damages are asserted by a third party unaffiliated with the Indemnified Person), or (v) calculated using “multiple of profits,” “multiple of cash flow” or any similar valuation methodology (except to the extent any such damages are asserted by a third party unaffiliated with the Indemnified Person). For the avoidance of doubt, it is the intent of the parties that the terms “special” and “consequential” damages in this Section 8.3 shall not include any Damages that an Indemnified Person may naturally or usually suffer or sustain as a result of or in connection with any event set forth in Section 8.1 or Section 8.2, as applicable; provided that such terms shall include all Damages attributable to special circumstances of the Indemnified Person or its related persons and all Damages that are not reasonably foreseeable by the Indemnifying Person as of the date of this Agreement.
          Section 8.4 Defense of Third Party Indemnification Claims. Promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim for Damages against an Indemnified Person (if by a third-party), the Indemnified Person shall notify in writing the Indemnifying Party of such indemnification claim, describing such claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (an “Indemnification Claim”). If the Indemnified Person does not so notify the Indemnifying Party within 15 days after becoming aware of such Indemnification Claim, then the Indemnifying Party shall, if such delay materially prejudices the Indemnifying Party with respect to the defense of such Indemnification Claim, be relieved of liability hereunder in respect of such Indemnification Claim to the extent of the damage caused by such delay. In any such proceeding, following receipt of notice properly given, the Indemnifying Party shall be entitled, at its sole discretion, to assume the entire defense of such Indemnification Claim (with counsel selected by it which is reasonably satisfactory to the Indemnified Person or Persons), and the Indemnifying Party shall bear the entire cost of defending such Indemnification Claim. If the Indemnifying Party shall control the defense of any such Indemnification Claim, the Indemnifying Party shall be entitled to settle such claims; provided that the Indemnifying Party shall obtain the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld) before entering into any settlement of such Indemnification Claim or ceasing to defend such Indemnification Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Person or if such settlement does not expressly and unconditionally release the Indemnified Person from all liabilities and obligations with respect to such Indemnification Claim. If the Indemnifying Party assumes such defense, the Indemnifying Party shall not be liable for any amount required to be paid by the Indemnified Person that exceeds, where the Indemnified Person has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of an Indemnification Claim, the amount for which such Indemnification Claim could have been settled pursuant to that proposed compromise or settlement. In the event of the assumption of the defense by the Indemnifying Party, the Indemnifying Party shall not be liable for any further legal or other expenses subsequently incurred by the Indemnified Persons in connection with such defense unless otherwise agreed to in writing by the Indemnifying Party or as herein provided; provided, however, the Indemnified Persons shall have the right to participate in such defense, at their own cost, and the obligation to cooperate therewith. In all cases, the Indemnified Person shall provide its reasonable cooperation with the Indemnifying Party in defense of claims or litigation, including by making employees, information and documentation reasonably available. If the Indemnifying Party shall not assume the defense of any Indemnification Claim, the Indemnified Person may defend against such matter as it deems appropriate; provided that the Indemnified Person may not settle any such matter without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld) if the Indemnified Person is seeking or will seek indemnification hereunder with respect to such matter.
          Section 8.5 Tax Indemnification.
          Section 8.5.1 From and after the Effective Time, the Participating Holders, severally, and not jointly, each in accordance with its respective Percentage Share, shall indemnify Parent and Parent’s affiliates and hold them harmless from and against (without duplication) any Damages attributable to any and all Taxes (or the non-payment thereof) of the Company or any Company Subsidiary for the Pre-Closing Tax Period except to the extent such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet (rather than in any notes thereto) and taken into account in determining the Final Adjustment Amount. If the total amount of all Damages under this Section 8.5.1 does not exceed $100,000, then the Participating Holders shall have no obligation with respect to any such Damages. With respect to any taxable period that includes but does not end on the Closing Date, in the case of any Taxes that are imposed on a periodic basis, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire period multiplied by a fraction (i) the numerator of which is the number of days in the period ending on the Closing Date and (ii) the denominator of which is the number of days in the entire period, and (b) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant period ended on the Closing Date.
          Section 8.5.2 From and after the Effective Time, the Parent Indemnifying Party shall indemnify the Participating Holders and their affiliates and hold them harmless from and against (without duplication) any Damages attributable to any and all Taxes (or the non-payment thereof) of Parent or any Parent Subsidiary for the Pre-Closing Tax Period except to the extent such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflecting timing differences between book and Tax income) shown on the face of the most recent balance sheet (rather than in any notes thereto) in the Parent Financial Statements and adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Parent and the Parent Subsidiaries in filing their Tax Returns. If the total amount of all Indemnification Claims under this Section 8.5.2 does not exceed $100,000, then the Parent Indemnifying Party shall have no obligation with respect to any such Indemnification Claim. With respect to any taxable period that includes but does not end on the Closing Date, in the case of any Taxes that are imposed on a periodic basis, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire period multiplied by a fraction (i) the numerator of which is the number of days in the period ending on the Closing Date and (ii) the denominator of which is the number of days in the entire period, and (b) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant period ended on the Closing Date.
          Section 8.6 Limit on Indemnity Obligations.
          Section 8.6.1 No Indemnified Person shall be entitled to seek indemnification from any Indemnifying Party pursuant to this Article VIII unless such Indemnified Person notifies such Indemnifying Party in writing of a claim for Damages, describing such claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail, within (i) 18 months after the Effective Time with respect to Damages other than those arising out of any breach of the representations and warranties in Section 3.14 (Environmental Matters), Section 3.17 (Taxes), Section 4.14 (Environmental Matters), or Section 4.17 (Taxes); (ii) four years after the Effective Time with respect to Damages arising out of any breach of the representations and warranties in Section 3.14 or Section 4.14 (Environmental Matters); or (iii) the applicable statute of limitations period with respect to Damages (A) arising out of any breach of the representations and warranties in Section 3.17 or Section 4.17 (Taxes), or (B) pursuant to Section 8.5.
          Section 8.6.2 If the total amount of all Damages which the Company Indemnifying Party would be liable under this Article VIII (other than Damages under Section 8.5.1), but for this Section 8.6.2, does not exceed $4,000,000 (the “Company Basket”), then the Company Indemnifying Party shall have no obligation under this Article VIII with respect to any such Damages. If the total amount of all Damages which the Company Indemnifying Party is liable under this Article VIII exceeds the Company Basket, then the Company Indemnifying Party’s obligations under this Article VIII shall be limited to the amount by which the aggregate amount of all such Damages exceeds the amount of the Company Basket.
          Section 8.6.3 The obligations of the Company Indemnifying Party under this Article VIII shall be limited to an aggregate maximum amount equal to $55,000,000.

          Section 8.6.4 Notwithstanding anything in this Agreement to the contrary, any Damages which are subject to indemnification hereunder shall be calculated net of (a) any reduction in Tax liability or any increase in Tax attributes of the Indemnified Person or any of its affiliates (including the Surviving Company and its subsidiaries) and (b) any insurance proceeds or other amounts under indemnification agreements received or receivable by the Indemnified Person on account of such Damages. The Indemnified Persons shall seek full recovery under all insurance policies and/or indemnification agreements covering any Damages to the same extent as they would if such Damages were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnified Person with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnified Person. The Indemnifying Party shall be subrogated to all rights of the Indemnified Person in respect of any Losses indemnified by the Indemnifying Party.
          Section 8.6.5 Parent may offset any amount due and payable from the Participating Holders pursuant to this Article VIII against any unpaid Earnout Payment.
          Section 8.7 Limitation on Recourse. From and after the Effective Time, this Article VIII constitutes each Indemnified Person’s sole and exclusive remedy for any and all Damages or other claims relating to or arising from this Agreement and the transactions contemplated hereby, other than in the case of (i) fraud or intentional misrepresentation, and (ii) any payments required to be made pursuant to Article II. No claim shall be brought or maintained by any Indemnified Person, or its successors or permitted assigns, against any officer, director, employee (present or former) or affiliate of any Indemnifying Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.
          Section 8.8 Survival. The representations, warranties, covenants and agreements made in this Agreement or in any certificate or instrument delivered in connection herewith shall be in full force and effect and shall survive the execution and delivery of this Agreement, and shall survive the Closing and continue to be applicable and binding thereafter for the period set forth in Section 8.6.1, at which time such representations and obligations under this Article VIII shall terminate and be extinguished, except with respect to any item as to which an Indemnified Person shall have, prior to the expiration of the applicable survival period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Party. Except as expressly provided in the immediately preceding sentence, no claim for indemnification hereunder may be made after the expiration of the period set forth in Section 8.6.1. Notwithstanding the foregoing, any covenants of any party which by their terms are to be performed or observed on or following the Closing shall survive the Closing until fully performed or observed in accordance with their terms.

          Section 8.9 Tax Treatment of Indemnity Payments. Any payments made to any party pursuant to Article VIII shall constitute an adjustment of the Total Merger Consideration for Tax purposes and shall be treated as such by the parties hereto on their Tax Returns to the extent permitted by Law.
ARTICLE IX
Seller Representative
          Section 9.1 Designation. By approval of this Agreement and the Mergers by the Required Company Shareholders, pursuant to the Letter of Transmittal, and pursuant to the Acknowledgments, the Participating Holders designate TPF Power, Inc. as the “Seller Representative” to serve as the representative of the Participating Holders with respect to the matters expressly set forth in this Agreement to be performed by the Seller Representative. Should the Seller Representative resign or be unable to serve, the Seller Representative shall appoint a single substitute agent to take on the responsibility of the Seller Representative hereunder, whose appointment shall be effective on the date of the Seller Representative’s resignation or incapacity.
          Section 9.2 Authority. By approval of this Agreement and the Mergers by the Required Company Shareholders, pursuant to the Letter of Transmittal, and pursuant to the Acknowledgments, each Participating Holder hereby irrevocably appoints the Seller Representative as the agent, proxy and attorney-in-fact for such Participating Holder for all purposes of this Agreement (including the full power and authority on such Participating Holder’s behalf) to (i) consummate the transactions contemplated herein and any post-Closing matters; (ii) pay such Participating Holder’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date of this Agreement); (iii) disburse any funds received hereunder to such Participating Holder and each other Participating Holder; (iv) endorse and deliver any certificates or instruments representing shares of Company Preferred Stock and Company Common Stock and execute such further instruments of assignment as Parent shall reasonably request; (v) execute and deliver on behalf of such Participating Holder any amendment or waiver in connection with this Agreement and the other agreements or documents contemplated hereby as the Seller Representative, in its sole discretion, may deem necessary or desirable; (vi) execute, deliver and perform its obligations under the Escrow Agreement (with such modifications or changes therein as to which the Seller Representative, in its sole discretion, shall have consented) and to agree to and enter into any such amendments or modifications thereto as the Seller Representative, in its sole discretion, determines to be desirable; (vii) take all other actions to be taken by or on behalf of such Participating Holder in connection herewith; (viii) do each and every act and exercise any and all rights which such Participating Holder individually or collectively are permitted or required to do or exercise under this Agreement; and (ix) make, execute, acknowledge and deliver this Agreement, the Escrow Agreement and all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Seller Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement and all other agreements and documents referred to herein or therein or executed in connection herewith and therewith, including, without limitation, retaining counsel, accountants and other experts, incurring fees and expenses, asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, the Merger Subs, the Surviving Company and/or any Participating Holder, defending any Claims by an Indemnified Person or third-party claims pursuant to Article VIII, consenting to, compromising or settling any such Claims, and conducting negotiations with Parent and its Representatives regarding such Claims, it being understood that the Seller Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions. Each Participating Holder agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Participating Holder. All decisions and actions by the Seller Representative (to the extent authorized by this Agreement) shall be binding upon all Participating Holders, and no Participating Holder shall have the right to object, dissent, protest or otherwise contest the same; provided, however, that the Seller Representative shall not take any such action where (x) any single Participating Holder would be held solely liable for any losses, out-of-pocket costs or expenses, liabilities or other damages (without such Participating Holder’s consent) or (y) such action materially and adversely affects the substantive rights or obligations of one Participating Holder, or group of Participating Holders, without a similar proportionate effect upon the substantive rights or obligations of all Participating Holders, unless each such disproportionately affected Participating Holder consents in writing thereto.
          Section 9.3 Authority; Indemnification. Each Participating Holder agrees that Parent shall be entitled to rely on any action taken by the Seller Representative on behalf of such Participating Holder pursuant to Section 9.2 (an “Authorized Action”), and that each Authorized Action shall be binding on each Participating Holder as fully as if such Participating Holder had taken such Authorized Action. Parent agrees that the Seller Representative, as the Seller Representative, shall have no liability to Parent for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. Each Participating Holder hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Seller Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Seller Representative in connection with any action, suit or proceeding to which the Seller Representative is made a party by reason of the fact it is or was acting as the Seller Representative pursuant to the terms of this Agreement and any expenses incurred by the Seller Representative in connection with the performance of its duties hereunder.
          Section 9.4 Expense Funds. The Seller Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all expenses incurred as the Seller Representative. In connection with the foregoing, on or prior to the Closing Date, the Company shall deliver $400,000 (the “Expense Funds”) (which amount, to the extent not delivered prior to the Closing Date, shall either be treated as a Company Transaction Expense or shall reduce Closing Cash) to the Seller Representative to be used by the Seller Representative to pay any expenses incurred by the Seller Representative in its capacity as the Seller Representative, including any attorneys’, accountants’ and other experts’ fees. Once the Seller Representative determines, in its sole discretion, that the Seller Representative will not incur any additional expenses in its capacity as

Seller Representative, then the Seller Representative will distribute to the Participating Holders their Percentage Share of the remaining unused Expense Funds, if any, without interest; provided, that the Seller Representative shall not be required to return any amount to any Participating Holder if the amount such Participating Holder would otherwise receive would be less than $100.
          Section 9.5 Exculpation. The Seller Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Participating Holder, except in respect of amounts received on behalf of such Participating Holder. The Seller Representative shall not be liable to any Participating Holder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Seller Representative shall not be relieved of any liability imposed by Law for fraud or willful misconduct. The Seller Representative shall not be liable to any Participating Holder for any apportionment or distribution of payments made by the Seller Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Participating Holder to whom payment was due, but not made, shall be to recover from other Participating Holders any payment in excess of the amount to which they are determined to have been entitled. The Seller Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Seller Representative nor any agent employed by it shall incur any liability to any Participating Holder by virtue of the failure or refusal of the Seller Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.
          Section 9.6 Survival. All of the indemnities, immunities and powers granted to the Seller Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement.
ARTICLE X
General Provisions
          Section 10.1 Fees and Expenses. Subject to Section 5.12.1, Section 5.21.2 and Section 7.2.1, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, no such expenses that are unpaid as of the Closing Date shall be borne by the Company or any of its subsidiaries unless and to the extent such expenses are included in Company Transaction Expenses.
          Section 10.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

     If to Parent or the Merger Subs, addressed to it at:
4400 Post Oak Parkway, Suite 1000
Houston, Texas 77027
Fax: 713.403.8074
Attention: Peter M. Brink
     with a copy to (which copy shall not constitute notice):
Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172-0148
Fax: 918.586.8625
Attention: Robert A. Curry
     If to the Company, addressed to it at:
c/o Tenaska Capital Management, LLC
1044 N. 115th Street, Suite 400
Omaha, Nebraska 68154-4446
Fax: 402.691.9727
Attention: Daniel Lonergan
     with copies to (which copies shall not constitute notice):
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071-1560
Fax: 213.891.8763
Attention: Jason H. Silvera, Esq.
          Section 10.3 Definitions.
          Section 10.3.1 For purposes of this Agreement, the term:
     “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.
     “Aggregate Cash-Out Consideration” means the aggregate Total Per Share Consideration payable in respect of Cash-Out Shares pursuant to Section 2.1.7.
     “Aggregate Equity Award Consideration” means the sum of (a) the aggregate SAR Consideration payable pursuant to Section 2.3, plus (b) the aggregate RSU Consideration payable pursuant to Section 2.4.
     “Aggregate SAR Base Price” means the aggregate of the base prices for all In-the-Money SARs outstanding as of the Effective Time.

     “Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable competition, merger control, antitrust, trade regulation or similar transnational, national, federal or state, domestic or foreign laws, and other Laws and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
     “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.
     “Book-Entry Shares” means shares of Company Common Stock that are in uncertificated form and are represented by book-entry.
     “Budget” means (i) for the 2010 Earnout Period, the budget attached to this Agreement as Exhibit K, and (ii) any other annual or quarterly budget for the Surviving Company and its subsidiaries, in substantially the form of, and containing the information of the type described in, Exhibit K.
     “Business Day” means any day other than a day on which the SEC shall be closed.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended, or any successor statutes and any regulations promulgated thereunder.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.
     “Closing Cash” means the aggregate amount of all cash, cash equivalents and marketable securities of the Company and the Company Subsidiaries as of 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date.
     “Closing Date Indebtedness” means with respect to the Company and the Company Subsidiaries, all outstanding and unpaid Indebtedness, as of 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date. For the avoidance of doubt, Closing Date Indebtedness does not include any items taken into account in the determination of Net Working Capital or Company Transaction Expenses.
     “Common Number” shall equal (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Conversion), less (ii) the aggregate number of shares of Company Common Stock, if any, to be cancelled at the Effective Time pursuant to Section 2.1.3, less (iii) any Cash-Out Shares.
     “Common Fair Market Value” means, as of any date of determination: (i) if the Parent Common Stock is listed on the NYSE (or in the event the Parent Common Stock is not then listed on the NYSE, on any other securities exchange or national quotation system on which Parent Common Stock is listed or quoted), unless (and then only to the extent) otherwise specified herein, the average of the high and low trading prices of the Parent Common Stock on such date of determination, or (ii) if the Parent Common Stock is not listed or quoted on any securities exchange or national quotation system, the fair market value of the Parent Common Stock on such date of determination as jointly determined by Parent and the Seller Representative each acting in good faith, provided that, if Parent and the Seller Representative cannot agree thereon, as determined by an independent appraiser mutually selected by Parent and the Seller Representative each acting reasonably (it being agreed that, in such circumstances: (a) if Parent and the Seller Representative cannot agree on an independent appraiser, Parent and the Seller Representative shall each choose an independent appraiser, and the two appraisers that are chosen shall appoint a third independent appraiser to determine the fair market value of the Parent Common Stock, (b) Parent and the Seller Representative shall use their reasonable best efforts to cause such valuation to be completed within 60 days of the date that the need to determine Common Fair Market Value first arises, (c) the fees and expenses of the independent appraiser shall be paid 50% by Parent and 50% by the Seller Representative, and (d) any determination of Common Fair Market Value by such independent appraiser shall be final, conclusive and binding for all purposes of this Agreement).
     “Company Acquisition Proposal” means any bona fide written proposal or offer with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (2) any purchase of an Equity Interest in the Company (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in the Company, or (3) any purchase of assets, securities or ownership interests of the Company or the Company Subsidiaries representing an amount equal to or greater than 15% of the consolidated assets of the Company and the Company Subsidiaries taken as a whole (including stock of the Company Subsidiaries), consolidated net revenues or earnings before interest, Taxes, depreciation and amortization.
     “Company Common Stock” means each share of common stock, par value $0.01 per share, of the Company.
     “Company ERISA Affiliate” means (i) any person that, together with the Company, any Company Subsidiary or any of their affiliates, as of the relevant measuring date, is (or was) required to be treated as a single employer under Section 414 of the Code; and (ii) any person who is or was controlled by or under common control with the person in question. For purposes of this definition, a person shall be presumed to control any corporation (or similar entity) of which he, she or it owns more than 50 percent of the voting securities or any partnership of which he, she or it is a general partner.
     “Company Material Adverse Effect” means any change or event that has a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination (or the effects or consequences thereof), to constitute, and that none of the following shall be taken into account in determining whether there has been or there is expected or likely to be, a Company Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to the negotiation (including activities relating to due diligence), announcement or pendency of this Agreement or the consummation of the Mergers or the other transactions contemplated hereby, including the impact thereof on the relationships of the Company or the Company Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company or any Company Subsidiary has any relationship, (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting any of the industries in which the Company or any Company Subsidiary participates, or the U.S. economy or financial or capital markets, except to the extent that such conditions have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other comparable businesses, (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented, (d) any event, occurrence, circumstance or trend, or worsening thereof, including a diminution in value, related to the Company, any Company Subsidiary, or any of their respective businesses, results of operations or financial condition set forth in the Company Disclosure Schedule, (e) changes in Laws after the date of this Agreement, (f) changes in GAAP after the date of this Agreement, (g) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities (whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack, except to the extent that such conditions have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other comparable businesses, or (h) any failure, in and of itself, by the Company to meet any internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement and prior to Closing.
     “Company Preferred Stock” means the Company’s 15% Senior Redeemable Convertible Cumulative Preferred Stock.
     “Company Representative” means each of the directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of the Company and the Company Subsidiaries.
     “Company Shareholder” means each person who holds Company Common Stock who is entitled to receive the consideration set forth in Section 2.1.2.
     “Company Shareholder Written Consent” means the unconditional written consent to approve this Agreement and the Mergers and the other transactions contemplated hereby by the Required Company Shareholders.
     “Company Stock Plan” means the InfrastruX Group, Inc. 2007 Equity Incentive Plan.
     “Company Transaction Expenses” means (a) all fees and expenses payable to the Company’s and the Company Subsidiaries’ advisors and other fees from and expenses of professional service firms incurred by the Company or the Company Subsidiaries or for which the Company or any Company Subsidiary is liable or responsible (to the extent not included in the Closing Date Indebtedness or Net Working Capital) in connection with the transactions contemplated by this Agreement in each case to the extent unpaid as of the Effective Time, including the fees and costs of obtaining the Latham Opinion, (b) any transaction bonuses or payments which are payable in respect of change of control provisions paid to any employee of the Company or any of its affiliates solely as a result of the Mergers (and not as a result of any “double trigger” provision where the Mergers are the first such trigger), (c) the cost of obtaining the “tail” directors and officers liability insurance policy contemplated in this Agreement, (d) all of the Company’s fees and expenses incurred in connection with its proposed initial public offering, including all legal and other consulting fees, (e) the Company’s share of any filing fees under the HSR Act pursuant to clause (a) of Section 5.12.1, and (f) all of the Company’s other costs of completing this transaction, in each case to the extent unpaid as of the Effective Time and not included in Closing Date Indebtedness.
     “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.
     “Determination Date” means the date that is one NYSE trading day prior to the Closing Date.
     “Earnout Amount” means the 2010 Earnout Amount, the 2011 Earnout Amount, the Bonus Earnout Amount and/or any Liquidated Earnout Amount, as applicable.
     “Earnout Period” means either the 2010 Earnout Period or the 2011 Earnout Period, as applicable.
     “EBITDA” means, for any period, an amount equal to the net income (or loss) of the Surviving Company on a consolidated basis and all other net income (or loss) attributable to the Surviving Company Business, for such period taken as a single accounting period determined in conformity with GAAP (“Net Income”): (i) plus the sum of the following to the extent deducted in determining Net Income: (a) the sum of provisions for income taxes, interest expense (including amortization of bank loan origination fees and transaction expenses), and depreciation and amortization expense, (b) amounts deducted from such Net Income with respect to any extraordinary or non-recurring losses (excluding project related losses), (c) amounts deducted from Net Income with respect to any restructuring charges, including stay bonuses, severance and lease continuations or terminations and any other cash expenses associated with closing facilities or operations (including discontinued operations), (d) the amount of any aggregate net loss (or minus the amount of any gain) arising from the sale, exchange or other disposition of capital assets, (e) non-cash expenses deducted in the determination of such Net Income including in connection with impairment of goodwill and nonamortizable intangible assets under FASB Statements 142 and long-lived assets and amortizable intangible assets under FASB Statement 144, (f) expenses, fees and charges deducted in the determination of Net Income and incurred during the period in connection with the consummation of acquisitions (including acquisitions of Equity Interests or assets of another person), mergers, debt and equity financings, dispositions, joint ventures or similar transactions, (g) other unusual and non-recurring expenses (or less unusual and non-recurring gains relating to such accounting period) solely to the extent deducted in the determination of such Net Income, (h) credit support costs (i.e., costs of letters of credit, surety bonds or other credit support instruments) associated with bonding requirements and (i) expenses associated with FASB 141R (Business Combinations) to the extent the Surviving Company’s EBITDA may be negatively impacted (including acquisition-related costs, contingent consideration, contingencies or restructuring costs); provided, however, that if the volume of work (determined by contract value) performed by the Surviving Company’s B&H Maintenance and Construction, Inc. subsidiary, or the subsidiary of Parent into which the Surviving Company’s B&H Maintenance and Construction, Inc. subsidiary is merged, for TPF II East Texas Gathering, LLC during the 2010 Earnout Period or the 2011 Earnout Period is less than 30% of the total volume of work (determined by contract value) performed by Parent and all subsidiaries of Parent (including the Surviving Company and all subsidiaries of the Surviving Company) for TPF II East Texas Gathering, LLC during each such period, an amount equal to the EBITDA Adjustment Amount shall be included in determinations of EBITDA for each of the 2010 Earnout Period and the 2011 Earnout Period.
Notwithstanding the foregoing, Item 10(e) of Regulation S-K shall not limit any determination of whether any expense or gain is “non-recurring” and adjustments in the nature of those made in the definition of “Adjusted EBITDA” in Amendment No. 2 to the Company’s Form S-1 in notes 5 through 16 to the Adjusted EBITDA table in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Discussion” shall be considered non-recurring for purposes of this definition.
For purposes of determining EBITDA: (i) no selling, general or administrative expenses in respect of the Parent’s corporate office shall be charged to the Surviving Company or any of its subsidiaries, (ii) selling, general and administrative expenses of the Surviving Company’s corporate office shall be $12,000,000 for each of the 2010 Earnout Period and 2011 Earnout Period, and (iii) selling, general and administrative expenses of the Surviving Company’s subsidiaries shall be charged in a manner consistent with past practice.
     “EBITDA Adjustment Amount” means, for any period, an amount obtained by multiplying (i) the total EBITDA earned by Parent and all subsidiaries of Parent (other than the Surviving Company and any subsidiary of Surviving Company and other than any subsidiary of Parent into which the Surviving Company’s B&H Maintenance and Construction, Inc. subsidiary is merged, all of the EBITDA of which is included above as part of the Surviving Company Business) during such period from work performed for TPF II East Texas Gathering, LLC by (ii) a percentage equal to 30% minus the percentage of work (determined by dollar value) performed by the Surviving Company and the Surviving Company Business during such period performed for TPF II East Texas Gathering, LLC.
     “Employment Agreement” means that certain Employment Agreement, dated May 8, 2006, between the Company and Michael T. Lennon (or any subsequent employment agreement entered into between Michael T. Lennon and Parent or any Parent Subsidiary).
     “Environmental Laws” means any Laws which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including CERCLA, and any other Law of similar effect.

     “Environmental Permits” means any permit, approval, license or other authorization required under any applicable Environmental Law.
     “Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.
     “Foreign Official” means “foreign official” as defined by the FCPA, including any foreign government official, any official of a political party in a foreign country or any candidate for political office in a foreign country, and any employee of a company which is owned directly or indirectly in whole or in part by a foreign government.
     “Fully Diluted Common Number” shall equal (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Conversion), plus (ii) the aggregate number of shares of Company Common Stock issuable pursuant to each vested Company RSU immediately prior to the Effective Time (after taking into account the effects of Section 2.4), plus (iii) the SAR Shares, less (iv) the aggregate number of shares of Company Common Stock, if any, to be cancelled at the Effective Time pursuant to Section 2.1.3.
     “GAAP” means generally accepted accounting principles as applied in the United States.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.
     “group” has the meaning set forth in the Exchange Act, except where the context otherwise requires.
     “Hazardous Substances” means any chemical, material or other substance defined or regulated as “toxic” or “hazardous” under any applicable Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “In-the-Money SAR” means all Company SARs, such that, if all such Company SARs were included as “In-the-Money SARs” in both the definition of Aggregate SAR Base Price and “Fully Diluted Common Number” each such Company SAR would have a base price less than the Total Per Share Consideration.

     “Indebtedness” means (x) with respect to the Company or Parent, as the case may be, without duplication, the sum of (i) all obligations of such person and its subsidiaries for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) other indebtedness of such person and its subsidiaries evidenced by notes, bonds, debentures or other debt securities, (iii) indebtedness of the types described in clauses (i) and (ii) guaranteed, directly or indirectly, in any manner by such person or any of its subsidiaries through an agreement, contingent or otherwise, to supply funds to or invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of indebtedness against loss, (iv) indebtedness for the deferred purchase price of property or services with respect to which such person or any of its subsidiaries is liable, other than ordinary course trade payables, (v) all obligations of such person and its subsidiaries as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP (excluding, for the avoidance of doubt, automobile leases), (vi) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which such person or any of its subsidiaries is party, and (vii) any interest owed with respect to the indebtedness referred to above and prepayment premiums or fees related thereto; and (y) solely with respect to the Company and without duplication of the foregoing, any accrued and unpaid fees and interest under that certain Amended and Restated Management Agreement, dated November 3, 2006, between the Company and Tenaska Capital Management, LLC. For the avoidance of doubt, Indebtedness of the Company or Parent, as the case may be, shall not include any (a) guarantees by such person or any of its subsidiaries of indebtedness of the types described in clauses (i) and (ii) of any other of its subsidiaries, (b) undrawn letters of credit, (c) performance guarantees or bonds, sureties and/or similar obligations of any kind or nature issued by or on behalf of such person or any of its subsidiaries, (d) intercompany accounts, payables or loans of any kind or nature, or (e) accounts payable, accrued liabilities (excluding, in the case of the Company, any accrual in relation to borrowings not included in Net Working Capital), deferred income taxes, accrued income taxes, pension and post-retirement benefits, deferred revenue and commitments under non-cancelable operating leases.
     “Intellectual Property” means any and all proprietary and technical information, trade names (registered and unregistered), trade secrets, patents and patent rights, patent applications, patents pending, service marks (registered and unregistered), trademarks (registered and unregistered), trademark and service mark registrations and applications, customer and supplier lists and other information, price lists, advertising and promotional materials, field performance data, research materials, royalty rights, copyrights, other proprietary intangibles, computer programs and software, databases, processes, technical know-how, business and product know-how, engineering and other drawings, plats, surveys, designs, plans, methods, engineering and manufacturing specifications, technology, inventions, processes, methods, formulas, procedures, literature and phone numbers, and operating and quality control manuals and data.
     “IRS” means the United States Internal Revenue Service.
     “knowledge” will be deemed to be present with respect to Parent or the Company, as applicable, when the matter in question was actually known to any officer of Parent listed in Exhibit I-1 hereto (in the case of Parent) or to any officer of the Company listed in Exhibit I-2 hereto (in the case of the Company).

     “Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.
     “Natural Gas Gathering Systems” means natural gas pipelines having (a) a diameter of up to and including 16 inches and a length of up to and including 20 miles, (b) a diameter of greater than 16 inches up to and including 24 inches and a length of up to and including 10 miles, (c) a diameter of greater than 24 inches and a length of up to and including 2 miles, and (d) all gas field construction and maintenance services related to and ancillary to the foregoing.
     “Net Working Capital” means the result of (a) the sum of the Company’s and the Company Subsidiaries’ accounts receivable (net of allowances for doubtful accounts), inventory, prepayments and deposits, minus (b) the sum of the Company’s and the Company Subsidiaries’ accounts payable and current accrued liabilities, in each case, determined in accordance with GAAP applied on a basis consistent with the Company’s accounting methods, policies, practices and procedures, including classification and estimation methodology, used by the Company in the preparation of the Unaudited Balance Sheet; provided, that, notwithstanding anything herein to the contrary, for purposes of calculating “Net Working Capital,” in no event will the determination of “Net Working Capital” include any (i) intercompany accounts, (ii) Indebtedness and interest payable on Indebtedness, (iii) Company Transaction Expenses, or (iv) refunds of federal and state income Taxes paid by the Company and the Company Subsidiaries for taxable years ending prior to the Closing Date.
     “Net Working Capital Amount” means the Net Working Capital of the Company and the Company Subsidiaries as of 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date.
     “NYSE” means the New York Stock Exchange.
     “Parent Benefit Plans” means the material “employee benefit plans” as defined in Section 3(3) of ERISA, and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former employee (or to any dependent or beneficiary thereof of Parent), other than individual employment, severance, change in control or similar contracts or agreements, which are maintained, sponsored or contributed to by Parent, or under which Parent has any material obligation or liability, including, without limitation, all incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs.
     “Parent Convertible Notes” means Parent’s 6.5% Convertible Senior Notes due 2012 and Parent’s Convertible Senior Notes due 2024.
     “Parent ERISA Affiliate” means (i) any person that, together with Parent, any Parent Subsidiary or any of their affiliates, as of the relevant measuring date, is (or was) required to be treated as a single employer under Section 414 of the Code; and (ii) any person who is or was controlled by or under common control with the person in question. For purposes of this definition, a person shall be presumed to control any corporation (or similar entity) of which he, she or it owns more than 50 percent of the voting securities or any partnership of which he, she or it is a general partner.
     “Parent Material Adverse Effect” means any change or event that has a material adverse effect on the business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination (or the effects or consequences thereof), to constitute, and that none of the following shall be taken into account in determining whether there has been or there is expected or likely to be, a Parent Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to the negotiation (including activities relating to due diligence), announcement or pendency of this Agreement or the consummation of the Mergers or the other transactions contemplated hereby, including the impact thereof on the relationships of Parent or the Parent Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom Parent or any Parent Subsidiary has any relationship, (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting any of the industries in which Parent or any Parent Subsidiary participates, or the U.S. economy or financial or capital markets, except to the extent that such conditions have a disproportionate impact on Parent and the Parent Subsidiaries, taken as a whole, relative to other comparable businesses, (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which the Company has consented, (d) any event, occurrence, circumstance or trend, or worsening thereof, including a diminution in value, related to Parent, any Parent Subsidiary, or any of their respective businesses, results of operations or financial condition set forth in the Parent Disclosure Schedule, (e) changes in Laws after the date of this Agreement, (f) changes in GAAP after the date of this Agreement, (g) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities (whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack, except to the extent that such conditions have a disproportionate impact on Parent and the Parent Subsidiaries, taken as a whole, relative to other comparable businesses, or (h) any failure, in and of itself, by Parent to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement and prior to Closing.
     “Parent Options” means rights granted, pursuant to the Parent Stock Option Plans.
     “Parent Preferred Stock” means Preferred Stock of Parent on terms in accordance with Exhibit L and agreed to by Parent and the Seller Representative each acting reasonably.
     “Parent Restricted Stock” means shares of Parent Common Stock that are subject to certain restrictions and a risk of forfeiture.
     “Parent Stock Option Plans” means (a)Willbros Group, Inc. 1996 Stock Plan, as amended, and (b) Willbros Group, Inc. Director Stock Plan, as amended.
     “Parent Warrants” means warrants to purchase shares of Parent Common Stock.

     “Participating Holder” means those persons (other than the holders of Dissenter Shares) who, immediately prior to the Effective Time (after giving effect to the Conversion), were Company Shareholders, RSU Holders and SAR Holders.
     “Per Company SAR Amount” means the Total Per Share Consideration minus the per share base price applicable to the Company SARs, provided that the Per Company SAR Amount shall not be less than zero.
     “Permitted Company Liens” means (a) liens or other encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) liens or other encumbrances in favor of vendors, licensors, title holders, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of law, and (c) liens, whether or not of record, which in the aggregate do not materially affect the continued use of the Company’s and the Company Subsidiaries’ assets or properties for the purposes for which they are currently being used.
     “Permitted Parent Liens” means (a) liens or other encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) liens or other encumbrances in favor of vendors, licensors, title holders, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of law, and (c) liens, whether or not of record, which in the aggregate do not materially affect the continued use of Parent’s and the Parent Subsidiaries’ assets or properties for the purposes for which they are currently being used.
     “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group.
     “Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.
     “Preferred Fair Market Value” means, as of any date of determination, the fair market value of the Parent Preferred Stock on such date of determination as jointly determined by Parent and the Seller Representative each acting in good faith, provided that, if Parent and the Seller Representative cannot agree thereon, as determined by an independent appraiser mutually selected by Parent and the Seller Representative each acting reasonably (it being agreed that, in such circumstances: (a) if Parent and the Seller Representative cannot agree on an independent appraiser, Parent and the Seller Representative shall each choose an independent appraiser, and the two appraisers that are chosen shall appoint a third independent appraiser to determine the fair market value of the Parent Preferred Stock, (b) Parent and the Seller Representative shall use their reasonable best efforts to cause such valuation to be completed within 60 days of the date that the need to determine Preferred Fair Market Value first arises, (c) the fees and expenses of the independent appraiser shall be paid 50% by Parent and 50% by the Seller Representative, and (d) any determination of Preferred Fair Market Value by such independent appraiser shall be final, conclusive and binding for all purposes of this Agreement).

     “Pro Rata Share” means with respect to any Participating Holder, the sum of (i) (x) the Total Per Share Common Consideration, multiplied by (y) the number of shares of Company Common Stock, plus (ii) (x) the Per Company SAR Amount, multiplied by (y) the number of shares of Company Common Stock underlying any In-the-Money SAR, plus (iii) (x) the Total Per Share Consideration, multiplied by (y) the number of shares of Company Common Stock subject to any Company RSU, plus (iv) (x) the Total Per Share Consideration, multiplied by (y) the number of Cash-Out Shares, in each case held by the Participating Holder immediately prior to the Effective Time less any and all merger consideration previously received by such Participating Holder pursuant to this Agreement. For the avoidance of doubt, each of the Total Per Share Common Consideration, Total Per Share Consideration, and the Per Company SAR Amount shall be calculated (and re-calculated each time a payment is made to Participating Holders pursuant to Article II) based on the Total Merger Consideration as of the date of such calculation in connection with the payment and determination of the Initial Aggregate Cash Consideration, Final Adjustment Amount, Working Capital Escrow Fund Amount, and Earnout Amount and taking into account any Company SARs which become In-the-Money SARs as a result of such payment.
     “RCRA” means the Resource Conservation and Recovery Act, as amended, or any successor statutes or regulations promulgated thereunder.
     “Restricted Stock Units” means the right to receive shares of Company Common Stock pursuant to the terms of a restricted stock unit agreement issued and granted under the Company Stock Plan.
     “RSU Holder” means each individual who holds vested Company RSUs entitled to payment under Section 2.4.
     “SAR Holder” means each individual who holds a vested Stock Appreciation Right entitled to payment under Section 2.3.
     “SAR Shares” means the number of shares of Company Common Stock which would be deliverable upon exercise of In-the-Money SARs issued and outstanding immediately prior to the Effective Time.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Stock Appreciation Right” means the right to receive the increase in value of a share of Company Common Stock pursuant to the terms of a stock appreciation rights agreement issued and granted under the Company Stock Plan.
     “subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Company or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
     “Surviving Company Business” means (a) with respect to the Surviving Company’s B&H Maintenance and Construction, Inc. subsidiary, all business of such subsidiary or, if such subsidiary is merged with or into a subsidiary of Parent, all business of such subsidiary of Parent, and (b) with respect to the Surviving Company and its other subsidiaries, any product, service or other offering of the Surviving Company or any of its subsidiaries existing as of the date of this Agreement or any extensions thereof that are reasonably related to such existing business lines, and new business lines which the Board of Directors of Parent authorizes.
     “Surviving Company Noncompete Business” means (a) with respect to the Surviving Company’s B&H Maintenance and Construction, Inc. subsidiary, construction and maintenance of Natural Gas Gathering Systems, (b) with respect to the Surviving Company’s Lineal Industries, Inc. subsidiary, construction and maintenance of Natural Gas Gathering Systems and construction and maintenance of electric transmission and distribution lines and all related and ancillary electric transmission and distribution line construction and maintenance services, and (c) with respect to the Surviving Company and its other subsidiaries, any product, service or other offering of the Surviving Company or any of its subsidiaries existing as of the date of this Agreement or any extensions thereof that are reasonably related to such existing business lines, and new business lines which the Board of Directors of Parent authorizes.
     “Target Net Working Capital Amount” means $87,000,000.
     “Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.
     “Tax Return” means any report, return, information return, claim for refund, election, estimated tax filing or declaration required to be filed with any domestic or foreign Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
     “Taxes” means any and all taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or domestic or foreign Taxing Authority, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and gains tax.
     “Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.
     “Working Capital Escrow Fund Amount” means an amount equal to $2,000,000.

               Section 10.3.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
2010 Earnout Amount	Section 2.2.1
2010 Earnout Period	Section 2.2.1
2011 Earnout Amount	Section 2.2.2
2011 Earnout Period	Section 2.2.2
Acceleration Event	Section 2.2.7
Acknowledgments	Section 8.1
Aggregate Stock Consideration	Section 2.1.2
Agreement	Preamble
Alternative Financing	Section 5.21.1
Antitrust Division	Section 5.12.1
Articles of Merger	Section 1.3
Audited Financial Statements	Section 3.7.1
Authorized Action	Section 9.3
Bond Financing	Section 5.21.1
Bonus Earnout Amount	Section 2.2.3
Cash-Out Shares	Section 2.1.7
Certificate of Merger	Section 1.3
Certificates	Section 2.7.3
Claim	Section 9.2
Closing	Section 1.2
Closing Balance Sheet	Section 2.6.1
Closing Date	Section 1.2
Closing Payment Certificate	Section 2.5
Closing Statement	Section 2.6.1
Code	Recitals
Company	Preamble
Company Articles of Incorporation	Section 3.2
Company Basket	Section 8.6.2
Company Benefit Plan	Section 3.10.1
Company Bylaws	Section 3.2
Company Disclosure Schedule	Article III

Term	Section
Company Employees	Section 5.15.1
Company Financial Statements	Section 3.7.1
Company Indemnified Person	Section 8.2
Company Indemnifying Party	Section 8.1
Company Material Contract	Section 3.12.1
Company MNPI	Section 5.21.2
Company Permits	Section 3.6
Company RSU	Section 2.4
Company SARs	Section 2.3
Company Subsidiary	Section 3.1
Company Subsidiaries	Section 3.1
Company Transfers	Section 5.1
Confidentiality Agreement	Section 5.9.2
Conversion	Section 2.1.1
D&O Indemnitee	Section 5.16.2
Damages	Section 8.3
Defaulting Party	Section 7.2.1.3
Delaware Secretary of State	Section 1.3
Disclosed Financing Letters	Section 4.31
Dissenter Rights	Section 2.9
Dissenter Shares	Section 2.9
DLLCA	Recitals
Earnout Statement	Section 2.2.4
Effective Time	Section 1.3
ERISA	Section 3.10.1
Escrow Agent	Section 2.7.2
Escrow Agreement	Section 2.7.2
Estimated Closing Cash	Section 2.5
Estimated Closing Date Indebtedness	Section 2.5
Estimated Net Working Capital Amount	Section 2.5
Exchange Agent	Section 2.7.1
Exchange Fund	Section 2.7.1
Expense Funds	Section 9.4

Term	Section
Final Adjustment Amount	Section 2.6.3
Financing	Section 4.31
Financing Letter	Section 4.31
First Articles of Merger	Section 1.3
Flex	Section 5.21.1
FTC	Section 5.12.1
HIPAA	Section 3.10.8
HIPAA Regulations	Section 3.10.8
Incumbent Board	Section 2.2.7
Indemnification Claim	Section 8.4
Indemnifying Party	Section 8.2
Indemnified Person	Section 8.2
Independent Auditor	Section 2.6.1
Initial Aggregate Cash Consideration	Section 2.1.2
Initial Per Share Cash Consideration	Section 2.1.2
Latest Balance Sheet	Section 3.7.1
Latham Opinion	Section 5.20.9
Letter of Transmittal	Section 2.7.3
Liquidated Earnout Amount	Section 2.2.7
Merger I	Recitals
Merger II	Recitals
Mergers	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Sub I Articles of Incorporation	Section 4.2
Merger Sub I Bylaws	Section 4.2
Merger Sub II Certificate of Formation	Section 4.2
Merger Sub II LLC Agreement	Section 4.2
Merger Subs	Preamble
Net Income	Section 10.3.1
Noncompetition Agreement	Section 6.2.8
Objections Statement	Section 2.2.4
Order	Section 3.13

Term	Section
Outside Date	Section 7.1
Parent	Preamble
Parent Average Closing Price at Determination Date	Section 2.1.2
Parent Benefit Plan	Section 4.10.1
Parent Bylaws	Section 4.2
Parent Certificate of Incorporation	Section 4.2
Parent Change in Control	Section 2.2.7
Parent Common Stock	Section 2.1.2
Parent Disclosure Schedule	Article IV
Parent Financial Statements	Section 4.7.2
Parent Indemnified Person	Section 8.1
Parent Indemnifying Party	Section 8.2
Parent Material Contract	Section 4.12.1
Parent Permits	Section 4.6
Parent SEC Filings	Section 4.7.1
Parent Subsidiary	Section 4.1
Parent Subsidiaries	Section 4.1
Parent Transfers	Section 5.2
Per Share Stock Consideration	Section 2.1.2
Percentage Share	Section 8.1
Regulatory Approvals	Section 5.12.1
related persons	Section 8.1
Representatives	Section 5.9.1
Required Company Shareholders	Section 3.20
RSU Consideration	Section 2.4
SAR Consideration	Section 2.3
Second Articles of Merger	Section 1.3
Second Effective Time	Section 1.3
Seller Representative	Section 9.1
Stockholder Agreement	Recitals
Statement of Rights	Section 2.1.1
Surviving Company	Section 1.1
Surviving Company Change in Control	Section 2.2.7

Term	Section
Surviving Entity I	Section 1.1
Tax Representation Letters	Section 5.20.9
Termination Fee	Section 7.2.1.1
Total Per Share Common Consideration	Section 2.1.2
Total Per Share Consideration	Section 2.1.2
Total Merger Consideration	Section 2.1.2
Transfer Taxes	Section 5.20.6
Treasury Regulations	Recitals
Unaudited Balance Sheet	Section 3.7.1
Unaudited Financial Statements	Section 3.7.1
Washington Secretary of State	Section 1.3
WBCA	Recitals
Working Capital Escrow Fund	Section 2.7.2
          Section 10.4 Interpretation. When a reference is made in this Agreement to an Article, a Section, or an Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date of this Agreement as set forth in the Preamble hereto.
          Section 10.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 10.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
          Section 10.7 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other documents delivered pursuant hereto), and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements, representations and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.
          Section 10.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment hereof shall be null and void.
          Section 10.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than (a) the rights of the Seller Representative set forth in this Agreement, (b) as specifically provided in Article II and Section 5.16; (c) the rights of the Company’s shareholders to pursue claims for damages (including claims for damages based on loss of the economic benefits of the transaction to the Company’s shareholders and the SAR Holders and RSU Holders) and other relief, including equitable relief for Parent’s or the Merger Subs’ material breach, wrongful repudiation or termination of this Agreement or fraud; (d) after the Effective Time, the rights of the Participating Holders to receive the consideration specified in Article II; and (e) after the Effective Time, the rights of the Participating Holders pursuant to Article VIII; provided, however, that the rights granted pursuant to clause (c) shall only be enforceable on behalf of the Company’s shareholders and the holders of Company SARS and Restricted Stock Units by the Company or the Seller Representative in its sole and absolute discretion.
          Section 10.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.
          Section 10.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
          Section 10.11.1 This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the internal Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles.
          Section 10.11.2 Each of the parties irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware), and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware), and (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
          Section 10.11.3 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
          Section 10.12 Disclosure. Each party hereto has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to the latter section of the Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed in the Disclosure Schedule. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, “Company Material Adverse Effect,” “Parent Material Adverse Effect” or other similar terms in this Agreement.
          Section 10.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
(Signature page follows)

     IN WITNESS WHEREOF, Parent, the Merger Subs and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WILLBROS GROUP, INC.
By:	/s/ Van A. Welch
	Name:	Van A. Welch
Its: Senior Vice President and Chief Financial Officer

CO MERGER SUB I, INC.
By:	/s/ Peter M. Brink
	Name:	Peter M. Brink
Its: Vice President

HO MERGER SUB II, LLC
By:	/s/ Peter Brink
	Name:	Peter Brink
Its: Vice President

INFRASTRUX GROUP, INC.
By:	/s/ Michael T. Lennon
	Name:	Michael T. Lennon
Its: President and Chief Executive Officer